As filed with the Securities and Exchange Commission on December 12, 2001.
                                                      Registration No. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                                   FNB BANCORP
             (Exact name of registrant as specified in its charter)

       California                     6022                      92-2115369
    (State or other      (Primary Standard Industrial        (I.R.S. Employer
jurisdiction of incorp-   Classification Code Number)       Identification No.)
oration or organization)

                              ----------------
    975 El Camino Real, South San Francisco, California 94080, (650) 583-8450
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------

                 MICHAEL R. WYMAN                           Copies to:
       Chairman and Chief Executive Officer           JOSEPH G. MASON, ESQ.
                   FNB Bancorp                         GLENN T. DODD, ESQ.
                975 El Camino Real                     Coudert Brothers LLP
      South San Francisco, California 94080       303 Almaden Blvd., Fifth Floor
                  (650) 583-8450                 San Jose, California 95110-2721
(Name, address, including zip code, and telephone         (408) 297-9982
number, including area code, of agent for service)

                                    ----------------

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.
        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |X|
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                                 ---------------

                         Calculation of Registration Fee
================================================================================================
    Title of Each Class of          Amount to    Proposed Maximum    Proposed      Amount of
  Securities to Be Registered    Be Registered(1) Offering Price     Maximum      Registration
                                                     Per Share       Aggregate       Fee(2)
                                                                  Offering Price
------------------------------------------------------------------------------------------------
Common Stock, no par value
 per share                      2,574,346 shares      $26.00        $66,933,020     $16,733.25
================================================================================================

(1) This Registration Statement relates to securities of the Registrant issuable to holders of common stock of First National Bank of Northern California, a national banking association ("FNB"), in the proposed plan of reorganization between FNB and the Registrant. Represents the approximate number of shares of common stock of the Registrant to be issued upon the consummation of the plan of reorganization, based upon the number of shares of FNB common stock outstanding on December 6, 2001, adjusted for the 5 percent stock dividend payable December 14, 2001 (including shares issuable upon the exercise of options pursuant to FNB's stock option plan), all as provided in the Agreement and Plan of Reorganization dated November 1, 2001, attached as Annex A to the attached proxy statement/prospectus.

(2) Pursuant to Rule 457(f), the registration fee was computed on the basis of $26.00, the market value of the common stock of FNB to be exchanged in the plan of reorganization, computed in accordance with Rule 457(c) on the basis of the average of the bid and asked price per share of such stock as quoted on the OTC Bulletin Board on December 6, 2001, and 2,574,346 shares of common stock of FNB which may be received by the Registrant pursuant to the plan of reorganization described herein.

                [FIRST NATIONAL BANK OF NORTHERN CALIFORNIA LOGO]


                                                               January ___, 2002

Dear Shareholders:

         You are cordially invited to attend a special meeting of the shareholders of First National Bank of Northern California.

         The board of directors of First National Bank of Northern California has authorized a plan of reorganization under which First National Bank would become a wholly-owned subsidiary of a newly formed California corporation, FNB Bancorp. First National Bank shareholders will be asked to consider and vote on the plan of reorganization at the special meeting. This proposal is described in the accompanying proxy statement/prospectus. The agreement and plan of reorganization signed between First National Bank and FNB Bancorp is attached to this proxy statement/prospectus as Annex A.

         In the plan of reorganization, each share of First National Bank common stock outstanding at the effective time of the reorganization will be converted into one share of FNB Bancorp common stock on a share-for-share basis. First National Bank common stock is currently quoted on the OTC Bulletin Board under the symbol "FNBD.OB". The parties to the plan of reorganization intend to file an application for listing of FNB Bancorp common stock on the Nasdaq National Market, to be effective on or as soon as practicable following the effective time of the reorganization.

         The date, time, place and purpose of the special meeting are described in the accompanying notice of the special meeting of shareholders of First National Bank. (Notice of the meeting is also being sent to each shareholder of record by certified or registered mail at least ten days prior to the meeting, as required by 12 U.S. Code, Section 215a.) Whether or not you plan to attend the special meeting, please sign, date and promptly return the enclosed proxy card.


                                                      Michael R. Wyman
                                            Chairman and Chief Executive Officer


--------------------------------------------------------------------------------
    Neither the Securities and Exchange Commission nor any state securities regulator has approved this transaction or the shares of FNB Bancorp common stock to be issued under the accompanying document or determined if the document is accurate or adequate. Any representation to the contrary is a criminal offense.

    The shares of FNB Bancorp common stock offered by this document are not savings accounts, deposits or other obligations of First National Bank or any other party and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
--------------------------------------------------------------------------------

The date of the accompanying document is ________________, and is first being mailed to First National Bank shareholders on or about _________________.

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

            975 El Camino Real, South San Francisco, California 94080

                -------------------------------------------------

                    Notice of Special Meeting of Shareholders
                  to be held on _________, ______________, 2002


        To the shareholders of First National Bank of Northern California:

        Notice is hereby given that the Board of Directors has called a special meeting of the shareholders of First National Bank, to be held on __________, _____________, 2002, at 7:30 p.m., local time, at the South San Francisco Branch Office of First National Bank, 211 Airport Boulevard, South San Francisco, California 94080, for the following purposes:

        1. To consider and vote on a proposal to approve the Agreement and Plan of Reorganization, dated as of November 1, 2001, between FNB Bancorp and First National Bank of Northern California, attached as Annex A to the accompanying proxy statement/prospectus, and the reorganization transactions covered by the Agreement. The terms and conditions of the reorganization are more fully described in the accompanying proxy statement/prospectus.

        2. To transact such other business as may properly be brought before the special meeting or any adjournments or postponements of the special meeting.

        Shareholders of record at the close of business on November 21, 2001, are entitled to notice of the special meeting and to vote at the special meeting or any adjournments or postponements of the special meeting.



                                             By Order Of The Board Of Directors,


                                                 Thomas C. McGraw, Secretary


South San Francisco, California
January ___, 2002

--------------------------------------------------------------------------------
    Whether or not you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope. No postage is required if you mail the proxy card in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            Page

INTRODUCTION..............................................................    1

   Why Did You Send Me This Proxy Statement?..............................    1

   What Am I Voting On?...................................................    1

   What Is the Recommendation of the Board of Directors?..................    2

   Who is Entitled to Vote?...............................................    2

   What Constitutes A Quorum?.............................................    2

   What is a "Broker Non-Vote"?...........................................    2

   How Do I Vote By Proxy?................................................    2

   How Many Votes Do I Have?..............................................    2

   Can I Change My Vote After I Return My Proxy Card?.....................    3

   How Do I Vote In Person?...............................................    3

   What Happens If I Don't Vote?..........................................    3

   How Are First National Bank Executive Officers and Directors Expected
   to Vote?...............................................................    3

   Who Will Pay The Costs of This Proxy Solicitation?.....................    4

   Who Can I Call If I Have Questions?....................................    4

GENERAL INFORMATION REGARDING THE PROPOSED HOLDING
COMPANY REORGANIZATION....................................................    5

   Why Is The Board of Directors Proposing The Reorganization?............    5

   Will The Reorganization Change The Business of The Bank?...............    5

   How Will The Reorganization Affect Shareholders?.......................    5

   What Is the Vote Required For Approval of the Reorganization?..........    5

   Is The Reorganization Subject to Any Other Approvals?..................    6

   What About Shareholders Who Do Not Wish To Own Shares In FNB Bancorp
   Or Simply Don't Want the Reorganization To Go Forward?.................    6

                                                                            Page

   What Are The Tax Consequences to Shareholders?.........................    6

   Will Any Other Matters be Considered At the Special Meeting?...........    6

SHAREHOLDINGS OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS........    7

   How Many Shares of Stock are Owned by the First National Bank
   Directors and Officers?................................................    8

PRO FORMA FINANCIAL INFORMATION...........................................   11

SELECTED FINANCIAL DATA...................................................   11

SUMMARY OF PROPOSAL.......................................................   13

   Information About FNB Bancorp and First National Bank of Northern
   California.............................................................   13

   Reasons for the Reorganization; Recommendations of the Board of
   Directors..............................................................   14

   Recommendations to Shareholders........................................   14

   Federal Income Tax Consequences........................................   14

   Interests of FNB Bancorp and First National Bank Officers and
   Directors in the Reorganization........................................   14

   Dissenters' Rights.....................................................   15

   Trading Market for Shares..............................................   15

   Dividend Information...................................................   15

   Comparison of Shareholder Rights.......................................   16

   Regulatory Approvals...................................................   16

   Conditions to the Completion of the Reorganization.....................   16

   Termination of the Plan of Reorganization..............................   17

   Fees and Expenses of the Reorganization................................   17

RISK FACTORS..............................................................   18

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS..........................   20

INFORMATION ABOUT FNB BANCORP.............................................   22

                                                                            Page

   General................................................................   22

   Line of Credit.........................................................   22

   Properties.............................................................   23

   Legal Proceedings......................................................   23

INFORMATION ABOUT FIRST NATIONAL BANK.....................................   24

   General................................................................   24

   Properties.............................................................   25

   Legal Proceedings......................................................   26

SUPPLEMENTARY FINANCIAL INFORMATION.......................................   27

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS AND OTHER STATISTICAL DISCLOSURE OF FIRST NATIONAL BANK.....   28

   Earnings Analysis......................................................   28

   Net Interest Income....................................................   29

   Provision and Allowance for Loan Losses................................   34

   Nonperforming Assets...................................................   37

   Non-interest Income....................................................   38

   Non-interest Expense...................................................   38

   Balance Sheet Analysis.................................................   38

   Loans..................................................................   39

   Investment Portfolio...................................................   40

   Deposits...............................................................   42

   Capital................................................................   44

   Asset and Liability Management.........................................   45

   Effect of Changing Prices..............................................   46

SUPERVISION AND REGULATION................................................   48

                                                                            Page

   General................................................................   48

   Capital Standards......................................................   49

   Prompt Corrective Action...............................................   50

   Additional Regulations.................................................   51

   Limitation on Dividends................................................   52

COMPETITION...............................................................   53

   Competitive Data.......................................................   53

   General Competitive Factors............................................   53

   Impact of Legislative and Regulatory Proposals.........................   54

THE SPECIAL MEETING OF SHAREHOLDERS.......................................   57

   Date, Time and Place...................................................   57

   Notice of Meeting......................................................   57

   Matters to be Considered at the Meeting................................   57

   Record Date; Stock Entitled to Vote; Quorum............................   57

   Number of Votes; Cumulative Voting.....................................   57

   Votes Required.........................................................   58

   Voting of Proxies......................................................   58

   Recommendation of the First National Bank Board of Directors...........   59

PROPOSAL NO. 1 - Proposed Holding Company Formation.......................   59

   What Is the Structure of the Reorganization?...........................   60

   Who Are the Parties to the Reorganization?.............................   61

   Recommendation of the Board of Directors...............................   61

   What Are the Reasons For the Reorganization?...........................   62

   How Many of Bank's Shareholders Need to Approve the Reorganization?....   63

   What Are the Organizational Transactions?..............................   63

   What Are the Terms of the Reorganization?..............................   63

                                                                            Page

   When Will the Reorganization Be Completed?.............................   63

   Are My Rights as a Shareholder Going to Change?........................   64

   What is the Effect of the Reorganization?..............................   64

   Will Share Certificates Be Exchanged?..................................   64

   Will the Directors and Officers of FNB Bancorp Be Different From the
   Directors and Officers of First National Bank?.........................   65

   Who are the Officers of FNB Bancorp?...................................   65

   What About the First National Bank 1997 Stock Option Plan
   and other Employee Benefits?...........................................   66

   What are the Conditions to the Reorganization?.........................   67

   Can the Reorganization Agreement be Terminated?........................   68

   Who Will Bear the Costs of the Reorganization?.........................   68

   What are the Income Tax Consequences?..................................   69

   Will There Be a Market for My Newly Acquired FNB Bancorp Common
   Stock?.................................................................   70

   What About the Payment of Dividends?...................................   70

   Will the Accounting Treatment Change?..................................   70

   What About Dissenting Shareholders' Rights?............................   70

   How Do the Rights of Holders of FNB Bancorp Common Stock Compare to
   Those of First National Bank Common Stock?.............................   72

   What About Resales of FNB Bancorp Common Stock?........................   72

DESCRIPTION OF FNB BANCORP CAPITAL STOCK..................................   73

   Common Stock...........................................................   73

   Preferred Stock........................................................   73

DESCRIPTION OF FIRST NATIONAL BANK CAPITAL STOCK..........................   74

   Common Stock...........................................................   74

COMPARISON OF SHAREHOLDER RIGHTS..........................................   74

                                                                            Page

   General................................................................   74

   Authorized Capital Stock...............................................   75

   Serial Preferred Stock.................................................   75

   Pre-emptive Rights.....................................................   76

   Indemnification of Directors and Executive Officers....................   76

   Quorum Requirements....................................................   78

   Shareholder Meetings and Action by Written Consent.....................   78

   Cumulative Voting......................................................   78

   Amendment of Articles and Bylaws.......................................   79

   Filling Vacancies on the Board of Directors............................   79

   Call of Annual or Special Meeting of Shareholders and Action by
   Shareholders Without a Meeting.........................................   80

MARKET PRICE AND DIVIDEND INFORMATION.....................................   80

   Market Quotations......................................................   80

   Dividends and Dividend Policy..........................................   82

FIRST NATIONAL BANK AUDITED FINANCIAL STATEMENTS .........................   83

FIRST NATIONAL BANK MANAGEMENT............................................   83

   Background and Business Experience of Management.......................   83

   Committees of the Board of Directors...................................   85

   Compensation of Directors..............................................   86

   Board Compensation Committee Report on Executive Compensation..........   86

   Executive Compensation.................................................   90

   Employment Contracts and Termination of Employment and Change in
   Control Arrangements...................................................   93

   Comparison of First National Bank Shareholder Return...................   94

   Section 16(a) Beneficial Ownership Reporting Compliance................   95

   Transactions with Management and Others................................   96

   Certain Business Relationships.........................................   96

   Indebtedness of Management.............................................   96

                                                                            Page

EXPERTS...................................................................   96

LEGAL MATTERS.............................................................   96

SHAREHOLDER PROPOSALS.....................................................   97

ANNUAL DISCLOSURE STATEMENT...............................................   97

ANNUAL REPORT.............................................................   97

OTHER MATTERS.............................................................   97

WHERE YOU CAN FIND MORE INFORMATION.......................................   97

ANNEX A - Agreement and Plan of Reorganization............................  A-1

ANNEX B - Title 12, U.S. Code, Section 215(a),(b),(c) and (d) and OCC
          Banking Circular No. 259........................................  B-1

ANNEX C - Audited Financial Statements of First National Bank of Northern
          California (December 31, 2000, 1999 and 1998)...................  C-1

ANNEX D - Unaudited Financial Statements of First National Bank of
          Northern California (September 30, 2001)........................  D-1

                               PROXY STATEMENT OF
                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA
                               975 El Camino Real
                          South San Francisco, CA 94080

                              - - - - - - - - - - -

                            PROSPECTUS OF FNB BANCORP
                               975 El Camino Real
                          South San Francisco, CA 94080

                              - - - - - - - - - - -

                         SPECIAL MEETING OF SHAREHOLDERS
                              _______________, 2002


        This proxy statement/prospectus is being furnished by the board of directors of First National Bank of Northern California ("First National Bank") to be used at the special meeting of shareholders to be held at the South San Francisco Branch Office of First National Bank, 211 Airport Boulevard, South San Francisco, California 94080, on ___________, _______________, 2002, at 7:30 p.m.
This proxy statement/prospectus is first being mailed to shareholders on or about __________________.

        THE FOLLOWING QUESTION AND ANSWER SECTION HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU CONSIDER IMPORTANT. TO UNDERSTAND THE PROPOSED HOLDING COMPANY REORGANIZATION FULLY, WE URGE YOU TO READ CAREFULLY THIS ENTIRE DOCUMENT, INCLUDING THE ATTACHMENTS.

                                  INTRODUCTION

WHY DID YOU SEND ME THIS PROXY STATEMENT?

        We sent you this proxy statement/prospectus and the enclosed proxy card because the board of directors is soliciting your vote at the special meeting of shareholders. This proxy statement/prospectus summarizes the information that you need to know in order to cast an informed vote at the meeting.

WHAT AM I VOTING ON?

        At the special meeting you will be asked to vote on:

        o the plan of reorganization, which establishes a holding company for First National Bank; and

        o  any other business properly raised at the meeting.

WHAT IS THE RECOMMENDATION OF THE BOARD OF DIRECTORS?

        Your Board of Directors believes that approval of the plan of reorganization is in the best interests of First National Bank and our shareholders. Therefore, we unanimously recommend that you vote "FOR" the plan of reorganization and the formation of FNB Bancorp as a bank holding company.

WHO IS ENTITLED TO VOTE?

        If you were a shareholder of record as of the close of business on November 21, 2001, you are entitled to vote at the special meeting. There were 2,208,658 shares of First National Bank's common stock outstanding and entitled to be voted on the record date (subject to adjustment for the 5% stock dividend payable December 14, 2001).

WHAT CONSTITUTES A QUORUM?

        To establish a quorum at the special meeting, a majority of the shares of common stock outstanding on the record date must be present either in person or by proxy. Abstentions and "broker non-votes" (see below) will be counted for purposes of establishing the presence of a quorum at the meeting.

WHAT IS A "BROKER NON-VOTE"?

        A "broker non-vote" is a proxy submitted by a broker that does not indicate a vote because the broker has not received instructions from the shareholder on how to vote. In the case of this reorganization proposal, the broker does not have discretionary authority to vote, in the absence of instructions. If you do not provide your broker with instructions, your broker will not be prepared to vote and this will have the effect of a vote against the plan of reorganization.

HOW DO I VOTE BY PROXY?

        Whether you plan to attend the meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the meeting and vote in person.

        If you properly fill in your proxy card and send it to us in time to vote, one of the individuals named on your proxy card will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the board of directors as follows:

        o  "FOR" the plan of reorganization; and

        o in the discretion of the proxy holders as to any other matter that may properly come before the meeting.

HOW MANY VOTES DO I HAVE?

        Each share of common stock entitles you to one (1) vote. The proxy card indicates the number of shares of common stock that you own.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

        Yes. Even after you have submitted your proxy card, you may change your vote at any time before your proxy votes at the special meeting if:

        o you file either a written revocation of your proxy card, or a duly executed proxy card bearing a later date, with the Secretary of First National Bank prior to the meeting, or

        o you attend the meeting and vote in person. Presence at the meeting will not revoke your proxy card unless and until you vote in person.

If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your vote or to vote at the special meeting.

HOW DO I VOTE IN PERSON?

        If you plan to attend the meeting and vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a proxy card and a letter from the nominee authorizing you to vote the shares and indicating that you are the beneficial owner of the shares on November 21, 2001, the record date for voting.

WHAT HAPPENS IF I DON'T VOTE?

        If you "abstain" from voting, it has the same effect as if you voted "against" the plan of reorganization. Also, "broker non-votes" will have the effect of a vote "against" the plan of reorganization.

        The inspectors of election for the meeting will count votes cast by proxy or in person at the meeting. Unless otherwise instructed, the inspectors of election will vote each valid proxy card, which is not revoked, as follows:

        o  "FOR" the plan of reorganization; and

        o in the discretion of the proxy holders as to any other matter that may properly come before the meeting.

        If any other matter is properly presented before the meeting, your proxy will vote in accordance with the recommendation of the board of directors or, if no recommendation is given, in their own discretion.

HOW ARE FIRST NATIONAL BANK EXECUTIVE OFFICERS AND DIRECTORS EXPECTED TO VOTE?

        We currently expect that directors and officers will vote all of their shares in favor of the plan of reorganization. On the record date, November 21, 2001, our executive officers and directors, including their affiliates, had voting power with respect to an aggregate of 198,946 shares of our common stock (subject to adjustment for the 5% stock dividend payable December 14, 2001) or approximately 9.0% of the shares of our common stock then outstanding. This number relates only to the voting power of our executive officers and directors and does not include option shares beneficially owned but not yet exercised or outstanding.

WHO WILL PAY THE COSTS OF THIS PROXY SOLICITATION?

        First National Bank and FNB Bancorp have agreed to pay their own expenses in connection with the plan of reorganization this solicitation, including the expense of preparing, assembling, printing and mailing this proxy statement/prospectus and the material used in this solicitation of proxies. The proxies will be solicited principally through the mails, but First National Bank's directors, officers and regular employees may solicit proxies personally or by telephone. Although there is no formal agreement to do so, First National Bank may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. In addition, First National Bank may pay for and utilize the services of individuals or companies not regularly employed by First National Bank in connection with the solicitation of proxies.

WHO CAN I CALL IF I HAVE QUESTIONS?

        If you want additional copies of this proxy statement/prospectus, or if you want to ask questions about the plan of reorganization, you should contact:

        Michael R. Wyman
        Chairman and Chief Executive Officer
        First National Bank of Northern California
        975 El Camino Real
        South San Francisco, CA 94080

         Tel: (650) 583-8450
         Fax: (650) 588-9695

                          GENERAL INFORMATION REGARDING

                   THE PROPOSED HOLDING COMPANY REORGANIZATION

WHY IS THE BOARD OF DIRECTORS PROPOSING THE REORGANIZATION?

        Your board of directors believes that the reorganization will provide First National Bank with greater financial and corporate flexibility. With a holding company, First National Bank will have more options for structuring potential acquisitions and will be able to raise capital by means which are not currently available to First National Bank. Many banking institutions operating in California and elsewhere in the United States have formed holding companies, and the Board of Directors of First National Bank believes that the proposed reorganization is desirable to maintain and enhance the competitive position of First National Bank.

WILL THE REORGANIZATION CHANGE THE BUSINESS OF THE BANK?

        No. The reorganization will not change the current business of First National Bank. Following the reorganization, the principal activity of FNB Bancorp, as a bank holding company, will be owning and operating First National Bank, which will continue to conduct its current business from its current offices. The principal executive offices of both First National Bank and FNB Bancorp will be located at 975 El Camino Real, South San Francisco, CA 94080, and their telephone number will be (650) 583-8450.

HOW WILL THE REORGANIZATION AFFECT SHAREHOLDERS?

        In connection with this reorganization, you will receive one share of stock in the holding company for each share of First National Bank stock you currently own. Outstanding stock certificates will no longer represent an interest in First National Bank, but will instead represent an interest in FNB Bancorp.

        As a result of the reorganization, you will no longer own stock directly in First National Bank, but will instead own stock in the holding company. Your rights will be governed by the FNB Bancorp's Articles of Incorporation and Bylaws and the California General Corporation Law rather than by the First National Bank Articles of Association and Bylaws and the National Bank Act and regulations of the Office of the Comptroller of the Currency.

WHAT IS THE VOTE REQUIRED FOR APPROVAL OF THE REORGANIZATION?

        In order to approve the holding company reorganization, the plan of reorganization must receive the affirmative vote of not less than two-thirds (2/3) of the votes of all issued and outstanding shares of First National Bank common stock.

        Your board of directors has unanimously approved the reorganization and recommends that you vote for it as well. Because the vote is based on the total number of shares outstanding rather than the votes cast at the meeting, your failure to vote would have the same effect as a vote against the reorganization. As of the record date, directors and executive officers of First National Bank currently have voting control over 198,946 shares of common stock (subject to adjustment for the 5% stock dividend payable December 14, 2001), which is approximately 9.0% of the shares outstanding. We anticipate that the directors and executive officers will vote all their shares in favor of the reorganization.

IS THE REORGANIZATION SUBJECT TO ANY OTHER APPROVALS?

        Yes. The plan of reorganization must also be approved by the federal agencies that regulate national banks and bank holding companies, respectively: the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System. Applications have been filed for these approvals. On September 14, 2001, the Office of the Comptroller of the Currency approved the reorganization, and on September 21, 2001, the Federal Reserve Bank of San Francisco approved the reorganization.

WHAT ABOUT SHAREHOLDERS WHO DO NOT WISH TO OWN SHARES IN FNB BANCORP OR SIMPLY DON'T WANT THE REORGANIZATION TO GO FORWARD?

        By following certain procedures, you may dissent from the reorganization. If you vote against the reorganization and provide the appropriate written notice to First National Bank, you will have the right to demand an appraisal for your shares. These procedures are set forth in 12 U.S.C. 215a (b), (c) and (d), and OCC Banking Circular No. 259, which are attached as Annex B. Your board of directors does not intend to complete the reorganization if shareholders seek appraisals for more than 5% of the outstanding shares.

WHAT ARE THE TAX CONSEQUENCES TO SHAREHOLDERS?

        First National Bank has received an opinion from its legal counsel that no gains or losses will be recognized by it or by you as a result of the reorganization, except for shareholders who dissent from the reorganization and receive the appraised value of their shares.

WILL ANY OTHER MATTERS BE CONSIDERED AT THE SPECIAL MEETING?

        We are unaware of any matter to be presented at the meeting other than the reorganization proposal discussed in this proxy statement/prospectus. If other matters are properly presented at the meeting, then the proxy holders named in the proxy card will have authority to vote all properly executed proxies in accordance with their judgment on any such matter, including any proposal to adjourn or postpone the meeting. If you vote against the proposal, your proxy will not vote in favor of any proposal to adjourn or postpone the meeting if such postponement or adjournment is for the purpose of soliciting additional proxies to approve the proposal.

       SHAREHOLDINGS OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS

        The following table shows the beneficial ownership of the common stock of First National Bank as of September 30, 2001, by each person known to First National Bank who owned more than 5% of the common stock. "Beneficial ownership" is a technical term, broadly defined by the Securities and Exchange Commission to mean more than ownership in the usual sense. The common stock of First National Bank can be beneficially owned directly or indirectly. Indirect beneficial ownership by a shareholder means the shareholder has, or shares, through a contract, understanding or relationship, the power to vote or sell the stock, or has the right to acquire the stock within 60 days of November 21, 2001, the record date. The share amounts shown in this table, and in the footnotes, are subject to adjustment for the 5% stock dividend payable December 14, 2001.


================================================================================
          Name and Address       Amount and Nature of      Percentage of
                                 Beneficial Ownership       Ownership(1)
--------------------------------------------------------------------------------
The Ricco Lagomarsino Trust           210,111                   9.51
26 Hillcrest Drive
Daly City, CA 94014
--------------------------------------------------------------------------------
Thomas G. Atwood                      214,236(2)                9.70
c/o Cypress Abbey Company
P.O. Box 516
Colma, CA 94014
--------------------------------------------------------------------------------
Cede & Co. (3)                        674,559                  30.54
Box 20, Bowling Green Station
New York, NY 10004
--------------------------------------------------------------------------------

(1) Based upon 2,208,658 shares outstanding (not adjusted for the 5% stock dividend payable December 14, 2001).

(2) Includes 173,646 shares owned by Cypress Abbey Company, a corporation in which Mr. Atwood is the principal shareholder.

(3) Cede & Co. is the nominee of The Depository Trust Company of New York, New York, and acts as the record owner of securities held in "street name" for a number of brokerage firms and other financial institutions.

HOW MANY SHARES OF STOCK ARE OWNED BY THE FIRST NATIONAL BANK DIRECTORS AND OFFICERS?

        The following table sets forth information with respect to beneficial ownership of the common stock of First National Bank by the Chairman and Chief Executive Officer, by the most highly compensated officers of First National Bank in 2000 (excluding Paul B. Hogan, formerly the President and Chief Operating Officer and a director of FNB Bancorp and First National Bank, who resigned all positions effective October 31, 2001), by each Director of First National Bank, and by all executive officers and Directors as a group. The Bank has only one class of shares outstanding, common stock, par value $1.25 per share.

        At the close of business on the record date, directors and executive officers of First National Bank and their affiliates beneficially owned and were entitled to vote 198,946 shares of First National Bank common stock (subject to adjustment for the 5% stock dividend payable December 14, 2001), which represented approximately 9.0% of the 2,208,658 shares of First National Bank common stock outstanding on that date (subject to adjustment for the 5% stock dividend payable December 14, 2001). Each of those directors and executive officers is expected to vote, or cause to be voted, the First National Bank common stock owned by him or her "FOR" approval of the plan of reorganization at the special meeting of First National Bank shareholders.

==============================================================================================================
                                                                     Shares Beneficially Owned
                        Name          Positions Held                as of September 30, 2001 (1)
                                       With the Bank                                                   % of
                                                                       Sole (2)        Shared (3)      Total
--------------------------------------------------------------------------------------------------------------
Michael R. Wyman                      Chairman of the Board,               2,844         21,039       1.08(4)
                                      Chief Executive
                                      Officer, Director
--------------------------------------------------------------------------------------------------------------
Thomas C. McGraw                      President, Chief Operating             242        105,485       4.79(5)
                                      Officer, Secretary,
                                      Director
--------------------------------------------------------------------------------------------------------------
Neil J. Vannucci                      Director                               811         43,656       2.01(6)
--------------------------------------------------------------------------------------------------------------
Edward J. Watson                      Director                             1,772          3,009        .22(7)
--------------------------------------------------------------------------------------------------------------
Daniel J. Modena                      Director                               811          1,009        .08(8)
--------------------------------------------------------------------------------------------------------------
Lisa Angelot                          Director                             9,573            ___        .43(9)
--------------------------------------------------------------------------------------------------------------
James B. Ramsey                       Senior Vice President,               2,348            ___        .11(10)
                                      Chief Financial Officer
--------------------------------------------------------------------------------------------------------------
Jim D. Black                          Senior Vice President                1,762          1,209        .13(11)
                                      Senior Loan Officer
--------------------------------------------------------------------------------------------------------------
Charles R. Key                        Senior Vice President                1,663            ___        .08(12)
                                      Director, Information
                                      Systems
--------------------------------------------------------------------------------------------------------------
Anthony J. Clifford                   Vice President,                      1,713            ___        .08(13)
                                      Branch Administrator
--------------------------------------------------------------------------------------------------------------
All directors and executive officers (10 persons) as a group              23,539        175,407       9.01(14)
==============================================================================================================================

(1) This table is based upon information supplied by directors, executive officers and principal shareholders. The share amounts shown in this table, and in the footnotes to this table, are subject to adjustment for the 5% stock dividend payable December 14, 2001. Percentages are based upon 2,208,658 shares outstanding (not adjusted for the 5% stock dividend payable December 14, 2001).

(2) The named persons exercise sole voting and investment power with respect to shares listed in this column.

(3) The named persons share voting and investment power with respect to shares listed in this column.

(4) Includes 21,039 shares held by the Wyman Family Trust for which Mr. Wyman serves as co-trustee. Includes 2,058 shares of presently exercisable stock options under the Bank's 1997 Stock Option Plan. Excludes 5,708 shares held in the Bank's Deferred Compensation Plan.

(5) Includes 105,485 shares held by the Thomas C. and Virginia K. McGraw Family Trust for which Mr. McGraw serves as co-trustee. Includes 811 shares of presently exercisable stock options under the Bank's 1997 Stock Option Plan.

(6) Includes 43,656 shares held by the Vannucci Family Trust for which Mr. Vanucci serves as co-trustee and 811 shares of presently exercisable stock options under the Bank's 1997 Stock Option Plan.

(7) Includes 3,009 shares held in the Dreher, Garfinkle & Watson Money Purchase Pension Plan, under which Edward J. Watson and Eugene Garfinkle serve as Trustees and 811 shares of presently exercisable stock options under the Bank's 1997 Stock Option Plan.

(8) Includes 811 shares of presently exercisable stock options under the Bank's 1997 Stock Option Plan.

(9) 1,102 shares held by Ms. Angelot as Custodian for Eric Angelot and 115 shares held by Ms. Angelot as Custodian for Katherine Brandenberger. A total of 210,111 shares are held by the Ricco Lagomarsino Trust, for which Ms. Angelot serves as one of the co-trustees, and Ms. Angelot disclaims beneficial ownership of such shares. Includes 637 shares of presently exercisable stock options under the Bank's 1997 Stock Option Plan.

(10) Includes 1,748 presently exercisable stock options under the Bank's 1997 Stock Option Plan. Excludes 3,000 shares held in the Bank's Deferred Compensation Plan.

(11) Includes 1,762 presently exercisable stock options under the Bank's 1997 Stock Option Plan. Excludes 1,136 shares held in the Bank's Deferred Compensation Plan. Includes 180 shares held in trust for Greg Black and includes 180 shares held in trust for Janelle Black.

(12) Includes 1,663 presently exercisable stock options under the Bank's 1997 Stock Option Plan.

(13) Includes 1,649 presently exercisable stock options under the Bank's 1997 Stock Option Plan. Excludes 648 shares held in the Bank's Deferred Compensation Plan.

(14) Includes a total of 12,761 shares of presently exercisable stock options under the Bank's 1997 Stock Option Plan (subject to adjustment for the 5% stock dividend payable December 14, 2001). Excludes shares held under the Bank's Deferred Compensation Plan for the account of Messrs. Wyman, Ramsey, Black and Clifford.

                         PRO FORMA FINANCIAL INFORMATION

        FNB Bancorp was incorporated on February 28, 2001, at the direction of the board of directors of First National Bank, for the purpose of becoming the holding company of First National Bank. At September 30, 2001, FNB Bancorp had no assets or liabilities, and it currently conducts no business activities. Consequently, no separate financial statements of FNB Bancorp, and no pro forma financial information reflecting the proposed combination of First National Bank with FNB Bancorp, is being presented in this proxy statement/prospectus. Upon consummation of the proposed plan of reorganization, the consolidated financial statements of FNB Bancorp and First National Bank will not differ in any significant respect from the financial statements of First National Bank presented in this proxy statement/prospectus.

                             SELECTED FINANCIAL DATA

        The following table presents a condensed summary of the principal components of earnings, as well as per share data, and selected balance sheet data, for First National Bank of Northern California for the nine-month periods ended September 30, 2001 and 2000, and the five years ended December 31, 2000.

        The nine-month interim period information is unaudited, while the year-end information is from audited annual reports.

                                                     FIRST NATIONAL BANK OF NORTHERN CALIFORNIA
                                                             SELECTED FINANCIAL DATA

                                        Nine Months
                                     Ended September 30,                       Year Ended December 31,
                                   -----------------------     -----------------------------------------------------------
(in thousands, except share data)       2001        2000            2000        1999        1998        1997        1996
                                   -----------------------     -----------------------------------------------------------

STATEMENT OF INCOME DATA:

Total interest income                   $24,099    $22,651         $30,862     $27,586    $24,739      $21,171     $18,778

Total interest expense                    6,476      5,916           8,192       6,998      6,877        6,000       5,026
                                   -----------------------     -----------------------------------------------------------

Net interest income                      17,623     16,735          22,670      20,588     17,862       15,171      13,752

Provision for loan losses                   225        279             425         750        750          340           -
                                   -----------------------     -----------------------------------------------------------

Net interest income after
 provision for loan losses               17,398     16,456          22,245      19,838     17,112       14,831      13,752

Total non interest income                 2,309      2,992           3,781       2,785      2,654        2,452       2,424

Total non interest expenses              13,090     11,422          15,977      14,519     14,215       12,496      12,235
                                   -----------------------     -----------------------------------------------------------

Earnings before taxes                     6,617      8,026          10,049       8,104      5,551        4,787       3,941

Income tax expense                        2,203      2,940           3,263       2,887      1,508        1,771       1,440

                                   -----------------------     -----------------------------------------------------------
Net earnings                             $4,414     $5,086          $6,786      $5,217     $4,043       $3,016      $2,501
                                   =======================     ===========================================================

Net earnings per share:
  Basic                                   $2.00      $2.42           $3.07       $2.36      $1.83        $1.58       $1.38
  Diluted                                 $2.00      $2.42           $3.07       $2.36      $1.83        $1.58       $1.38

Weighted average shares outstanding
  Basic                               2,208,658  2,103,698       2,208,645   2,208,637  2,208,637    1,908,780   1,812,326
  Diluted                             2,212,553  2,104,691       2,210,338   2,208,637  2,208,637    1,908,780   1,812,326

Cash dividends per share                  $0.48      $0.48           $1.23       $1.00      $0.36        $0.15       $0.60

BALANCE SHEET DATA:

Assets                                 $403,395   $374,370        $379,974    $348,054   $321,031     $290,733    $248,587

Net loans                              $284,912   $238,893        $229,669    $237,062   $203,884     $180,796    $146,159

Deposits                               $351,702   $326,778        $330,457    $305,361   $280,589     $256,490    $217,233

Shareholders' equity                    $47,129    $42,418         $42,786     $37,507    $35,761      $32,098     $29,407

                               SUMMARY OF PROPOSAL

        This summary highlights selected information in this document and may not contain all of the information that you consider important. For a more complete description of the terms of the plan of reorganization, you should carefully read this entire document and the other information to which it refers. See "Where You Can Find More Information" on page 97. The plan of reorganization is attached to this document as Annex A. We encourage you to read the plan of reorganization, since it is the legal document that governs the proposed transaction.

INFORMATION ABOUT FNB BANCORP AND FIRST NATIONAL BANK OF NORTHERN CALIFORNIA (pages 22 through 27)

        FNB BANCORP
        975 El Camino Real
        South San Francisco, California  94080
        (650) 583-8450

        FNB Bancorp was incorporated on February 28, 2001, in California as a for-profit corporation for the principal purpose of engaging in activities permitted for a bank holding company. FNB Bancorp has not yet commenced active operations. FNB was incorporated at the direction of the board of directors of First National Bank and its activities to date have been limited to corporate organizational matters, including the preparation of a notice to the Board of Governors of the Federal Reserve System of intent to become the holding company for First National Bank, registered under the Bank Holding Company Act of 1956, as amended. On September 21, 2001, the Federal Reserve Bank of San Francisco approved the holding company reorganization. After consummation of the reorganization, FNB Bancorp will act as a holding company for First National Bank and will be a legal entity separate and distinct from First National Bank. The operations of FNB Bancorp will be conducted at the same location and in the same facilities as the head office of First National Bank.

        FIRST NATIONAL BANK
        975 El Camino Real
        South San Francisco, California  94080
        (650) 583-8450

        First National Bank is a national banking association, organized in 1963, with its administrative headquarters in South San Francisco, California. Originally chartered as "First National Bank of Daly City," the shareholders approved a change in the name to "First National Bank of Northern California" in 1995. First National Bank is locally owned and presently operates twelve banking offices within its primary service area of San Mateo County, California, in the cities of Colma, Daly City, South San Francisco, Milbrae, Pacifica, Half Moon Bay, San Mateo, Redwood City and Pescadero. First National Bank also serves the City and County of San Francisco through its Flower Mart Branch in San Francisco, California. First National Bank's primary business is servicing the deposit and loan business and commercial banking needs of individuals and small to mid-sized businesses within San Francisco and San Mateo Counties.

        As a national banking association, First National Bank is subject to supervision and regulation by the Office of the Comptroller of the Currency and on September 14, 2001, obtained the approval of the Comptroller of the Currency to reorganize into a holding company structure with FNB Bancorp.

REASONS FOR THE REORGANIZATION; RECOMMENDATIONS OF THE BOARD OF DIRECTORS (page 61-62)
        The board of directors of First National Bank believes that the reorganization is in the best interests of First National Bank, its shareholders, communities and banking customers. The directors expect that First National Bank will be stronger in terms of growth and expansion opportunities due to the greater flexibility of a bank holding company structure in the acquisition or establishment of other businesses related to banking and in the raising of capital, including borrowing as needed.

RECOMMENDATIONS TO SHAREHOLDERS (pages 59 through 62)

        The board of directors of First National Bank believes that the reorganization is in your best interests and unanimously recommends that you vote "FOR" the proposal to approve the plan of reorganization.

FEDERAL INCOME TAX CONSEQUENCES (page 69)

        The plan of reorganization has been structured so that, in general, FNB Bancorp and First National Bank and the shareholders of First National Bank will not recognize gain or loss for federal income tax purposes, except for taxes payable because of any cash received by First National Bank shareholders for dissenting shares. It is a condition, upon consummation of the reorganization, that FNB Bancorp and First National Bank receive a tax opinion to the effect, among other matters, that the reorganization should qualify as a tax-free transfer under the provisions of the Internal Revenue Code.

        TAX MATTERS ARE VERY COMPLICATED. THE TAX CONSEQUENCES OF THE REORGANIZATION TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE REORGANIZATION, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

INTERESTS OF FNB BANCORP AND FIRST NATIONAL BANK OFFICERS AND DIRECTORS IN THE REORGANIZATION (PAGES 83 THROUGH 94)

        Some of First National Bank's directors and officers have interests in the reorganization that are different from, or in addition to, yours, as further discussed below. As a result, these directors and officers may be more likely to vote to approve the plan of reorganization than shareholders of First National Bank generally.

        The plan of reorganization provides that the directors and executive officers of First National Bank will continue to serve as directors and executive officers following consummation of the reorganization. Consequently, they will be entitled to, as applicable, director fees, executive compensation, continuation of indemnification rights and other benefits, which may be available to directors and executive officers. The reorganization will not constitute a "change of control" as defined under the Salary Continuation Agreements between First National Bank and its executive officers, Michael R. Wyman and James B. Ramsey, respectively, which entitle them to certain benefits upon termination of employment, nor will the reorganization constitute a "change in control" under the First National Bank Profit Sharing and 401(k) Plan, the Deferred Compensation Plan or the 1997 Stock Option Plan. The members of the board of directors knew about these additional interests, and considered them, when they approved the transactions covered by the plan of reorganization.

        At the close of business on November 21, 2001, directors and executive officers of First National Bank, and their affiliates, respectively, beneficially owned and were entitled to vote 198,946 shares of First National Bank common stock, including exercisable stock options (all subject to adjustment for the 5% stock dividend payable December 14, 2001), which represented approximately 9.0% of the shares outstanding on that date. Each of those directors and executive officers is expected to vote the shares owned by him or her in favor of the plan of reorganization. The vote required for approval of the plan of reorganization is two-thirds (2/3) of all outstanding shares of First National Bank.

DISSENTERS' RIGHTS (page 70)

        If the reorganization is consummated, a shareholder of First National Bank who voted against the reorganization or who gave notice in writing at or prior to the special meeting that the shareholder dissents, may be entitled to receive an amount equal to the appraised value of his or her shares as of the effective date of the reorganization in accordance with dissenters' rights under
Section 215a(b), (c) and (d) of Title 12 of the United States Code. Copies of
Section 215a (b), (c) and (d) and Office of the Comptroller of the Currency Banking Circular No. 259 are attached as Annex B to this document and should be read for more complete information concerning dissenters' rights. Banking Circular No. 259 describes the specific requirements of the appraisal process conducted by the Office of the Comptroller of the Currency and includes examples of appraisal results in various transactions. THE REQUIRED PROCEDURE SET FORTH IN SECTION 215A (b), (c) AND (d) OF TITLE 12 OF THE UNITED STATES CODE MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST.

TRADING MARKET FOR SHARES (page 70 and 80)

        First National Bank common stock is not listed on any exchange, but is quoted on the OTC Bulletin Board under the symbol "FNBD.OB." Following the reorganization, all outstanding shares of First National Bank common stock will be held by FNB Bancorp, but not publicly traded, and FNB Bancorp will take the action necessary to apply for the listing of its common stock for trading on the Nasdaq National Market. At present, FNB Bancorp common stock is not listed on any exchange, nor is it quoted on the OTC Bulletin Board.

DIVIDEND INFORMATION (page 82)

        The ability of FNB Bancorp to pay cash dividends in the future will depend to a large extent upon the ability of First National Bank to pay cash dividends to FNB Bancorp. The ability of First National Bank to pay dividends to FNB Bancorp will depend upon the earnings and financial condition of First National Bank. It is currently expected that FNB Bancorp will adopt a cash dividend policy that is substantially similar to the cash dividend policy of First National Bank. It is the intention of FNB Bancorp to pay cash dividends in the future, subject to regulatory restrictions and depending upon the level of earnings, management's assessment of future capital needs and other factors considered by the FNB Bancorp board of directors. First National Bank has paid cash dividends to its shareholders for each of the last 59 consecutive quarters, and intends to continue to declare and pay cash dividends in accordance with its past practices. Also, First National Bank has paid a stock dividend annually for the last 34 years (including the 5% stock dividend payable December 14, 2001).

COMPARISON OF SHAREHOLDER RIGHTS (page 74)

        The National Bank Act and the Articles of Association and Bylaws of First National Bank currently govern your rights as a shareholder. If the reorganization is completed, your rights as an FNB Bancorp shareholder will be governed by California law, but will also be determined by the FNB Bancorp Articles of Incorporation and Bylaws, which differ in some respects from the First National Bank's Articles of Association and Bylaws.

REGULATORY APPROVALS (page 67)

        The transactions contemplated by the plan of reorganization require the prior approval of the Board of Governors of the Federal Reserve System under the provisions of the Bank Holding Company Act of 1956, as amended, and the Office of the Comptroller of the Currency under Section 215a-2 of the National Bank Act, as amended. FNB Bancorp and First National Bank have filed applications for approval of the reorganization with the Federal Reserve Bank of San Francisco and the Office of the Comptroller of the Currency, respectively, and such approvals have been obtained.

CONDITIONS TO THE COMPLETION OF THE REORGANIZATION (page 67)

        We will not complete the reorganization unless a number of conditions are satisfied. These include:

        o approval of the plan of reorganization by First National Bank shareholders;

        o dissenting shares aggregate less than 5 percent of outstanding shares;

        o   continued effectiveness of all required governmental approvals;

        o absence of any governmental proceeding that would prohibit the reorganization;

        o receipt of a tax opinion to the effect that the reorganization will be treated as a tax-free transfer under the Internal Revenue Code; and

        o absence of any orders suspending the effectiveness of the registration statement filed by FNB Bancorp with the Securities and Exchange Commission in order to register the shares to be issued to First National Bank shareholders, and the receipt of all required state securities law approvals.

        FNB Bancorp and First National Bank could decide to complete the reorganization even though one or more of these conditions has not been met, except conditions required by law. It is not certain when or if all of the conditions to the reorganization will be satisfied or waived, or if the reorganization will be completed.

TERMINATION OF THE PLAN OF REORGANIZATION (page 68)

        First National Bank and FNB Bancorp can decide to terminate the plan of reorganization at any time before the reorganization is completed, even if the shareholders of First National Bank have approved the plan of reorganization. The plan of reorganization can be terminated by mutual agreement of the Board of Directors of First National Bank and the Board of Directors of FNB Bancorp for any reason.

        In addition, First National Bank can terminate the plan of reorganization if in the sole judgment of its Board of Directors, the reorganization would be inadvisable because of the number of shareholders of First National Bank who perfect their dissenting shareholders' rights in accordance with applicable law exceeds 5 percent of outstanding shares, or if the reorganization would not be in the best interests of First National Bank or its employees, depositors or shareholders, for any reason whatsoever.

FEES AND EXPENSES OF THE REORGANIZATION (page 68)

        The total expenses of the transactions covered by the agreement and plan of reorganization are estimated to be approximately $300,000.

                                  RISK FACTORS

        In deciding whether to vote in favor of the plan of reorganization, the shareholders of First National Bank should consider carefully the following factors, in addition to the other information set forth in this proxy statement/prospectus.

THE PROFITABILITY OF FNB BANCORP WILL BE DEPENDENT ON THE PROFITABILITY OF FIRST NATIONAL BANK

        FNB Bancorp was recently incorporated, on February 28, 2001, and has no operating history, and since its principal activity for the foreseeable future will be to act as the holding company of First National Bank, the profitability of FNB Bancorp will be dependent on the profitability of First National Bank. First National Bank operates in an extremely competitive banking environment, competing with a number of banks and other financial institutions which possess greater financial resources than those available to First National Bank, in addition to other independent banks. In addition, the banking business is affected by general economic and political conditions, both domestic and international, and by government monetary and fiscal policies. Conditions such as inflation, recession, unemployment, high interest rates, short money supply, scarce natural resources, international terrorism and other disorders as well as other factors beyond the control of First National Bank may adversely affect its profitability. Banks are also subject to extensive governmental supervision, regulation and control, and future legislation and government policy could adversely affect the banking industry and the operations of First National Bank.

THE SHAREHOLDERS OF FNB BANCORP WILL NOT BE ENTITLED DIRECTLY TO ELECT THE DIRECTORS OF FIRST NATIONAL BANK

        After consummation of the plan of reorganization, the Board of Directors of FNB Bancorp, acting on behalf of FNB Bancorp in its capacity as the sole shareholder of First National Bank, will elect the directors of First National Bank. The shareholders of FNB Bancorp will elect the directors of FNB Bancorp, but will no longer be entitled, as shareholders of FNB Bancorp, to directly elect the directors of First National Bank.

ADDITIONAL SHARES OF FNB BANCORP COMMON STOCK ISSUED IN THE FUTURE COULD HAVE A DILUTIVE EFFECT

        Shares of FNB Bancorp common stock eligible for future issuance and sale could have a dilutive effect on the market for the shares of FNB Bancorp common stock proposed to be exchanged for the issued and outstanding shares of common stock of First National Bank. The Articles of Incorporation of FNB Bancorp authorize the issuance of 10,000,000 shares of common stock, and the Articles of Association of First National Bank also authorize the issuance of 10,000,000 shares of common stock. As of September 30, 2001 (subject to adjustment for the 5% stock dividend payable December 14, 2001), there were 2,208,658 shares of common stock of First National Bank issued and outstanding, plus an additional 145,861 shares of its authorized common stock available for the future grant of options and an additional 97,218 shares of common stock reserved for issuance to the holders of stock options previously granted and still outstanding under the First National Bank 1997 Stock Option Plan. Pursuant to the plan of reorganization, each share of First National Bank common stock outstanding upon consummation of the reorganization (excluding any dissenting shares entitled to appraisal rights) will be exchanged for one share of FNB Bancorp common stock. In addition, FNB Bancorp will assume the First National Bank 1997 Stock Option Plan and all outstanding options will be deemed to be options to purchase shares of FNB Bancorp common stock on the same terms and conditions. Thus, approximately 7,500,000 shares of FNB Bancorp common stock will remain authorized (not reserved for stock options or available for future issuance and sale) at the discretion of the Board of Directors. The Articles of Association of First National Bank provide that, "If the capital stock is increased by the sale of additional shares thereof, each shareholder shall be entitled to subscribe for such additional shares in proportion to the number of shares of said capital stock owned by him at the time the increase is authorized by the shareholders, unless another time subsequent to the date of the shareholders' meeting is specified in a resolution adopted by the shareholders at the time the increase is authorized." These pre-emptive rights to subscribe for additional shares provide the shareholders of First National Bank with a certain measure of protection against the potential dilution of their respective holdings of common stock. No such pre-emptive rights or other anti-dilution provision is contained in the Articles of Incorporation of FNB Bancorp. That is, FNB Bancorp will not be legally required to offer to its shareholders the right to participate in any future sale of common stock or to structure any capital offering in a manner that allows its shareholders to maintain their percentage ownership of FNB Bancorp, although it is possible that the board of directors of FNB Bancorp would decide to provide the existing shareholders with such an opportunity.

SHARES OF FNB BANCORP PREFERRED STOCK ISSUED IN THE FUTURE COULD HAVE DILUTIVE AND OTHER EFFECTS

        Shares of FNB Bancorp preferred stock eligible for future issuance and sale could have a dilutive effect on the market for the shares of FNB Bancorp common stock proposed to be exchanged for the issued and outstanding shares of common stock of First National Bank. In addition to 10,000,000 shares of common stock, the Articles of Incorporation of FNB Bancorp authorize the issuance of 5,000,000 shares of preferred stock. No shares of preferred stock are authorized under the Articles of Association of First National Bank. Although the FNB Bancorp board of directors has no present intent to authorize the issuance of shares of preferred stock, such shares could be authorized in the future. If such shares of preferred stock are made convertible into shares of FNB Bancorp common stock, there could be a dilutive effect on the shares of common stock then outstanding. In addition, shares of preferred stock may be provided a preference over holders of common stock upon liquidation of FNB Bancorp or with respect to the payment of dividends, in respect of voting rights or in the redemption of the capital stock of FNB Bancorp. The rights, preferences, privileges and restrictions applicable to any series of preferred stock would be determined by the board of directors of FNB Bancorp and set forth in an amendment to the FNB Bancorp articles of incorporation, and such an amendment would be subject to approval by the holders of FNB Bancorp common stock.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        Statements in this document and in the documents attached to this document are or may be forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those expressed in the statements, depending on a variety of factors. You should carefully review all information, including the financial statements and the notes to the financial statements, included in this document and attached to this document.

        Forward-looking statements regarding each of FNB Bancorp and First National Bank and the combined company following the reorganization, include statements relating to:

        o the financial condition, results of operations and business of FNB Bancorp and First National Bank following completion of the reorganization; and

        o the restructuring charges expected to be incurred in connection with the reorganization.

        These forward-looking statements involve risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following possibilities:

        o competitive pressures among depository and other financial services companies increase significantly;

        o changes in the interest rate environment reduce interest margins, cause an increase in the prepayment rate on mortgages and other loans or reduce the demand for new loans;

        o general economic or business conditions, either internationally, nationally or in the State of California, are less favorable than expected, resulting in, among other things, a deterioration in credit quality and increased loan losses or a reduced demand for credit;

        o  shortages in electricity and other sources of power;

        o  acts of terrorism such as the events of September 11, 2001;

        o legislation or regulatory requirements or changes adversely affect the businesses in which the combined company would be engaged;

        o changes in the securities market, or a decline in the trading price of FNB Bancorp common stock; and

        o  other factors referenced in this proxy statement/prospectus.

        The management of First National Bank and FNB Bancorp believe these forward-looking statements are reasonable; however, undue reliance should not be placed on the forward-looking statements, which are based on current expectations.

        Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of FNB Bancorp and First National Bank following completion of the reorganization may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the ability of FNB Bancorp and First National Bank to control or predict.

                          INFORMATION ABOUT FNB BANCORP

General

        FNB Bancorp has been organized at the direction of the board of directors of First National Bank for the purpose of becoming the holding company of First National Bank. FNB Bancorp was incorporated under the laws of the State of California on February 28, 2001. As a bank holding company, FNB Bancorp would be authorized to engage in the activities permitted under the Bank Holding Company Act of 1956, as amended, and regulations thereunder. Its principal office is located at 975 El Camino Real, South San Francisco, California 94080, and its telephone number is (650) 588-6800.

        At September, 30, 2001, FNB Bancorp had no assets or liabilities and FNB Bancorp currently conducts no business activities. However, as a registered bank holding company, it will be authorized, with the prior approval of the Board of Governors of the Federal Reserve System (the "Board of Governors"), to engage in a variety of activities which are deemed closely related to the business of banking. See "Supervision and Regulation" on page 48.

        At present, FNB Bancorp has 100 shares of common stock issued and outstanding, and the sole shareholder of FNB Bancorp is Michael R. Wyman, Chairman and Chief Executive Officer of FNB Bancorp and First National Bank.

        The directors of FNB Bancorp are the same as the directors of First National Bank namely: Michael R. Wyman, Thomas C. McGraw, Neil J. Vanucci, Edward J. Watson, Daniel J. Modena and Lisa Angelot. The executive officers of FNB Bancorp are the same as the executive officers of First National Bank, namely: Michael R. Wyman, Chairman and Chief Executive Officer, Thomas C. McGraw, President and Chief Operating Officer and Secretary, James B. Ramsey, Senior Vice President and Chief Financial Officer and Jim D. Black, Senior Vice President and Chief Credit Officer. See "First National Bank Management" on page 83.

        All of the above-named directors and executive officers have held their respective offices since the incorporation of FNB Bancorp. They will hold office until the next annual meeting of shareholders of FNB Bancorp or until their successors are duly elected and qualified. No arrangements or understandings exist between any of the directors or any other persons pursuant to which any of the above persons have been selected as directors.

Line of Credit

        In order to pay the expenses associated with the organization of FNB Bancorp and the plan of reorganization, registration under the Bank Holding Company Act of 1956, as amended, and the listing of its common stock for trading on the Nasdaq National Market, the Board of Directors of FNB Bancorp arranged a line of credit with Pacific Coast Bankers' Bank, based in San Francisco, California. All of the shareholders of Pacific Coast Bankers' Bank are California-based commercial banks. First National Bank is a shareholder, with less than a five percent equity interest. Pursuant to a Business Loan Agreement dated August 15, 2001, signed with Pacific Coast Bankers' Bank, FNB Bancorp may borrow up to $500,000, and the outstanding principal, plus accrued interest, is evidenced by an unsecured promissory note of the same date. Outstanding advances, together with unpaid interest calculated at a variable rate which is one percentage point over the prevailing Prime Rate, as published from time to time in the Western Edition of the Wall Street Journal, will be due on the maturity date of the note, which is February 22, 2002. The initial rate of interest applicable to such borrowings is 7.750 percent per annum. As of September 30, 2001, FNB Bancorp had no borrowings outstanding under the line of credit. Upon consummation of the plan of reorganization, it is expected that First National Bank will declare and pay a special cash dividend to FNB Bancorp in an amount sufficient to allow FNB to retire all amounts outstanding under the line of credit and to pay for its initial operating expenses. See "Proposal No. 1 - Proposed Holding Company Formation" on page 59.

PROPERTIES

        FNB Bancorp does not own any real property. It is anticipated that FNB Bancorp will conduct its operations following consummation of the reorganization at the administrative offices of First National Bank, located at 975 El Camino Real, South San Francisco, California 94080.

LEGAL PROCEEDINGS

        There are no legal proceedings adverse to FNB Bancorp to which any director, officer, affiliate of FNB Bancorp, or 5% shareholder of FNB Bancorp, or any associate of any such director, officer, affiliate or 5% shareholder of FNB Bancorp are a party, and none of the above persons has a material interest adverse to FNB Bancorp.

        FNB Bancorp's management is not aware of any material pending legal proceedings to which it may be a party or has recently been a party, which will have a material adverse effect on the financial condition or results of operations of FNB Bancorp.

                      INFORMATION ABOUT FIRST NATIONAL BANK

General

        First National Bank is a national banking association, organized in 1963 as "First National Bank of Daly City." In 1995, the shareholders approved a change in the name to "First National Bank of Northern California." The administrative headquarters of First National Bank is located at 975 El Camino Real, South San Francisco, California. First National Bank is locally owned and presently operates twelve full service banking offices within its primary service area of San Mateo County, in the cities of Colma, Daly City, South San Francisco, Milbrae, Pacifica, Half Moon Bay, San Mateo, Redwood City and Pescadero. First National Bank also serves the City and County of San Francisco through its Flower Mart Branch in San Francisco. First National Bank's primary business is servicing the business or commercial banking needs of individuals and small to mid-sized businesses within San Mateo and San Francisco Counties.

        First National Bank is chartered under the laws of the United States and is governed by the National Bank Act, and is a member of the Federal Reserve System. The Federal Deposit Insurance Corporation insures the deposits of First National Bank up to the applicable legal limits. First National Bank is subject to regulation, supervision and regular examination by the Office of the Comptroller of the Currency. The regulations of the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, and the Office of the Comptroller of the Currency govern many aspects of First National Bank's business and activities, including investments, loans, borrowings, branching, mergers and acquisitions, reporting and numerous other areas. First National Bank is also subject to applicable provisions of California law to the extent those provisions are not in conflict with or preempted by federal banking law. See "Supervision and Regulation" on page 48.

        First National Bank offers a broad range of services to individuals and businesses in its primary service area with an emphasis upon efficiency and personalized attention. First National Bank provides a full line of business financial products with specialized services such as courier, appointment banking, and business internet banking. First National Bank offers personal and business checking and savings accounts, including individual interest-bearing negotiable orders of withdrawal ("NOW"), money market accounts and/or accounts combining checking and savings accounts with automatic transfer capabilities, IRA accounts, time certificates of deposit and direct deposit of social security, pension and payroll checks and computer cash management with access through the internet. First National Bank also makes available commercial, standby letters of credit, construction, accounts receivable, inventory, automobile, home improvement, residential real estate, commercial real estate, single family mortgage, Small Business Administration, office equipment, leasehold improvement and installment loans as well as overdraft protection lines of credit. In addition, First National Bank sells travelers checks and cashiers checks, offers automated teller machine (ATM) services tied in with major statewide and national networks and offers other customary commercial banking services.

        Most of First National Bank's deposits are obtained from commercial businesses, professionals and individuals. As of September 30, 2001, First National Bank had a total of 15,616 accounts consisting of demand deposit, NOW and money market accounts with an average balance of approximately $14,578; 7,755 savings accounts with an average balance of approximately $6,106; time certificates of $100,000 or more with an average balance of $121,484; and other time deposits with an average balance of approximately $23,347. On occasion, First National Bank has obtained deposits through deposit brokers for which First National Bank pays a broker fee. As of September 30, 2001, First National Bank had no such deposits. There is no concentration of deposits or any customer with 5% or more of First National Bank's deposits.

        At September 30, 2001, First National Bank had total assets of $403,000,000, total net loans of $285,000,000, deposits of $352,000,000 and shareholders' equity of $47,000,000. First National Bank competes with approximately 28 other banking or savings institutions in its service areas. First National Bank's market share of Federal Deposit Insurance Corporation insured deposits in the service area of San Mateo County was approximately 2.7% (based upon the most recent information made available by the Federal Deposit Insurance Corporation through June 30, 2000). See "Competitive Data" on page 53.

        At September 30, 2001, First National Bank employed 184 persons on a full-time basis. First National Bank believes its employee relations are good.

PROPERTIES

        First National Bank owns the land and building at 975 El Camino Real, South San Francisco, California 94080. The premises consist of a modern, three-story building of approximately 20,000 square feet and off-street parking for employees and customers of approximately 45 vehicles. The Buri Buri Branch Office of First National Bank is located on the ground floor of this three-story building and administrative offices, including the offices of senior management, occupy the second and third floors.

        First National Bank owns the land and two-story building occupied by the Daly City Branch Office (6600 Mission Street, Daly City, CA 94014); the land and two-story building occupied by the Colma Branch Office (1300 El Camino Real, Colma, CA 94014); the land and two-story building occupied by the South San Francisco Branch Office (211 Airport Boulevard, South San Francisco, CA 94080); the land and two-story building occupied by the Redwood City Branch Office (700 El Camino Real, Redwood City, CA 94063); the land and two-story building occupied by the Millbrae Branch Office (1551 El Camino Real, Millbrae, CA 94030); the land and single-story building occupied by the Half Moon Bay Branch Office (756 Main Street, Half Moon Bay, CA 94019); and the land and two-story building occupied by the Pescadero Branch Office (239 Stage Road, Pescadero, CA 94060). All properties include adequate vehicle parking for customers and employees.

        All of the foregoing properties are owned by First National Bank, free and clear of any mortgage lien or similar encumbrance, with the exception of 1300 El Camino Real, Colma, California, on which there is recorded a deed of trust securing a note with a principal balance of approximately $153,000.

        First National Bank leases premises at 1450 Linda Mar Shopping Center, Pacifica, California 94044, for its Linda Mar Branch Office. This ground floor space of approximately 4,100 square feet is leased from Fifty Associates and Demartini/Linda Mar, LLC. The lease term is 10 years and expires on September 1, 2009.

        First National Bank leases premises at 210 Eureka Square, Pacifica, California 94044, for its Eureka Square Branch Office. This ground floor space of approximately 3,000 square feet is leased from Joseph A. Sorci and Eldiva Sorci. The lease term is for 5 years, commencing January 1, 1995, with two 5-year options to extend the lease term, the first of which has been exercised and expires on December 31, 2004.

        First National Bank leases premises at 640 Brannan Street, Suite 102, San Francisco, California 94107, for its Flower Mart Branch Office. This ground floor space of approximately 300 square feet is leased from California Flower Market, Inc. The lease term is for 5 years, commencing September 1, 1996, with two 5-year options to extend the lease term, the first of which has been exercised and expires on September 1, 2006.

        First National Bank leases premises at 491 El Camino Real, Suite B, San Mateo, California 94402, for its San Mateo Branch Office. Suite B is ground floor space of approximately 3,349 square feet, and is subleased from Union Bank of California N.A. under its master lease with Nikko Capital Corp. for the entire building (Suites A and B) at that address, consisting of approximately 5,753 total square feet. The sublease is for 7 years and expires on January 31, 2004.

        First National Bank leases approximately 2,242 square feet of office space in an office building located at 520 South El Camino Real, San Mateo, California. The Business Banking Division of First National Bank occupies Suite 430 at that address. The landlord is Westlake Development Company, Inc. The lease is for 3 years, expiring June 15, 2003.

        See Annex C, First National Bank Financial Statements, "Note I - Commitments" on page C-14, for a description of the annual minimum lease commitments under the above leases.

LEGAL PROCEEDINGS

        There are no material legal proceedings adverse to First National Bank which any director, officer, affiliate of First National Bank, or 5% shareholder of First National Bank, or any associate of any such director, officer, affiliate or 5% shareholder of First National Bank is a party, and none of the above persons has a material interest adverse to First National Bank

        From time to time, First National Bank is a party to claims and legal proceedings arising in the ordinary course of business. First National Bank's management is not aware of any material pending legal proceedings to which it may be a party or has recently been a party, which will have a material adverse effect on the financial condition or results of operations of First National Bank.

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA
                 Supplementary Financial Information (Unaudited)

A summary of unaudited quarterly financial data for 2000 and 1999 and for the three quarters ended September 30, 2001 is presented below:

2000                               Quarterly                       Annual
                             -------------------------------------------------
                              First       Second    Third     Fourth    Total
                              -----       ------    -----     ------    -----
Interest Income              $7,260       $7,456    $7,935    $8,211   $30,862
Interest Expense             (1,886)      (1,903)   (2,127)   (2,276)   (8,192)
                             -------------------------------------------------
Net Interest Income           5,374        5,553     5,808     5,935    22,670
Provision for Loan Losses       (87)         (96)      (96)     (146)     (425)
                             -------------------------------------------------
Net interest income,
 After provision for
 Loan losses                  5,287        5,457     5,712     5,789    22,245
Non-interest Income           1,377          754       861       789     3,781
Non-interest Expense         (3,723)      (3,831)   (3,868)   (4,555)  (15,977)
                             -------------------------------------------------
Income before Income Taxes    2,941        2,380     2,705     2,023    10,049
Provision for Income Taxes   (1,084)        (862)     (994)     (323)   (3,263)
                             -------------------------------------------------
Net Earnings                 $1,857       $1,518    $1,711    $1,700    $6,786
                             =================================================
Basic Earnings Per Share      $0.84        $0.69     $0.77     $0.77     $3.07
Diluted Earnings Per Share    $0.84        $0.69     $0.77     $0.77     $3.07

1999

Interest Income              $6,293       $7,277    $6,828    $7,188   $27,586
Interest Expense             (1,667)      (1,740)   (1,797)   (1,794)   (6,998)
                             -------------------------------------------------
Net Interest Income           4,626        5,537     5,031     5,394    20,588
Provision for Loan Losses       (61)        (459)     (111)     (119)     (750)
                             -------------------------------------------------
Net interest income,
 After provision for
 Loan losses                  4,565        5,078     4,920     5,275    19,838
Non-interest Income             591          654       797       743     2,785
Non-interest expense         (3,438)      (3,634)   (3,809)   (3,638)  (14,519)
                             -------------------------------------------------
Income before Income Taxes    1,718        2,098     1,908     2,380     8,104
Provision for Income Taxes     (555)        (757)     (652)     (923)   (2,887)
                             -------------------------------------------------
Net Earnings                 $1,163       $1,341    $1,256    $1,457    $5,217
                             =================================================
Basic Earnings Per Share      $0.53        $0.61     $0.57     $0.66     $2.36
Diluted Earnings Per Share    $0.53        $0.61     $0.57     $0.66     $2.36

NINE MONTHS ENDED
SEPTEMBER 30, 2001
Interest Income              $8,052       $8,119    $7,928             $24,099
Interest Expense             (2,292)      (2,239)   (1,945)             (6,476)
                             -----------------------------           ---------
Net Interest Income           5,760        5,880     5,983              17,623
Provision for Loan Losses       (75)         (75)      (75)               (225)
Net interest income,
 After provision for
 Loan losses                  5,685        5,805     5,908              17,398
Non-interest Income             847          712       750               2,309
Non-interest expense         (4,239)      (4,505)   (4,346)            (13,090)
                             -----------------------------           ---------
Income before Income Taxes    2,293        2,012     2,312               6,617
Provision for Income Taxes     (567)        (746)     (890)             (2,203)
                             -----------------------------           ---------
Net Earnings                 $1,726       $1,266    $1,422              $4,414
                             =============================           =========
Basic Earnings Per Share      $0.78        $0.57     $0.64               $2.00
Diluted Earnings Per Share    $0.78        $0.57     $0.64               $2.00

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
            RESULTS OF OPERATIONS AND OTHER STATISTICAL DISCLOSURE OF
                               FIRST NATIONAL BANK

        The following discussion and analysis highlights the major components affecting First National Bank's growth in net income and total assets for each of the three-years in the period ended December 31, 2000, and the nine-month periods ended September 30, 2001 and 2000. This presentation includes and should be reviewed in conjunction with, information derived from financial statements and related notes appearing elsewhere in this proxy statement/prospectus. First National Bank's audited financial statements are set forth at Annex C of this proxy statement/prospectus, and First National Bank's unaudited financial statements for the nine months ended September 30, 2001, are set forth at Annex D of this proxy statement/prospectus. Reference to 2000, 1999 and 1998 represents activity for the three years in the period ending December 31, 2000.

EARNINGS ANALYSIS

        Net earnings in 2000 was $6,786,000, a 30.1% increase over 1999 earnings of $5,217,000. The Bank's earnings for the year ended December 31, 1999 increased 29.0% over earnings of $4,043,000 in 1998. On a per share basis, net earnings was $3.07 in 2000 compared with $2.36 in 1999 and $1.83 in 1998. Net earnings for the nine months ended September 30, 2001 was $4,414,000, a decrease of 13.2% compared to $5,086,000 earned for the same period in 2000.

        Operating results in 2000 reflected a higher net interest income of $22,670,000, an increase of $2,082,000 or 10.1% over 1999. Interest income increased $3,276,000 or 11.9% over 1999. However, total interest expense in 2000 increased by $1,194,000 or 17.1% over 1999. This was primarily the result of an increase in average interest-bearing deposits of 4.3% together with an increase of 38 basis points in the cost of those deposits. More specifically, during that period, average time deposits increased 3.8% and the cost of those time deposits increased 61 basis points. Average loans increased $13,712,000 or 6.1% from 2000 over 1999 and total average deposits increased $16,599,000 or 5.5% over the same period. Net interest income for nine months ended September 30, 2001 was $17,623,000, an increase of $888,000 or 5.3% over the same period in 2000. Interest income increased by $1,448,000 or 6.4% for the nine months in 2001 over the like period in 2000. Interest expense for nine months ended September 30, 2001 increased by $560,000 or 9.5% over the same period in 2000. For the nine months of 2001, average interest-bearing deposits increased $32,929,000 or 14.4% over the nine months of 2000. The decrease in the cost of these deposits for the nine months of 2001 versus the nine months of 2000 was 15 basis points, as rates offered declined at a slower pace than the change in the prime rate. For the nine-month periods, total average deposits increased $38,639,000, or 12.4%. Average loans for the nine months ended September 30, 2001 compared to the same period in 2000 increased by $27,441,000, or 11.5%, while loan income increased by $1,069,000, or 5.6%, yet loan yields dropped 57 basis points for the nine months of 2001 versus nine months 2000 reflecting the faster pace of prime rate cuts. For all periods, yields on average loans were computed without deducting non-accrual loans from average loans.

        Net interest income in 1999 increased $2,726,000 or 15.3% over 1998. Interest income increased $2,847,000 or 11.5% over 1998. During the same period, interest expense increased by only $121,000 or 1.8%. In 1999, total interest-bearing deposits increased by $24,608,000 or 12.5% over 1998. Average demand deposits in 1999 increased by $7,984,000 or 11.5% over 1998.

        The 2000 loan loss provision of $425,000 decreased by $325,000 or 43.3% from 1999. The loan loss provision for 1999 did not change from 1998. The amount of loan loss provision is dependent upon the loss risk profile of the loan portfolio as of the reporting date. At year-end 2000, the allowance for loan losses was 1.43% of outstanding loans as compared to 1.22% in 1999 and 1.08% in 1998. At September 30, 2001, the allowance was 1.21% of outstanding loans as compared to 1.32% on September 30, 2000.

NET INTEREST INCOME

        Net interest income is the difference between interest yield generated by earning assets and the interest expense associated with the funding of those assets. Net interest income is affected by the interest rate earned or paid and by volume changes in loans, investment securities, deposits and borrowed funds.

        The following Tables 1 and 2 reflect an analysis of net interest income and related changes in 2000 compared to 1999 and 1998, and for the nine-month periods ended September 30, 2001 and 2000.

                                     Table I
                    Net Interest Income and Average Balances

                         Nine months ended September 30,

                                                               2001                                  2000
                                             ------------------------------------------------------------------------------
(in thousands)                                               Interest  Average                      Interest        Average
                                                 Average      Income    Yield        Average         Income          Yield
                                                 Balance     (Expense)  (Cost)       Balance        (Expense)        (Cost)
                                             ------------------------------------------------------------------------------
INTEREST EARNING ASSETS
Loans, gross                                     $265,442     $20,267   10.21%        $238,001       $19,198         10.78%
Investment securities                              78,439       3,238    5.52           73,871         3,078          5.57
Federal funds sold                                 16,851         594    4.71            7,918           375          6.33
                                             ------------------------            ---------------------------
         Total interest earning assets           $360,732     $24,099    8.93         $319,790       $22,651          9.47
                                             ------------------------            ---------------------------

NONINTEREST EARNING ASSETS:
Cash and due from banks                           $22,621                              $20,135
Premises and equipment                             11,752                               10,724
Other assets                                        5,812                                4,790
                                             ------------                        -------------
         Total noninterest earning assets         $40,185                              $35,649
                                             ------------                        -------------
TOTAL ASSETS                                     $400,917                             $355,439
                                             ============                        =============

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest bearing                          $54,862       ($592)  (1.44)         $41,028         ($361)        (1.18)
Money market                                       55,420      (1,206)  (2.91)          42,528        (1,029)        (3.23)
Savings                                            45,910        (630)  (1.83)          43,486          (622)        (1.91)
Time deposits                                     105,514      (4,041)  (5.12)         101,735        (3,886)        (5.11)
Fed funds purchased & other borrowings                226          (7)  (3.95)             291           (18)        (8.27)
                                             ------------------------            ---------------------------
         Total interest bearing liabilities      $261,932     ($6,476)  (3.31)        $229,068       ($5,916)        (3.45)
                                             ------------------------            ---------------------------

NONINTEREST BEARING LIABILITIES:
Demand deposits                                   $87,825                              $82,115
Other liabilities                                   5,907                                4,177
                                             ------------                        -------------
   Total noninterest bearing liabilities          $93,732                              $86,292
                                             ------------                        -------------
   Total Liabilities                             $355,664                             $315,360
Stockholders' equity                              $45,253                              $40,079
                                             ------------                        -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $400,917                             $355,439
                                             ============                        =============

                                                          -----------                          -------------
NET INTEREST INCOME / MARGIN                                  $17,623    6.53%                       $16,735          7.00%
                                                          ===========                          =============

Interest income is reflected on an actual basis, not a fully taxable equivalent basis.

Yields are annualized equivalents.

                                                                    Table I
                                                   Net Interest Income and Average Balances

                                                            Year ended December 31

                                   ------------------------------------------------------------------------------------------------

                                                  2000                             1999                         1998
                                   ------------------------------------------------------------------------------------------------
(in thousands)                                  Interest  Average                 Interest   Average           Interest   Average
                                       Average   Income    Yield       Average     Income    Yield   Average    Income     Yield
                                       Balance  (Expense)  (Cost)      Balance    (Expense)  (Cost)  Balance   (Expense)   (Cost)
                                   ------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS
Loans, gross                           $238,167  $25,811   10.84%      $224,455    $23,542   10.49%  $198,539    $20,531   10.34%
Investment securities                    76,704    4,384    5.72         71,676      3,564    4.97     62,405      3,704    5.94
Federal funds sold                       10,368      667    6.43          9,778        480    4.91      9,409        504    5.36
                                   ---------------------             ---------------------          --------------------
  Total interest earning assets        $325,239  $30,862    9.49       $305,909    $27,586    9.02   $270,353    $24,739    9.15
                                   ---------------------             ---------------------          --------------------

NONINTEREST EARNING ASSETS:
Cash and due from banks                 $20,782                         $19,176                       $18,791
Premises and equipment                   10,730                          11,380                        11,988
Other assets                              5,092                           4,472                         3,866
                                   ------------                      ----------                     ---------
  Total noninterest earning assets      $36,604                         $35,028                       $34,645
                                   ------------                      ----------                     ---------
TOTAL ASSETS                           $361,843                        $340,937                      $304,998
                                   ============                      ==========                     =========

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest bearing                $42,157    ($527)  (1.25)       $36,703      ($364)  (0.99)   (31,548)     ($350)  (1.11)
Money market                             43,599   (1,438)  (3.30)        22,933       (869)  (3.79)   (34,641)      (945)  (2.73)
Savings                                  43,689     (851)  (1.95)        55,856       (813)  (1.46)   (39,262)      (769)  (1.96)
Time deposits                           102,214   (5,353)  (5.24)       106,279     (4,925)  (4.63)   (91,712)    (4,794)  (5.23)
Fed funds purchased & other
   other borrowings                         289      (23)  (7.96)           529        (27)  (5.10)      (415)       (19)  (4.58)
                                   ---------------------             ---------------------          --------------------
   Total interest bearing
    liabilities                        $231,948  ($8,192)  (3.53)      $222,300    ($6,998)  (3.15) ($197,578)   ($6,877)  (3.48)
                                   ---------------------             ---------------------          --------------------
NONINTEREST BEARING LIABILITIES:
Demand deposits                          84,127                          77,415                        69,431
Other liabilities                         4,848                           3,857                         2,228
                                   ------------                                                     ---------
                                                                     ----------
 Total noninterest bearing
  liabilities                           $88,975                         $81,272                       $71,659
                                   ------------                      ----------
                                                                                                    ---------
  Total Liabilities                    $320,923                        $303,572                     -$125,919
Stockholders' equity                    $40,920                         $37,365                       $35,761

                                   ------------                      ----------                     ---------
TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                $361,843                        $340,937                      -$90,158
                                   ============                      ==========                     =========

                                               ---------                         ---------                     ---------
NET INTEREST INCOME / MARGIN                     $22,670    6.97%                  $20,588    6.73%              $17,862    6.61%
                                               =========                         =========                     =========

Interest income is reflected on an actual basis, not on a fully taxable equivalent basis.

        The following table analyzes the dollar amount of change in interest income and expense and the changes in dollar amounts attributable to: (a) changes in volume (changes in volume at the current year rate), (b) changes in rate (changes in rate times the prior year's volume) and (c) changes in rate/volume (change in rate times change in volume). In this table, the dollar change in rate/volume is prorated to volume and rate proportionately.

                                                                         Table 2
                                                              Rate/Volume Variance Analysis
                                                                     (in thousands)

                                                                 Nine months ended September 30
                                             2001 Compared to 2000                                   2000 Compared to 1999
                                  ----------------------------------------------------------------------------------------
                                                         Increase (decrease)                          Increase (decrease)
                                     Interest               Variance                   Interest             Variance
                                      Income/           Attributable To                 Income/         Attributable To
                                  Expense Variance      Rate           Volume      Expense Variance    Rate        Volume
                                  ----------------    --------      -----------    ----------------  -------      --------
INTEREST EARNING ASSETS:

Loans                                      $1,069      ($1,026)         $2,095           $1,825        $464        $1,361

Investments                                   160          (29)            189              473         328           145

Federal funds sold                            219          (96)            315              (45)        129          (174)

                                  ---------------   ----------     -----------        ---------   ---------   -----------
   Total                                   $1,448      ($1,151)         $2,599           $2,253        $921        $1,332
                                  ===============   ==========     ===========        =========   =========   ===========

INTEREST BEARING LIABILITIES:

Demand deposits                              $231          $82            $149              $90         $49           $41

Money market                                  177         (104)            281              382         207           175

Savings deposits                                8          (25)             33               17          11             6

Time deposits                                 155           10             145              225         370          (145)

Federal funds purchased
    and other borrowings                      (11)          (9)             (2)              (3)         15           (18)

   Total                                     $560         ($46)           $606             $711        $652           $59
                                  ---------------   ----------     -----------        ---------   ---------   -----------
NET INTEREST INCOME                          $888      ($1,105)         $1,993           $1,542        $269        $1,273
                                  ===============   ==========     ===========        =========   =========   ===========

                                                                          Table 2
                                                              Rate/Volume Variance Analysis
                                                                      (in thousands)

                                                                   Year ended December 31
                                             2000 Compared to 1999                         1999 Compared to 1998
                                  ------------------------------------------------------------------------------------------------
                                                         Increase (decrease)                                Increase (decrease)
                                     Interest                 Variance                Interest                    Variance
                                      Income/              Attributable To             Income/                Attributable To
                                  Expense Variance      Rate           Volume      Expense Variance         Rate          Volume
                                  ----------------    --------      -----------    ----------------       -------       ----------
INTEREST EARNING ASSETS:

Loans                                  $2,269             $783           $1,486           $3,011               $293         $2,718

Investments                               820              533              287             (140)              (601)           461

Federal funds sold                        187              149               38              (24)               (42)            18

                                  -----------     ------------   --------------         --------      -------------   -------------
   Total                               $3,276           $1,465           $1,811           $2,847              ($350)        $3,197
                                  ===========     ============   ==============         ========      =============   =============


INTEREST BEARING LIABILITIES:

Demand deposits                          $163              $95              $68              $14               ($37)           $51

Money market                              569             (113)             682              (76)               368           (444)

Savings deposits                           38              275             (237)              44               (198)           242

Time deposits                             428              641             (213)             131               (544)           675

Federal funds purchased
   and other borrowings                    (4)              15              (19)               8                  2              6
                                  -----------     ------------   --------------        ---------     --------------  -------------
   Total                               $1,194             $913             $281             $121              ($409)          $530

                                  -----------     ------------   --------------        ---------     --------------  -------------
NET INTEREST INCOME                    $2,082             $551           $1,531           $2,726                $59         $2,667
                                  ===========     ============   ==============        =========     ==============  =============

        In 2000, net interest income represented 85.71% of net revenues (net interest income plus non-interest income), compared to 88.08% in 1999 and 87.06% in 1998. The net yield on average earning assets was 6.97% in 2000 compared to 6.73% in 1999 and 6.61% in 1998. The average rate earned on interest earning assets was 9.49% in 2000 up from an average yield of 9.02% in 1999 and 9.15% in 1998. The average cost for interest-bearing liabilities was 3.53% in 2000 compared to an average cost of 3.15% in 1999 and 3.48% in 1998. For the nine-month periods ended September 30, 2001 and 2000, net interest income was 88.42% versus 84.83%, respectively. For the nine months ended September 30, the net yield on average earning assets was 6.53% in 2001 and 7.00% in 2000. For the same nine-month periods, the average rate earned on interest-earning assets was 8.93% in 2001 and 9.47% in 2000. The decline in the prime-lending rate during 2001 is reflected in these two earning rates. Average cost for interest-bearing liabilities during the nine-month periods ended September 30 was 3.31% in 2001 and 3.45% in 2000.

        The increase in net interest income in 2000 over 1999 was due to an increase in average earning assets of $19,330,000 or 6.3% primarily due to a $13,712,000 increase in average loans outstanding. The average yield on earning assets increased by 47 basis points. During the same period, interest expenses increased by 38 basis points; average interest-bearing liabilities increased by $9,648,000 or 4.3%. Net interest income for 1999 increased $2,726,000 over 1998 or 15.3%, while average interest-bearing assets increased by $35,556,000 or 13.2% as average loans outstanding increased $25,916,000 and investment securities increased $9,271,000. The average yield on earning assets decreased by 13 basis points. At the same time, interest bearing liabilities increased by $24,722,000 or 12.5%, while the cost of those liabilities decreased by 33 basis points for the same period. Comparing nine months ended September 30, 2001 with the same period in 2000, net interest income increased $888,000 or 5.31%; average interest bearing assets were $40,942,000 or 12.8% higher, but the averaged yield on them declined 54 basis points, mainly because of the prime rate drops in 2001, which saw average loans increase $27,441,000 for the period, but yields on these loans declined by 57 basis points. In the same nine-month periods, average interest-bearing liabilities increased $32,864,000 or 14.3%, while their cost decreased by only 14 basis points.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

        The Bank has the responsibility of assessing the overall risks in its loan portfolio, assessing the specific loss expectancy, and testing the adequacy of the loan loss reserve. The level of reserves is determined by internally generating credit quality ratings, reviewing economic conditions in the Bank's market area, and considering the Bank's historical loan loss experience. The Bank is committed to maintaining adequate reserves, identifying credit weaknesses by consistent review of loans, and maintaining the ratings and changing those ratings in a timely manner as circumstances change.

        The allowance for loan losses totaled $3,332,000, $2,920,000, and $2,224,000 at December 31, 2000, 1999, and 1998, respectively. This represented 1.43%, 1.22%, and 1.08% of outstanding loans on those respective dates. The allowance was $3,492,000 and $3,188,000 at September 30, 2001 and 2000. This represented 1.21% and 1.32% of outstanding loans at those dates. The balances reflect an amount that, in management's judgment, is adequate to provide for potential loan losses based on the considerations listed above. During 2000, the provision for loan losses was $425,000 while write-offs totaled $23,000 compared to a provision for loan losses of $750,000 and total write-offs of $70,000 in 1999 and a provision for loan losses of $750,000 and total write-offs of $207,000 in 1998. Furthermore, for nine months ended September 30, 2001 the provision for loan losses was $225,000 and total write-offs of $70,000, compared to nine months ended September 30, 2000, with a provision for loan losses of $279,000 and total write-offs of $20,000. There was no significant single loan written off in the periods mentioned.

        Table 3 presents the relationship of the reserve to the loan portfolio.

                                     Table 3
                   Allocation of the Allowance for Loan Losses
                                 (in thousands)

                           September 30, 2001           September 30, 2000
                       ---------------------------  ---------------------------
                                       Percent                       Percent
                                       in each                       in each
                                       category                      category
                                       to total                      to total
                           Amount       Loans           Amount        Loans
                       ------------- -------------  -------------- ------------
Real Estate                  $1,410        59.4 %            $852         44.6%
Construction                    647          10.1           1,050          19.4
Commercial                      327          22.0             279          24.5
Consumer                        535           8.5             342          11.5
Overdrafts                        -             -               -             -
Unfunded commitments            573             -             665             -
                       ------------  ------------   -------------  ------------
        Total                $3,492         100.0%         $3,188         100.0%
                       ============  ============   =============  ============

                                               Table 3
                             Allocation of the Allowance for Loan Losses
                                            (in thousands)

                                          As of December 31,

                    2000             1999             1998              1997              1996
             ------------------------------------------------------------------------------------------
                      Percent           Percent           Percent           Percent           Percent
                      in each           in each           in each           in each           in each
                      category          category          category          category          category
                      to total          to total          to total          to total          to total
              Amount   Loans    Amount   Loans    Amount   Loans    Amount   Loans    Amount   Loans
             ------------------------------------------------------------------------------------------
Real Estate  $    955    49.4%  $ 1,025     50.2% $   795     52.2% $   581     58.8% $   508     55.1%

Construction    1,196     17.1      567     17.0      393      7.2      285      4.7      136      6.6

Commercial        264     22.4      416     21.8      416     30.2      624     24.1      491     23.3

Consumer          352     11.1      526     11.0      294     10.4      176     12.4      220     15.0

Overdrafts          -      0.0        -        -        -        -        -        -        -        -
Unfunded

 commitments      565      0.0      389        -      326        -        -        -        -        -
             --------  -------  -------  -------  -------  -------  -------  -------  -------   ------
    Total    $  3,332    100.0% $ 2,923    100.0% $ 2,224    100.0% $ 1,666    100.0% $ 1,355    100.0%
             ========  =======  =======  =======  =======  =======  =======  =======  =======   ======

        Table 4 summarizes transactions in the allowance for loan losses and details the charge-offs, recoveries and net loan losses by loan category for the last five fiscal years and the nine month periods ended September 30, 2001 and 2000. The amount added to the provision and charged to operating expense for each period is based on the risk profile of the loan portfolio. No addition was made for 1996, as the amount in the reserve was adequate at that time.

        Starting in 1997 and continuing through 1999, there was a change in the portfolio mix, which saw an increase in loan size, and lending in Enterprise Zones, which implies a slightly higher risk. A favorable payment history for these loans indicated that not as much need be added to the reserve, so the provision declined in the year 2000 and for the nine-month period ended September 30, 2001.

                                     Table 4
                            Allowance for Loan Losses
                               Historical Analysis
                                 (in thousands)

                                         For the nine months ended
                                       -------------------------------
                                September 30, 2001       September 30, 2000
                               ---------------------    ---------------------
Balance at Beginning of Period          $3,332                $2,920
Provision for Loan Losses                  225                   279
Charge-offs:
Consumer                                   (70)                  (20)
                                     ---------              --------
   Total                                   (70)                  (20)
Recoveries:
Consumer                                     5                     9
                                     ---------              --------
   Total                                     5                     9
                                     ---------              --------
Balance at End of Period                $3,492                $3,188
                                     =========              ========

Percentages
Allowance for Loan Losses/                1.21%                 1.32%
Total Loans
Net Charge-offs/Consumer Loans            0.00%                 0.00%

                                                                     Table 4
                                                             Allowance for Loan Losses
                                                                Historical Analysis
                                                                   (in thousands)

                                                             For the year ended December 31,
                                         ----------------------------------------------------------------------
                                                 2000           1999          1998          1997          1996
                                         ----------------------------------------------------------------------
Balance at Beginning of Period                  $2,920         $2,224        $1,666        $1,355        $1,593
Provision for Loan Losses                          425            750           750           340             -
Charge-offs:
Commercial                                           -            (51)         (169)          (58)         (229)
Consumer                                           (23)           (19)          (38)           (8)          (22)
                                         ----------------------------------------------------------------------
   Total                                           (23)           (70)         (207)          (66)         (251)
Recoveries:
Commercial                                           1             10             7             4             4
Consumer                                             9              6             8            33             9
                                         ----------------------------------------------------------------------
   Total                                            10             16            15            37            13
                                         ----------------------------------------------------------------------
Balance at End of Period                        $3,332         $2,920        $2,224        $1,666        $1,355
                                         ======================================================================

Percentages
Allowance for Loan Losses/Total Loans             1.43%          1.22%         1.08%         0.91%         0.92%
Net Charge-offs-Commercial Loans                  0.00%          0.08%         0.26%         0.13%         0.65%
Net Charge-offs-Consumer Loans                    0.05%          0.05%         0.14%        -0.13%         0.06%

NONPERFORMING ASSETS

        Non-performing assets consist of nonaccrual loans, foreclosed assets, and loans that are 90 days or more past due but are still accruing interest. Loans are placed on nonaccrual status when, in the judgment of the management of the Bank, serious doubt exists as to the collectibility of additional interest within a reasonable period of time.

        Table 5 provides a summary of contractually past due loans for the most recent three years, and at September 30, 2001 and 2000. Nonperforming loans equaled 0.5% of total loans at the end of 2000. Nonperforming loans were 0.1% of outstanding loans at the end of 1999 and 1.6% at the end of 1998. Nonperforming loans were 0.6% of outstanding loans at September 30 2001 and 0.5% of outstanding loans at September 30, 2000. Management believes the current list of past due loans are collectable and does not anticipate any losses. There were no foreclosed assets as of the periods indicated.

                                                 Table 5
                                     Analysis of Nonperforming Assets

                            Nine Months
                        Ended September 30                  Year Ended December 31
                       ---------------------   ---------------------------------------------------------
(in thousands)           2001         2000       2000        1999        1998        1997        1996
                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
Accruing loans past
 due 90 days or more   $      10   $     -     $     -     $     -     $     -     $     -     $     -
Nonaccrual loans ...       1,862       1,290       1,218         208       3,232       3,072       1,385
                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
   Total ...........   $   1,872   $   1,290   $   1,218   $     208   $   3,232   $   3,072   $   1,385
                       =========   =========   =========   =========   =========   =========   =========

For the nine months ended September 30, 2001, the amount of interest income that would have been recorded on nonaccrual loans would have been $263 thousand, had they been current in accordance with original terms.

        There was no commitment to lend additional funds to any customer whose loan was classified nonperforming at December 31, 2000, 1999 and 1998, or September 30, 2001 and 2000.

NON-INTEREST INCOME

        Non-interest income for the year 2000 increased $996,000 or 35.8% over 1999, primarily due to a gain on sale of bank premises, equipment and leasehold of $701,000. Non-interest income for 1999 increased by only $131,000 over 1998. Non-interest income for the nine months ended September 30, 2001 decreased by $683,000 or 22.8% from the nine months ended September 30, 2000 because the gain on sale of premises, equipment and leasehold of $701,000 took place in the first nine months of 2000.

NON-INTEREST EXPENSE

        Non-interest expense increased $1,458,000 or 10.0% in 2000 over 1999 and $304,000 or 2.1% in 1999 over 1998. Most of the 2000 increase was from salaries and employee benefits, which increased by $865,000. In 1999, most of the increase was in salaries and employee benefits, which increased $881,000, while equipment expense decreased $270,000, and professional fees decreased $237,000.

        For the nine months ended September 30, 2001, non-interest expense increased $1,668,000 or 14.6% over the same period in 2000. Most of the increase was in salaries and employee benefits, which increased by $1,381,000 or 20.8% over 2000 and occupancy, furniture and equipment expense, which increased by $173,000.

BALANCE SHEET ANALYSIS

        Total assets were $379,974,000 at December 31, 2000, which represented a 9.2% increase over 1999. Assets averaged $361.8 million in 2000 as compared to $340.9 million in 1999 and $305.0 million in 1998. Average earning assets increased from $270.4 million in 1998 to $305.9 million in 1999 and $325.2 million in 2000. Average earning assets were 89.9% of total assets in 2000, 89.7% in 1999 and 88.6% in 1998. Total interest-bearing liabilities averaged $231.9 million in 2000, $222.3 million in 1999, and $197.6 million in 1998, which represented an increase of 4.3% in 2000 over 1999 and 12.5% in 1999 over 1998. Total assets were $403,395,000 at September 30, 2001, a 7.8% increase over September 30, 2000. Assets averaged $400.9 million in on September 30, 2001 compared to $355.4 million the year before. Average earning assets were 90.0% of total assets on September 30, 2001, and 90.0% the previous September. Total interest-bearing liabilities averaged $261.9 for the nine months ended September 30, 2001, and $229,068 for the nine months of 2000. The components of the Bank's average earning assets and interest-bearing liabilities are presented in Table 1.

LOANS

        The loan portfolio constitutes the Bank's largest earning asset. Loans outstanding at December 31, 2000 reflect a decrease of $7 million or 2.9% from loans outstanding at December 31, 1999. Commercial loans remained flat at year-end 2000 over 1999. Consumer loans declined slightly by $0.6 million or 2.4% from 1999 to 2000. Construction loans at December 31, 2000 decreased by $1 million or 2.5% from the year ended December 31, 1999 as new construction slowed with the economy in 2000. Real Estate loans, more specifically Commercial Real Estate loans, declined $5.7 million or 4.7% from 1999 to 2000, for the same reason.

        Loans outstanding in December 1999 increased by $33.9 million or 16.4% from loans outstanding at December 31, 1998. This increase was due improving economic trends in 1999 versus 1998. Emphasis was placed on developing Construction and Real Estate (mostly Commercial Real Estate) loans. Real Estate and Construction loans combined decreased by $6.7 million or 4.1% from 1999 to 2000. Demand for Commercial loans slowed, as totals dropped from $62.7 million in 1999 to $52.6 million in 2000. Consumer loans increased by $4.9 million or 22.7% from 1999 to 2000. The following are all comparisons of September 30, 2000 to September 30, 2001: total loans increased $46.3 million or 19.1%, Real Estate (mostly Commercial Real Estate) increased $63.4 million or 58.3%, Construction loans decreased by $18.0 million or 38.0%, Commercial loans increased $4.0 million or 6.6% and Consumer loans decreased by $3.3 million or 12.0%.

        Table 6 presents a detailed analysis of loans outstanding at December 31, 2000, and at December 31, 1996 through December 31, 2000.

                                             Table 6
                                          Loan Portfolio

                                            September 30
                                            ------------
                                           (in thousands)
                                                2001
                                            -----------

        Real Estate loans                     $172,062
        Construction loans                      29,266
        Commercial loans                        63,669
        Consumer loans                          24,501
                                            ----------
           Sub total                           289,498
        Net deferred loan fees                  (1,094)
                                            ----------
           Total                              $288,404
                                            ==========

                                                   Table 6
                                                Loan Portfolio

                                                 December 31
                                                (in thousands)
                           2000         1999          1998        1997         1996
                         ---------    ---------    ---------    ---------    ---------

Real Estate loans        $ 115,775    $ 121,434    $ 108,527    $ 109,393    $  81,856
Construction loans          40,021       41,061       14,890        8,829        9,777
Commercial loans            52,454       52,607       62,740       42,752       34,582
Consumer loans              25,987       26,632       21,701       22,974       22,243
                         ---------    ---------    ---------    ---------    ---------
   Sub total               234,237      241,734      207,858      183,948      148,458
Net deferred loan fees      (1,236)      (1,752)      (1,750)      (1,486)        (945)
                         ---------    ---------    ---------    ---------    ---------
   Total                 $ 233,001    $ 239,982    $ 206,108    $ 182,462    $ 147,513
                         =========    =========    =========    =========    =========

        The following table shows the Bank's loan maturities and sensitivities to changes in interest rates as of September 30, 2001.

                                             Maturing
                                 Maturing    After One     Maturing
                                Within One   But Within   After Five
                                   Year      Five Years     Years        Total
                               -----------  -----------  -----------  -----------

Real Estate loans              $   117,154  $    46,822  $     8,086  $   172,062
Construction loans                  19,927        7,964        1,375       29,266
Commercial loans                    43,351       17,326        2,992       63,669
Consumer loans                      16,683        6,667        1,151       24,501
                               -----------  -----------  -----------  -----------
   Subtotal                    $   197,115  $    78,779  $    13,604  $   289,498
Net deferred loan fees                (745)        (298)         (51)      (1,094)
                               -----------  -----------  -----------  -----------
   Total                       $   196,370  $    78,481  $    13,553  $   288,404
                               ===========  ===========  ===========  ===========

With predetermined interest
  rates                        $    23,299  $     9,311  $     1,607  $    34,217
With floating interest rates       173,071       69,170       11,946      254,187
                               -----------  -----------  -----------  -----------
   Total                       $   196,370  $    78,481  $    13,553  $   288,404
                               ===========  ===========  ===========  ===========

        The following table shows the Bank's loan maturities and sensitivities to changes in interest rates as of December 31, 2000.

                                                Maturing
                                 Maturing       After One       Maturing
                                Within One      But Within     After Five
                                   Year         Five Years        Years           Total
                               ------------    ------------    ------------    ------------

Real Estate loans              $     89,778    $     18,987    $      7,010    $    115,775
Construction loans                   31,034           6,563           2,424          40,021
Commercial loans                     40,675           8,602           3,177          52,454
Consumer loans                       20,151           4,262           1,574          25,987
                               ------------    ------------    ------------    ------------
   Sub total                        181,638          38,414          14,185         234,237
Net deferred loan fees                 (958)           (203)            (75)         (1,236)
                               ------------    ------------    ------------    ------------
   Total                       $    180,680    $     38,211    $     14,110    $    233,001
                               ============    ============    ============    ============

With predetermined interest
  rates                        $     24,865    $      5,259    $      1,942    $     32,066
With floating interest rates        155,815          32,952          12,168         200,935
                               ------------    ------------    ------------    ------------
   Total                       $    180,680    $     38,211    $     14,110    $    233,001
                               ============    ============    ============    ============

        The rate earned on average loans increased to 10.84% in 2000, which is 35 basis points higher than the yield of 10.49% earned in 1999. This increase was primarily attributable to the change of the mix of loans. The loan yield in 1999 was 15 basis points more than the loan yield earned in 1998 also due to the mix of loans. Interest income on loans increased by $2,269,000 in 2000 up 9.6% from the amount earned in 1999. Interest income on loans in 1999 was $3,011,000 or 14.7% higher than in 1998. Average loans totaled $238,167,000 during 2000, an increase of 6.11% from 1999. The average of $224,455,000 in 1999 was an increase of $25,916,000 or 13.1% over 1998. At September 30, 2001, the yield on average loans was 10.21%, down 57 basis points from the yield a year earlier. This decrease was attributable primarily to the many reductions in the prime-lending rate during 2001. Interest income on loans increased by only $1,069,000 or 5.6% for the nine months ended September 30, 2001 compared to the nine months of 2000. This was the direct result of the declines in the prime-lending rate. The average loans for nine months ended September 30, 2001 totaled $265,442,000, an increase of $27,441,000 or 11.5% over the same period in 2000.

INVESTMENT PORTFOLIO

        Investments at December 31, 2000 totaled $88,637,000. This represents an increase of $16,756,000 or 23.3% over the same period in 1999. Investments at year-end 1999 decreased by $7,428,000 or 9.4% from 1998. Available funds are first used for Loans, then investments, and the remainder sold as Federal funds. The primary source of funds is the deposit base, and, if needed, Investment maturities, calls and sales, which accounts for the volume variances in investments. The Bank's investment portfolio is concentrated in U. S. Government Agencies and in obligations of States and political subdivisions. The Bank believes this provides for an appropriate liquidity level. Table 7 provides a detailed analysis of the investment portfolio.

                                                                         Table 7
                                                                  Investment Securities
                                                                      (in thousands)

                                       Due         After One     After Five      Due
                                   In One Year    Year Through Years Through   After Ten              Market    Maturity   Average
                                     Or Less       Five Years    Ten Years      Years        Total    Value     In Years    Yield
                                  -------------------------------------------------------------------------------------------------
SEPTEMBER 30, 2001:
U. S. Treasury                        $1,999         $      -      $      -    $     -       $1,999   $2,041      0.55      6.20%
U. S. Government agencies             13,458           18,995             -          -       32,453   33,064      1.42      5.82%
States & political subdivisions        1,270           10,085        13,563      4,256       29,174   29,870      6.00      4.83%
Other securities                           -            4,006             -      2,371        6,377    6,516      7.03      6.13%
                                  --------------------------------------------------------------------------           ---------
   Total                             $16,727          $33,086       $13,563     $6,627      $70,003  $71,491                5.45%
                                  ==========================================================================           ---------

Federal Reserve Bank Stock - no stated maturity - carried in Other Assets from January 1, 2001. Carrying value $617 Market value at historical cost $617.

                                                         Carrying     Market
DECEMBER 31, 2000:                                        Value       Value
                                                    ------------------------
U. S. Treasury                                            $3,996      $4,017
U. S. Government agencies                                 44,690      45,040
States and political subdivisions                         36,651      36,537
Other securities                                           2,426       2,426
Federal Reserve Bank Stock                                   617         617
                                                    ------------------------
   Total                                                 $88,380     $88,637
                                                    ========================

DECEMBER 31, 1999:
U. S. Treasury                                            $3,985      $3,971
U. S. Government agencies                                 34,685      34,129
States and political subdivisions                         32,893      31,738
Other securities                                           1,599       1,599
Federal Reserve Bank Stock                                   444         444
                                                    ------------------------
   Total                                                 $73,606     $71,881
                                                    ========================

DECEMBER 31, 1998
U. S. Treasury                                            $2,493      $2,581
U. S. Government agencies                                 25,421      25,571
States and political subdivisions                         36,022      36,607
Corporate Obligations                                     13,044      12,976
Other securities                                           1,135       1,130
Federal Reserve Bank Stock                                   444         444
                                                    ------------------------
   Total                                                 $78,559     $79,309
                                                    ========================

DEPOSITS

        The increase in the earning assets in 2000 was funded with the increases in the deposit base. In 2000, average deposits increased by $16.6 million or 5.6% over 1999. In 1999, average deposits increased by $32.6 million or 12.2% over 1998. In 2000, average total interest-bearing deposits increased $9.9 million or 4.5%; interest-bearing demand deposits increased $5.5 million, money market increased $20.7 million, savings decreased $12.2 million, and time deposits decreased $4.1 million At the same time, non-interest bearing demand deposits increased $6.7 million or 8.7%. In 1999, average deposits increased $32.6 million or 12.2% over 1998. For the nine months ended September 30, 2001 compared with the nine months ended September 30, 2000, average deposits increased by $38.6 million or 12.4%, average interest-bearing deposits increased $32.9 million or 14.4%, while interest-bearing demand deposits increased $13.8 million, money market increased $12.9 million, savings increased $2.4 million, total time deposits increased $3.8 million, and non-interest bearing demand deposits increased $5.7 million.

        The Bank's average cost on interest-bearing liabilities increased by 38 basis points in 2000 over 1999 due to a higher interest rate environment and an increase of 61 basis points in time deposit costs. 1999 over 1998 showed the reverse, with costs for interest-bearing liabilities decreasing by 33 basis points, and time deposit costs dropping 60 basis points. Comparing average costs for nine months ended September 30, 2001 with those for the same period, 2000, interest-bearing liabilities showed a decrease of 14 basis points as rates declined following the several drops in prime rate, which affected deposit rates more slowly, as time deposits would not re-price until their maturities, and some depositors lengthened the maturities at renewal, anticipating further declines. As a result, time deposit costs actually increased by one basis point.

                                                               Table 8

                           Average Deposits and Average Rates paid for the period ending September 30,

                                           2001                                  2000
                           -----------------------------------     ------------------------------------
                                                       % of                                    % of
                              Average       Average    Total          Average    Average      Total
(in thousands)                Balance        Rate     Deposits        Balance      Rate      Deposits
                           -----------------------------------     ------------------------------------
Deposits:
Interest-bearing demand          $54,862      1.4%      15.7%          $41,028      1.2%          13.2%
Money market                      55,420       3.0       15.9           42,528      3.2           13.7
Savings                           45,910       1.8       13.1           43,486      1.9           14.0
Time deposits $100,000 or
  more                            48,554       5.1       13.9           46,040      5.6           14.8
Time deposits under $100,000      56,960       5.1       16.3           55,695      4.7           17.9
                            ---------------------------------      -----------------------------------

Total interest bearing           261,706       3.3       74.9          228,777      3.5           73.6
deposits
Demand deposits                   87,825         -       25.1           82,115        -           26.4
                           ----------------------------------      -----------------------------------

Total Deposits                  $349,531       2.5%     100.0%        $310,892      2.5%         100.0%
                           ==================================      ===================================

                                                                               Table 8

                                         Average Deposits and Average Rates paid for the period ending December 31,

                                             2000                              1999                             1998
                                --------------------------------  --------------------------------  ------------------------------
                                                         % of                               % of                            % of
                                     Average  Average    Total        Average   Average     Total       Average Average    Total
           (in thousands)            Balance   Rate     Deposits      Balance    Rate     Deposits      Balance  Rate     Deposits
                                --------------------------------  --------------------------------  ------------------------------
Deposits:
Interest-bearing demand               $42,157   1.3%       13.3%       $36,703     1.0%      12.3%      $31,548    1.1%       11.8%
Money market                           43,599   3.3%       13.8         22,933     3.8        7.7        34,641    2.7        13.0
Savings                                43,689   2.0%       13.8         55,856     1.5       18.7        39,262    2.0        14.7
Time deposits $100,000 or more         51,444   5.7%       16.3         52,362     4.6       17.5        43,017    5.2        16.1
Time deposits under $100,000           50,770   4.8%       16.1         53,918     4.7       18.0        48,695    5.2        18.3
                                -------------------------------   -------------------------------   ------------------------------

Total interest bearing deposits      $231,659   3.5%       73.3       $221,772     3.2       74.2      $197,163    3.5        73.9
Demand deposits                        84,127   0.0%       26.7         77,415     0.0       25.8        69,432    0.0        26.1

                                -------------------------------   -------------------------------   ------------------------------
Total Deposits                       $315,786   2.6%      100.0%      $299,187     2.3%     100.0%      $266,595   2.6%      100.0%
                                ===============================   ===============================   ==============================



                          Large Time Deposit Maturities
       Analysis of Time Deposits of $100,000 or more at September 30, 2001

                                               Over Three            Over
                      Three Months             to Twelve            Twelve
Total Deposits           or Less                Months              Months
                      --------------          ------------       --------------
   $47,723               $24,076                 $20,767             $2,880



                          Large Time Deposit Maturities
       Analysis of Time Deposits of $100,000 or more at December 31, 2000


                                               Over Three            Over
                      Three Months             to Twelve            Twelve
Total Deposits           or Less                Months              Months
                      --------------          ------------       --------------
      $51,561            $31,462                 $17,870            $2,229

CAPITAL

        At December 31, 2000 shareholders' equity was $42,786,000, an increase of $5,279,000 or 14.1% over 1999. Shareholders' equity was $37,507,000 in 1999, an increase of $1,746,000 or 4.9% over 1998. At September 30, 2001, shareholders' equity was $47,129,000, an increase of $4,343,000 or 10.2% over December 31, 2000. At September 30, 2000, shareholders' equity was $42,418,000, an increase of $4,911,000 or 13.1% over December 31,1999. The increases were primarily attributable to the retention of net income after payment of cash dividends of $2,673,000 in 2000, $2,011,000 in 1999 and $693,000 in 1998. Cash
dividends for nine months ended September 30, 2001 and September 30, 2000 were $795,000 and $757,000.

        In 1989, the Federal Deposit Insurance Corporation (FDIC) established risk-based capital guidelines requiring banks to maintain certain ratios of "Qualifying capital" to "risk-weighted assets". Under the guidelines, qualifying capital is classified into two tiers, referred to as Tier 1 (core) and Tier 2 (supplementary) capital. See "Supervision and Regulation - Capital Standards" on page 49. Currently, the Bank's Tier 1 capital consists of common shareholders' equity though other instruments such as certain types of preferred stock can also be included in Tier 1 capital. Tier 2 capital consists of eligible reserves for possible loan losses and qualifying subordinated notes and debentures. Total capital is the sum of Tier 1 plus Tier 2 capital. Risk-weighted assets are calculated by applying risk percentages specified by the FDIC to categories of both balance sheet assets and off-balance sheet obligations.

        At year-end 1990, the FDIC also adopted a leverage ratio requirement. This ratio supplements the risk-based capital ratios and is defined as Tier 1 capital divided by quarterly average assets during the reporting period. The requirement established a minimum leverage ratio of 3.0% for the highest rated bank and ratios 100 to 200 basis points higher for most banks. Furthermore, as mandated by the FDIC Improvement Act of 1991, in 1993 the FDIC began assessing risk-based deposit insurance assessments based upon financial institutions' capital resources and "management strength". To qualify for the lowest insurance premiums as indicated in the following table, "well-capitalized" financial institutions must maintain risk-based Tier 1 and total capital ratios of at least 6.0% and 10.0% respectively. "Well-capitalized" financial institutions must also maintain a leverage ratio equal to or exceeding 5.0%.

        The following table shows the risk-based capital ratios and the leverage ratios at December 31, 2000, 1999 and 1998, as well as at September 30, 2001 and 2000.


                                             Capital Ratios
                             September 30,              December 31,                 Minimum "Well
                          -------------------    ---------------------------         Capitalized"
Risk-Based Capital Ratios   2001      2000         2000     1999     1998            Requirements
------------------------- -------------------    ---------------------------         ------------

Tier 1 Capital             12.82%    14.14%       14.27%   13.18%   17.02%     >         6.00%
                                                                               -

Total Capital              13.83%    15.20%       15.38%   14.18%   18.10%     >        10.00%
                                                                               -

Leverage Ratios            11.07%    11.72%       11.21%   11.00%   10.88%     >        5.00%
                                                                               -

        Liquidity is a measure of the Bank's ability to convert assets into cash with minimum loss. Liquidity consists of cash and accounts and time deposits due from other banks, Federal Funds sold, Available for Sale securities, and Held to Maturity Securities within three months of maturity or most likely call date. The Bank's policy is to maintain a liquidity ratio of 20% or greater of total assets. As of December 31, 2000, the Bank's primary liquidity ratio was 33.95 % as compared to 26.10 % at December 31, 1999. At September 30, 2001 it was 23.99% and September 30, 2000 it was 30.87%. The objective of liquidity management is to ensure that the Bank has available funds to meet all present and future financial obligations and to take advantage of business opportunities as they arise. Financial obligations arise from withdrawals of deposits, repayment on maturity of purchased funds, extension of loans or other forms of credit, payment of operating expenses and payment of dividends.

        Core deposits, which consist of all deposits other than time deposits, have provided the Bank with a sizable source of relatively stable and low-cost funds. The Bank's average core deposits funded 59% of average total assets of $361,843,000 for the year ended 2000 and 57% of average total assets of $340,937,000 for the year ended 1999. Average core deposits funded 61% of average total assets of $400,917,000 for nine months ended September 30, 2001 and average core deposits funded 59% of average total assets of $355,439,000. Retained earnings and time deposits provided most of the remaining funding.

        Liquidity may also be provided from a variety of other sources, especially federal funds sold. Federal funds sold averaged $10.4 million during 2000 and $9.8 million during 1999. In addition, liquidity may also be provided by securities available for sale. At December 31, 2000, these totaled $87.2 million, and at December 31, 1999 they totaled $70,658,000 or 98.4% and 98.3%, respectively of the Bank's investment portfolio. The Bank purchases investment securities with the intent of holding them as available for sale, to provide a ready source of liquidity.

ASSET AND LIABILITY MANAGEMENT

        The largest component of the Bank's earnings is net interest income, which can fluctuate widely when significant interest rate movements occur. The Bank's management is responsible for minimizing the Bank's exposure to interest rate risk and assuring an adequate level of liquidity. This is accomplished by developing objectives, goals and strategies designed to enhance profitability and performance.

        Ongoing management of the Bank's interest rate sensitivity limits interest rate risk by controlling the mix and maturity of assets and liabilities. Management regularly reviews the Bank's position and evaluates alternative sources and uses of funds as well as changes in external factors. Various methods are used to achieve and maintain the desired rate sensitivity position including the sale or purchase of assets and product pricing.

        In order to ensure that sufficient funds are available for loan growth and deposit withdrawals, as well as to provide for general needs, the Bank must maintain an adequate level of liquidity. Both assets and liabilities provide sources of liquidity. Asset liquidity comes from the Bank's ability to convert short-term investments into cash and from the maturity and repayment of loans and investment securities. Liability liquidity is provided by the Bank's ability to attract deposits, The primary source of liability liquidity is the Bank's customer base, which provides core deposit growth. The overall liquidity position of the Bank is closely monitored and evaluated regularly. Management believes the Bank's liquidity sources at September 30, 2001 were adequate to meet its operating needs in 2001 and going forward into the foreseeable future.

                                     Table 9
                       Rate Sensitivity Assets/Liabilities
                            as of September 30, 2001

                                                           Over One
                                    Three    Over Three     Year         Over         Not
                                   Months     to Twelve  Through Five    Five        Rate-
(Dollars in thousands)             or Less     Months       Years        Years     Sensitive     Total
--------------------------------------------------------------------------------------------------------
Interest earnings assets:
 Federal funds sold                   $725    $      -     $      -    $      -    $      -         $725
                                     5,029      11,949       33,875      20,638           -       71,491
Securities
 Loans                             137,464      58,381       77,179      13,518           -      286,542
--------------------------------------------------------------------------------------------------------
   Total interest earning assets   143,218      70,330      111,054      34,156           -      358,758
--------------------------------------------------------------------------------------------------------
Cash and due from banks                  -           -            -           -      24,559       24,559
Other assets                             -           -            -           -      20,078       20,078
--------------------------------------------------------------------------------------------------------
   Total assets                   $143,218     $70,330     $111,054     $34,156     $44,637     $403,395
========================================================================================================

Interest bearing liabilities:
 Demand, interest bearing          $57,736  $        -     $      -  $        -  $        -      $57,736
 Savings and money market          100,750           -            -           -           -      100,750
 Time deposits                     105,319           -            -           -           -      105,319
 Other borrowed money                    -           -          153           -           -          153
--------------------------------------------------------------------------------------------------------
   Total interest bearing
     liabilities                   263,805           -          153           -           -      263,958
--------------------------------------------------------------------------------------------------------
Noninterest demand deposits              -           -            -           -      87,897       87,897

Other liabilities                        -           -            -           -       4,411        4,411

Stockholders' equity                     -           -            -           -      47,129       47,129
--------------------------------------------------------------------------------------------------------
   Total liabilities and
     stockholders' equity         $263,805  $        -     $    153  $        -  $  139,437     $403,395
========================================================================================================
Interest rate sensitivity GAP    ($120,587)    $70,330     $110,901     $34,156    ($94,800)    $      -
========================================================================================================
Cumulative int rate sensit GAP   ($120,587)   ($50,257)     $60,644     $94,800  $        -     $      -
Cumulative int rate sensit
GAP ratio                           (84.20%)    (71.46%)      54.61%     277.55%          -%           -%

EFFECT OF CHANGING PRICES

        The results of operations and financial conditions presented in this report are based on historical cost information and are unadjusted for the effects of inflation.

        Since the assets and liabilities of banks are primarily monetary in nature (payable in fixed, determinable amounts), the performance of the Bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

        The effect of inflation on banks is normally not as significant as its influence on those businesses that have large investments in plants and inventories. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above average growth in assets, loans and deposits. Also, increases in the price of goods and services will result in increased operating expenses.

                                                          Table 10
                                                     Return on Equity and
                                                           Assets
                                Key Financial Ratios (ratios are computed on average balances)

                               Nine Months Ended September 30,        Year Ended December 31,
                               -------------------------------    -------------------------------
                                  2001                2000           2000      1999      1998
                               -----------         -----------    -------------------------------

Return on average assets          1.47%               1.91%          1.88%     1.53%     1.33%

Return on average equity         13.04%              16.97%         16.58%    13.96%    11.31%

Dividend payout ratio            18.01%              14.88%         39.39%    38.55%    17.14%

Average equity to assets ratio   11.30%              11.28%         11.31%    10.96%    11.72%

                           SUPERVISION AND REGULATION

GENERAL

        FNB Bancorp. The common stock of FNB Bancorp is subject to the registration requirements of the Securities Act of 1933, as amended, and the qualification requirements of the California Corporate Securities Law of 1968, as amended. FNB Bancorp is not currently subject to the periodic reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended, which include, but are not limited to, annual, quarterly and other current reports with the Securities and Exchange Commission. FNB Bancorp intends to register its securities under Section 12(g) of the Securities Exchange Act of 1934, as amended, following the effectiveness of its registration statement (which includes this proxy statement/prospectus) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Thereafter, FNB Bancorp will be subject to the periodic reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended.

        FNB Bancorp will be a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), and will be registered as such with, and subject to the supervision of, the Board of Governors of the Federal Reserve System (the "Board of Governors"). FNB Bancorp is required to obtain the approval of the Board of Governors before it may acquire all or substantially all of the assets of any bank, or ownership or control of the voting shares of any bank if, after giving effect to such acquisition of shares, FNB Bancorp would own or control more than 5% of the voting shares of such bank. The Bank Holding Company Act prohibits FNB Bancorp from acquiring any voting shares of, or interest in, all or substantially all of the assets of, a bank located outside the State of California unless such an acquisition is specifically authorized by the laws of the state in which such bank is located. Any such interstate acquisition is also subject to the provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994.

        FNB Bancorp, and any subsidiaries, which it may acquire or organize, are deemed to be "affiliates" of any bank subsidiary within the meaning of that term as defined in the Federal Reserve Act. This means, for example, that there are limitations (a) on loans by any bank subsidiary to affiliates, and (b) on investments by any bank subsidiary in affiliates' stock as collateral for loans to any borrower. FNB Bancorp and any subsidiaries are also subject to certain restrictions with respect to engaging in the underwriting, public sale and distribution of securities.

        In addition, regulations of the Board of Governors under the Federal Reserve Act require that reserves be maintained by any bank subsidiary of FNB Bancorp in conjunction with any liability of FNB Bancorp under any obligation (promissory note, acknowledgement of advance, banker's acceptance or similar obligation) with a weighted average maturity of less than seven (7) years to the extent that the proceeds of such obligations are used for the purpose of supplying funds to any bank subsidiary for use in its banking business, or to maintain the availability of such funds.

        First National Bank As a national banking association licensed under the national banking laws of the United States, First National Bank is regularly examined by the Office of the Comptroller of the Currency and is subject to the supervision of the Federal Deposit Insurance Corporation, Board of Governors, and the Office of the Comptroller of the Currency. The supervision and regulation includes comprehensive reviews of all major aspects of First National Bank's business and condition, including its capital ratios, allowance for possible loan losses and other factors. However, no inference should be drawn that such authorities have approved any such factors. First National Bank is required to file reports with the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation. First National Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the applicable legal limits.

CAPITAL STANDARDS

        The Board of Governors, the Federal Deposit Insurance Corporation, and the Office of the Comptroller of the Currency have adopted risk-based capital guidelines for evaluating the capital adequacy of bank holding companies and banks. The guidelines are designed to make capital requirements sensitive to differences in risk profiles among banking organizations, to take into account off-balance sheet exposures and to aid in making the definition of bank capital uniform internationally. Under the guidelines, First National Bank is required to maintain (and FNB Bancorp and First National Bank will be required to maintain) capital equal to at least 8.0% of its assets and commitments to extend credit, weighted by risk, of which at least 4.0% must consist primarily of common equity (including retained earnings) and the remainder may consist of subordinated debt, cumulative preferred stock, or a limited amount of loan loss reserves.

        Assets, commitments to extend credit, and off-balance sheet items are categorized according to risk and certain assets considered to present less risk than others permit maintenance of capital at less than the 8% ratio. For example, most home mortgage loans are placed in a 50% risk category and therefore require maintenance of capital equal to 4% of those loans, while commercial loans are placed in a 100% risk category and therefore require maintenance of capital equal to 8% of those loans.

        Under the risk-based capital guidelines, assets reported on an institution's balance sheet and certain off-balance sheet items are assigned to risk categories, each of which has an assigned risk weight. Capital ratios are calculated by dividing the institution's qualifying capital by its period-end risk-weighted assets. The guidelines establish two categories of qualifying capital: Tier 1 capital (defined to include common shareholders' equity and noncumulative perpetual preferred stock) and Tier 2 capital which includes, among other items, limited life (and in case of banks, cumulative) preferred stock, mandatory convertible securities, subordinated debt and a limited amount of reserve for credit losses. Tier 2 capital may also include up to 45% of the pretax net unrealized gains on certain available-for-sale equity securities having readily determinable fair values (i.e. the excess, if any, of fair market value over the book value or historical cost of the investment security). The federal regulatory agencies reserve the right to exclude all or a portion of the unrealized gains upon a determination that the equity securities are not prudently valued. Unrealized gains and losses on other types of assets, such as bank premises and available-for-sale debt securities, are not included in Tier 2 capital, but may be taken into account in the evaluation of overall capital adequacy and net unrealized losses on available-for-sale equity securities will continue to be deducted from Tier 1 capital as a cushion against risk. Each

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


institution is required to maintain a minimum risk-based capital ratio (including Tier 1 and Tier 2 capital) of 8%, of which at least half must be Tier 1 capital.

        A leverage capital standard was adopted as a supplement to the risk-weighted capital guidelines. Under the leverage capital standard, an institution is required to maintain a minimum ratio of Tier 1 capital to the sum of its quarterly average total assets and quarterly average reserve for loan losses, less intangibles not included in Tier 1 capital. Period-end assets may be used in place of quarterly average total assets on a case-by-case basis. The Board of Governors and the Federal Deposit Insurance Corporation have also adopted a minimum leverage ratio for bank holding companies as a supplement to the risk-weighted capital guidelines. The leverage ratio establishes a minimum Tier 1 ratio of 3% (Tier 1 capital to total assets) for the highest rated bank holding companies or those that have implemented the risk-based capital market risk measure. All other bank holding companies must maintain a minimum Tier 1 leverage ratio of 4% with higher leverage capital ratios required for bank holding companies that have significant financial and/or operational weakness, a high risk profile, or are undergoing or anticipating rapid growth.

        At September 30, 2001, First National Bank was in compliance with the risk-weighted capital and leverage ratios. Following the merger, FNB Bancorp and First National Bank will be in compliance with the risk-weighted capital and leverage ratios. See "Capital" on page 44.

PROMPT CORRECTIVE ACTION

        The Board of Governors, Federal Deposit Insurance Corporation, and Office of the Comptroller of the Currency have adopted regulations implementing a system of prompt corrective action pursuant to Section 38 of the Federal Deposit Insurance Act and Section 131 of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). The regulations establish five capital categories with the following characteristics: (1) "Well capitalized" - consisting of institutions with a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater and a leverage ratio of 5% or greater, and the institution is not subject to an order, written agreement, capital directive or prompt corrective action directive; (2) "Adequately capitalized" - consisting of institutions with a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater and a leverage ratio of 4% or greater, and the institution does not meet the definition of a "well capitalized" institution; (3) "Undercapitalized" - consisting of institutions with a total risk-based capital ratio less than 8%, a Tier 1 risk-based capital ratio of less than 4%, or a leverage ratio of less than 4%; (4) "Significantly undercapitalized" - consisting of institutions with a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%; (5) "Critically undercapitalized" - consisting of an institution with a ratio of tangible equity to total assets that is equal to or less than 2%.

        The regulations established procedures for classification of financial institutions within the capital categories, filing and reviewing capital restoration plans required under the regulations and procedures for issuance of directives by the appropriate regulatory agency, among other matters. The regulations impose restrictions upon all institutions to refrain from certain actions which would cause an institution to be classified within any one of the three "undercapitalized" categories, such as declaration of dividends or other capital distributions or payment of management fees, if following the distribution or payment the institution would be classified within one of the "undercapitalized" categories. In addition, institutions, which are classified in one of the three "undercapitalized" categories are subject to certain mandatory and discretionary supervisory actions. Mandatory supervisory actions include (1) increased monitoring and review by the appropriate federal banking agency; (2) implementation of a capital restoration plan; (3) total asset growth restrictions; and (4) limitation upon acquisitions, branch expansion, and new business activities without prior approval of the appropriate federal banking agency. Discretionary supervisory actions may include (1) requirements to augment capital; (2) restrictions upon affiliate transactions; (3) restrictions upon deposit gathering activities and interest rates paid; (4) replacement of senior executive officers and directors; (5) restrictions upon activities of the institution and its affiliates; (6) requiring divestiture or sale of the institution; and (7) any other supervisory action that the appropriate federal banking agency determines is necessary to further the purposes of the regulations. Further, the federal banking agencies may not accept a capital restoration plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company under the guaranty is limited to the lesser of (i) an amount equal to 5 percent of the depository institution's total assets at the time it became undercapitalized, and (ii) the amount that is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it were "significantly undercapitalized." FDICIA also restricts the solicitation and acceptance of and interest rates payable on brokered deposits by insured depository institutions that are not "well capitalized." An "undercapitalized" institution is not allowed to solicit deposits by offering rates of interest that are significantly higher than the prevailing rates of interest on insured deposits in the particular institution's normal market areas or in the market areas in which such deposits would otherwise be accepted.

        Any financial institution which is classified as "critically undercapitalized" must be placed in conservatorship or receivership within 90 days of such determination unless it is also determined that some other course of action would better serve the purposes of the regulations. Critically undercapitalized institutions are also prohibited from making (but not accruing) any payment of principal or interest on subordinated debt without prior regulatory approval and regulators must prohibit a critically undercapitalized institution from taking certain other actions without prior approval, including
(1) entering into any material transaction other than in the usual course of business, including investment expansion, acquisition, sale of assets or other similar actions; (2) extending credit for any highly leveraged transaction; (3) amending articles or bylaws unless required to do so to comply with any law, regulation or order; (4) making any material change in accounting methods; (5) engaging in certain affiliate transactions; (6) paying excessive compensation or bonuses; and (7) paying interest on new or renewed liabilities at rates which would increase the weighted average costs of funds beyond prevailing rates in the institution's normal market areas.

ADDITIONAL REGULATIONS

        Under the FDICIA, the federal financial institution agencies have adopted regulations which require institutions to establish and maintain comprehensive written real estate policies which address certain lending considerations, including loan-to-value limits, loan administrative policies, portfolio diversification standards, and documentation, approval and reporting requirements. The FDICIA further generally prohibits an insured bank from engaging as a principal in any activity that is impermissible for a national bank, absent Federal Deposit Insurance Corporation determination that the activity would not pose a significant risk to the Bank Insurance Fund, and that such bank is, and will continue to be, within applicable capital standards.

        The Federal Financial Institution Examination Counsel ("FFIEC") on December 13, 1996, approved an updated Uniform Financial Institutions Rating System ("UFIRS"). In addition to the five components traditionally included in the so-called "CAMEL" rating system which has been used by bank examiners for a number of years to classify and evaluate the soundness of financial institutions (including capital adequacy, asset quality, management, earnings and liquidity), UFIRS includes for all bank regulatory examinations conducted on or after January 1, 1997, a new rating for a sixth category identified as sensitivity to market risk. Ratings in this category are intended to reflect the degree to which changes in interest rates, foreign exchange rates, commodity prices or equity prices may adversely affect an institution's earnings and capital. The revised rating system is identified as the "CAMELS" system.

        The federal financial institution agencies have established bases for analysis and standards for assessing a financial institution's capital adequacy in conjunction with the risk-based capital guidelines including analysis of interest rate risk, concentrations of credit risk, risk posed by non-traditional activities, and factors affecting overall safety and soundness. The safety and soundness standards for insured financial institutions include analysis of (1) internal controls, information systems and internal audit systems; (2) loan documentation; (3) credit underwriting; (4) interest rate exposure; (5) asset growth; (6) compensation, fees and benefits; and (7) excessive compensation for executive officers, directors or principal shareholders which could lead to material financial loss. If an agency determines that an institution fails to meet any standard, the agency may require the financial institution to submit to the agency an acceptable plan to achieve compliance with the standard. If the agency requires submission of a compliance plan and the institution fails to timely submit an acceptable plan or to implement an accepted plan, the agency must require the institution to correct the deficiency. The agencies may elect to initiate enforcement action in certain cases rather than rely on an existing plan particularly where failure to meet one or more of the standards could threaten the safe and sound operation of the institution.

        Community Reinvestment Act ("CRA") regulations evaluate banks' lending to low and moderate income individuals and businesses across a four-point scale from "outstanding" to "substantial noncompliance," and are a factor in regulatory review of applications to merge, establish new branches or form bank holding companies. In addition, any bank rated in "substantial noncompliance" with the CRA regulations may be subject to enforcement proceedings. First National Bank has a current rating of "Satisfactory" for CRA compliance.

LIMITATIONS ON DIVIDENDS

        FNB Bancorp's ability to pay cash dividends is subject to restrictions set forth in the California General Corporation Law. Funds for payment of any cash dividends by FNB Bancorp would be obtained from its investments as well as dividends and/or management fees from First National Bank. First National Bank's ability to pay cash dividends is subject to restrictions imposed under the National Bank Act and regulations promulgated by the Office of the Comptroller of the Currency. See "Dividends and Dividend Policy" on page 82 for further information regarding the payment of cash dividends by FNB Bancorp and First National Bank

                                   COMPETITION

COMPETITIVE DATA

        Larger banks may have a competitive advantage because of higher lending limits and major advertising and marketing campaigns. They also perform services, such as trust services, international banking, discount brokerage and insurance services, which First National Bank is not authorized nor prepared to offer currently. First National Bank has made arrangements with its correspondent banks and with others to provide some of these services for its customers. For borrowers requiring loans in excess of First National Bank's legal lending limits, First National Bank has offered, and intends to offer in the future, such loans on a participating basis with its correspondent banks and with other independent banks, retaining the portion of such loans which is within its lending limits. As of September 30, 2001, First National Bank's aggregate legal lending limits to a single borrower and such borrower's related parties were $7,593,000 on an unsecured basis and $12,655,000 on a fully secured basis, based on regulatory capital of $50,621,000.

        First National Bank's business is concentrated in its service area, which primarily encompasses San Mateo and San Francisco Counties. The economy of First National Bank's service area is dependent upon government, manufacturing, tourism, retail sales, population growth and smaller service oriented businesses.

        Based upon the December 2000 Deposit and Market Share Report prepared by California Banksite Corporation, there were 156 commercial and savings banking offices in San Mateo County with a total of $14,904,430,000 in deposits at December 31, 2000. First National Bank had a total of 12 offices with total deposits of $329,600,000 at the same date, or 2% of the San Mateo County totals. At December 31, 1999, there were 155 commercial and savings banking offices in San Mateo County with total deposits of $12,092,940,000, while First National Bank had $276,220,000, or 2% of the San Mateo County totals.

        In 1996, pursuant to Congressional mandate, the Federal Deposit Insurance Corporation reduced bank deposit insurance assessment rates to a range from $0 to $0.27 per $100 of deposits, dependent upon a bank's risk. Based upon the risk-based assessment rate schedule, First National Bank's current capital ratios and levels of deposits, First National Bank anticipates no change in the assessment rate applicable to it during 2001 from that in 2000.

GENERAL COMPETITIVE FACTORS

        In order to compete with the major financial institutions in their primary service areas, community banks such as First National Bank use to the fullest extent possible the flexibility, which is accorded by their independent status. This includes an emphasis on specialized services, local promotional activity, and personal contacts by their respective officers, directors and employees. They also seek to provide special services and programs for individuals in their primary service area who are employed in the agricultural, professional and business fields, such as loans for equipment, furniture, tools of the trade or expansion of practices or businesses. In the event there are customers whose loan demands exceed their respective lending limits, they seek to arrange for such loans on a participation basis with other financial institutions. They also assist those customers requiring services not offered by either bank to obtain such services from correspondent banks.

        Banking is a business that depends on interest rate differentials. In general, the difference between the interest rate paid by a bank to obtain their deposits and other borrowings and the interest rate received by a bank on loans extended to customers and on securities held in a bank's portfolio comprise the major portion of a bank's earnings.

        Commercial banks compete with savings and loan associations, credit unions, other financial institutions and other entities for funds. For instance, yields on corporate and government debt securities and other commercial paper affect the ability of commercial banks to attract and hold deposits. Commercial banks also compete for loans with savings and loan associations, credit unions, consumer finance companies, mortgage companies and other lending institutions.

        The interest rate differentials of a bank, and therefore their earnings, are affected not only by general economic conditions, both domestic and foreign, but also by the monetary and fiscal policies of the United States as set by statutes and as implemented by federal agencies, particularly the Federal Reserve Board. The Federal Reserve Board can and does implement national monetary policy, such as seeking to curb inflation and combat recession, by its open market operations in United States government securities, adjustments in the amount of interest free reserves that banks and other financial institutions are required to maintain, and adjustments to the discount rates applicable to borrowing by banks from the Federal Reserve Board. These activities influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and timing of any future changes in monetary policies and their impact on First National Bank are not predictable.

IMPACT OF LEGISLATIVE AND REGULATORY PROPOSALS

        Since 1996, California law implementing certain provisions of prior federal law has (1) permitted interstate merger transactions; (2) prohibited interstate branching through the acquisition of a branch business unit located in California without acquisition of the whole business unit of the California bank; and (3) prohibited interstate branching through de novo establishment of California branch offices. Initial entry into California by an out-of-state institution must be accomplished by acquisition of or merger with an existing whole bank, which has been in existence for at least five years.

        The federal financial institution agencies, especially the Office of the Comptroller of the Currency and the Board of Governors, have taken steps to increase the types of activities in which national banks and bank holding companies can engage, and to make it easier to engage in such activities. The Office of the Comptroller of the Currency has issued regulations permitting national banks to engage in a wider range of activities through subsidiaries. "Eligible institutions" (those national banks that are well capitalized, have a high overall rating and a satisfactory CRA rating, and are not subject to an enforcement order) may engage in activities related to banking through operating subsidiaries subject to an expedited application process. In addition, a national bank may apply to the Office of the Comptroller of the Currency to engage in an activity through a subsidiary in which First National Bank itself may not engage.

        On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act (the "Act"), which is potentially the most significant banking legislation in many years. The Act eliminates most of the remaining depression-era "firewalls" between banks, securities firms and insurance companies which was established by The Banking Act of 1933, also known as the Glass-Steagall Act ("Glass-Steagall). Glass-Steagall sought to insulate banks as depository institutions from the perceived risks of securities dealing and underwriting, and related activities. The Act repeals Section 20 of Glass-Steagall, which prohibited banks from affiliating with securities firms. Bank holding companies that can qualify as "financial holding companies" can now, among other matters, acquire securities firms or create them as subsidiaries, and securities firms can now acquire banks or start banking activities through a financial holding company. The Act includes provisions which permit national banks to conduct financial activities through a subsidiary that are permissible for a national bank to engage in directly, as well as certain activities authorized by statute, or that are financial in nature or incidental to financial activities to the same extent as permitted to a "financial holding company" or its affiliates. This liberalization of United States banking and financial services regulation applies both to domestic institutions and foreign institutions conducting business in the United States. Consequently, the common ownership of banks, securities firms and insurance firms is now possible, as is the conduct of commercial banking, merchant banking, investment management, securities underwriting and insurance within a single financial institution using a "financial holding company" structure authorized by the Act.

        Prior to the Act, significant restrictions existed on the affiliation of banks with securities firms and on the direct conduct by banks of securities dealing and underwriting and related securities activities. Banks were also (with minor exceptions) prohibited from engaging in insurance activities or affiliating with insurers. The Act removes these restrictions and substantially eliminates the prohibitions under the Bank Holding Company Act on affiliations between banks and insurance companies. Bank holding companies which qualify as financial holding companies can now, among other matters, insure, guarantee, or indemnify against loss, harm, damage, illness, disability, or death; issue annuities; and act as a principal, agent, or broker regarding such insurance services.

        In order for a commercial bank to affiliate with a securities firm or an insurance company pursuant to the Act, its bank holding company must qualify as a financial holding company. A bank holding company will qualify if (i) its banking subsidiaries are "well capitalized" and "well managed" and (ii) it files with the Board of Governors a certification to such effect and a declaration that it elects to become a financial holding company. The amendment of the Bank Holding Company Act now permits financial holding companies to engage in activities, and acquire companies engaged in activities, that are financial in nature or incidental to such financial activities. Financial holding companies are also permitted to engage in activities that are complementary to financial activities if the Board of Governors determines that the activity does not pose a substantial risk to the safety or soundness of depository institutions or the financial system in general. These standards expand upon the list of activities "closely related to banking" which have to date defined the permissible activities of bank holding companies under the Bank Holding Company Act.

        One further effect of the Act is to require that federal financial institution and securities regulatory agencies prescribe regulations to implement the policy that financial institutions must respect the privacy of their customers and protect the security and confidentiality of customers' non-public personal information. These regulations require, in general, that financial institutions (1) may not disclose non-public personal information of customers to non-affiliated third parties without notice to their customers, who must have an opportunity to direct that such information not be disclosed; (2) may not disclose customer account numbers except to consumer reporting agencies; and (3) must give prior disclosure of their privacy policies before establishing new customer relationships.

        Neither FNB Bancorp or First National Bank have determined whether or when they may seek to acquire and exercise new powers or activities under the Act, and the extent to which competition will change among financial institutions affected by the Act has not yet become clear.

        Certain legislative and regulatory proposals that could affect FNB Bancorp, First National Bank, and the banking business in general are periodically introduced before the United States Congress, the California State Legislature and Federal and state government agencies. It is not known to what extent, if any, legislative proposals will be enacted and what effect such legislation would have on the structure, regulation and competitive relationships of financial institutions. It is likely, however, that such legislation could subject FNB Bancorp and First National Bank to increased regulation, disclosure and reporting requirements, competition, and costs of doing business.

        In addition to legislative changes, the various Federal and state financial institution regulatory agencies frequently propose rules and regulations to implement and enforce already existing legislation. It cannot be predicted whether or in what form any such rules or regulations will be enacted or the effect that such regulations may have on FNB Bancorp and First National Bank

                       THE SPECIAL MEETING OF SHAREHOLDERS

DATE, TIME AND PLACE

        First National Bank's special meeting of shareholders will be held at its South San Francisco Branch Office, 211 Airport Boulevard, South San Francisco, California 94080, at 7:30 p.m., local time, on ____________, ________, 2002.

NOTICE OF THE MEETING

        Notice given by the Secretary in accordance with the Articles of Association and Bylaws of First National Bank as to the date, time, place and purpose of the special meeting of shareholders, to be held on the call of the Board of Directors of First National Bank, accompanies this proxy statement/prospectus. Additional notice is being sent to each First National Bank shareholder of record by certified or registered mail at least ten (10) days prior to the date of the special meeting, and notice of the date, time, place and purpose of the special meeting is being published in a newspaper of general circulation for four consecutive weeks prior to the date of the special meeting, all as required by 12 U.S. Code, Section 215a under the National Bank Act.

MATTERS TO BE CONSIDERED AT THE MEETING

        At First National Bank's special meeting, holders of First National Bank common stock are being asked to approve the plan of reorganization and the transactions covered by the plan of reorganization. No other matters are expected to be presented at the special meeting.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

        Only holders of record of First National Bank common stock at the close of business on November 21, 2001, the record date for First National Bank's special meeting, are entitled to receive notice of and to vote at First National Bank's special meeting. On the record date, approximately 2,208,658 shares of First National Bank common stock were issued and outstanding (subject to adjustment for the 5% stock dividend payable December 14, 2001) and held by approximately 465 holders of record. A majority of the shares of First National Bank common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at First National Bank's special meeting in order for a quorum to be present for purposes of transacting business at First National Bank's special meeting. In the event that a quorum is not present at First National Bank's special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.

NUMBER OF VOTES; CUMULATIVE VOTING

        Holders of record of First National Bank common stock on the record date are each entitled to one vote per share on the proposal to be considered at First National Bank's special meeting. Cumulative voting of shares will not be allowed.

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

VOTES REQUIRED

        Approval of the proposal to be considered by shareholders of First National Bank requires the affirmative vote of two-thirds (2/3) of all shares of First National Bank common stock outstanding on the record date.

VOTING OF PROXIES

        Submitting Proxies. First National Bank shareholders may vote their shares in person by attending the special meeting or vote their shares by proxy by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage pre-paid envelope.

        If a written proxy card is signed by a shareholder and returned without instructions, the shares represented by the proxy card will be voted "FOR" the proposal at the special meeting. First National Bank shareholders whose shares are held in "street name" (i.e., in the name of a broker, bank or other record holder) must either direct the record holder of their shares as to how to vote their shares or obtain a proxy card from the record holder to vote at the special meeting. Your broker will not vote your shares for you unless you provide instructions to your broker on how to vote. It is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your failure to instruct your broker on how to vote your shares will have the same effect as a vote against the plan of reorganization.

        Revoking Proxies. First National Bank shareholders of record may revoke their proxy cards at any time before the time the proxies vote them at the special meeting. Proxy cards may be revoked by written notice, including by telegram or telecopy, to the Secretary of First National Bank by a later-dated proxy card signed and returned by mail or by attending the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute a revocation of a proxy card. The shareholder must inform the Secretary at the meeting, prior to the vote, that he or she wants to revoke his or her proxy card and vote in person. Any written notice of a revocation of a proxy card must be sent so as to be received before the taking of the vote at the meeting as follows:

                         Michael R. Wyman
                         Chairman and Chief Executive Officer
                         First National Bank of Northern California
                         975 El Camino Real
                         South San Francisco, California 94080

        Abstentions and Broker Non-Votes. The presence, in person or by properly executed proxy card, of the holders of a majority of the outstanding shares is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. Under the applicable rules of the National Association of Securities Dealers, Inc., brokers or members who hold shares in street name for customers who are the beneficial owners of the shares are prohibited from giving a proxy card to vote those shares with respect to the approval of the transactions covered by the plan of reorganization, in the absence of specific instructions from the customers. These are referred to as "broker non-votes". Abstentions and broker non-votes will not be counted as a vote "FOR" or "AGAINST" the proposal at the special meeting, but will have the same effect as a vote "AGAINST" the proposal. Abstentions and broker non-votes will have no effect on the establishment of dissenters' rights of First National Bank shareholders. See "What About Dissenting Shareholders Rights?" on page 70.

        Other Matters. If any other matters are properly presented for consideration at the special meeting, the persons named in the enclosed form of proxy card will have discretion to vote or not vote on those matters in accordance with their best judgment, unless authorization to use that discretion is withheld. If a proposal to adjourn the special meeting is properly presented, however, the persons named in the enclosed form of proxy card will not have discretion to vote in favor of the adjournment proposal any shares which have been voted against the proposal to be presented at the special meeting. FNB Bancorp and First National Bank are not aware of any matters expected to be presented at the special meeting other than as described in the notice of meeting.

        Solicitation of Proxies. First National Bank will bear the cost of the solicitation of proxy cards from its shareholders. In addition to solicitation by mail, the directors, officers and employees of First National Bank may solicit proxy cards from its shareholders by telephone or telegram or in person. Those persons will not be additionally compensated, but will be reimbursed for reasonable out-of-pocket expenses incurred in connection with the solicitations. Arrangements will also be made with brokerage firms, nominees, fiduciaries and other custodians, for the forwarding of solicitation materials to the beneficial owners of shares held of record by those persons, and First National Bank will reimburse those persons for their reasonable out-of-pocket expenses in connection with those solicitations.

        Shareholders who submit proxy cards should not send in any stock certificates with their proxy cards. Instructions for the surrender of certificates representing shares of First National Bank common stock will be mailed by FNB Bancorp to former First National Bank shareholders shortly after the reorganization is completed. See "Will Share Certificates Be Exchanged?" on page 64.

RECOMMENDATION OF THE FIRST NATIONAL BANK BOARD OF DIRECTORS

        The First National Bank board of directors has unanimously approved the plan of reorganization and unanimously recommends that shareholders vote "FOR" the plan of reorganization and the transactions covered by the plan of reorganization at the special meeting.


                                 PROPOSAL NO. 1

                       PROPOSED HOLDING COMPANY FORMATION


        First National Bank of Northern California ("First National Bank") proposes that the shareholders approve the formation of a new holding company.

        The proposed holding company formation is called the "reorganization" and is governed by the Agreement and Plan of Reorganization dated November 1, 2001, also referred to as the "reorganization agreement." THE FULL TEXT OF THE REORGANIZATION AGREEMENT IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS. THE MATERIAL TERMS OF THE REORGANIZATION ARE SUMMARIZED BELOW.

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

        Under the terms of the reorganization agreement, First National Bank will become a wholly-owned subsidiary of FNB Bancorp, a California corporation recently formed for the purpose of becoming a holding company for First National Bank. Under the reorganization agreement, each outstanding share of First National Bank common stock (other than shares as to which dissenters' rights of appraisal have been properly exercised) will be converted into one share of FNB Bancorp common stock, and the former holders of First National Bank common stock will become the holders of all of the common stock of FNB Bancorp. FNB Bancorp was incorporated on February 28, 2001, and has no prior operating history. Following the reorganization, it is intended that First National Bank will continue its operations at the same locations, with the same management, and subject to substantially all the rights, obligations and liabilities of First National Bank existing immediately prior to the reorganization.

WHAT IS THE STRUCTURE OF THE REORGANIZATION?

        In the reorganization:

        - FNB Bancorp will become the parent bank holding company of First National Bank; and

        - all of the outstanding shares of First National Bank common stock, except for shares as to which shareholders have exercised dissenters' rights of appraisal, will be converted into and exchanged for shares of FNB Bancorp common stock on a one-for-one basis.

        After the reorganization:

        - First National Bank will continue its existing business and operations as a wholly-owned subsidiary of FNB Bancorp, under the name of "First National Bank of Northern California."

        - the consolidated assets, liabilities, stockholders' equity and income of FNB Bancorp will be substantially identical to those of First National Bank;

        - the current members of the board of directors of First National Bank will also be members of the board of directors of FNB Bancorp and the executive officers of First National Bank will also serve as the executive officers of FNB Bancorp;

        - the board of directors and executive officers of First National Bank will be unchanged as a result of the reorganization;

        - the Comptroller of the Currency will continue as First National Bank's primary federal regulator and the Federal Deposit Insurance Corporation will continue to insure First National Bank's deposit accounts to the maximum extent permitted by law;

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        -      FNB Bancorp will be subject to supervision and regulation by the
               Board of Governors of the Federal Reserve System and the Federal Reserve Bank of San Francisco;

        - shares of FNB Bancorp common stock will be registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934 and will be listed for trading on the Nasdaq National Market;

        - shares of First National Bank common stock will no longer be publicly traded, on the OTC Bulletin Board or otherwise; and

        - each outstanding option to purchase shares of First National Bank common stock will become an option to purchase shares of FNB Bancorp common stock, on the same terms and conditions, for the same number of shares and at the same price.

        If the reorganization is not accomplished, First National Bank common stock will continue to be traded on the OTC Bulletin Board and First National Bank will continue to operate without a bank holding company structure.

WHO ARE THE PARTIES TO THE REORGANIZATION?

        The parties to the reorganization are First National Bank and FNB
Bancorp.

        First National is a national bank. First National Bank commenced operations in 1963, and currently maintains twelve banking offices. The address of its principal administrative office is 975 El Camino Real, South San Francisco, California. At December 31, 2000, Bank had total assets of $380 million, total deposits of $330 million and total shareholder's equity of $43 million. Audited financial statements of First National Bank are attached to this proxy statement/prospectus as Annex C. At September 30, 2001, First National Bank had total assets of $403 million, total deposits of $352 million and total shareholders equity of $47 million, as set forth in the unaudited financial statements attached to this proxy statement/prospectus as Annex D.

        FNB Bancorp is a California corporation that was recently formed for the purpose of becoming the parent bank holding company of First National Bank. FNB Bancorp has no operating history. The address of its principal office is 975 El Camino Real, South San Francisco, California 94080.


RECOMMENDATION OF THE BOARD OF DIRECTORS

        The directors of First National Bank have unanimously approved the plan of reorganization and unanimously recommend that shareholders of First National Bank approve the reorganization.

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WHAT ARE REASONS FOR THE REORGANIZATION?

        The board of directors of First National Bank believes that a parent bank holding company will:

        - provide greater flexibility in responding to evolving changes in banking and financial services industries and in meeting the competition of other financial institutions. First National Bank's board of directors believes that a bank holding company is an entity which can provide greater operating and financial flexibility and facilitate expansion into a broader range of financial services and other business activities;

        - provide flexibility for acquiring or establishing financial institutions and companies engaged in other related activities. For example, the bank holding company will permit an acquired institution to operate autonomously as a separate subsidiary of FNB Bancorp. This will allow the acquired entity to retain its own directors, officers, corporate name and identity, which may be attractive to prospective acquisition candidates;

        - provide flexibility for meeting the financing needs of the enterprises, including providing capital to First National Bank, either through stock offerings, debt offerings, or borrowing at terms and conditions otherwise unavailable to First National Bank as a stand-alone entity;

        - permit the holding company to engage in other activities that are closely related to banking, either directly, or indirectly through newly formed subsidiaries or by acquiring companies already established in such fields;

        - permit the bank holding company to consider whether to elect to become a "financial holding company" under the Gramm-Leach-Bliley Act of 1999 financial modernization legislation, and exercise certain merchant banking and insurance powers which are available to bank holding companies that may elect to become a financial holding company; and

        - enhance First National Bank's ability to satisfy ever changing and expanding needs of present customers for banking and banking-related services and to continue to attract new customers for financial services.

        There are no current agreements or understandings for either the acquisition of any financial institution or other company or for the diversification of operations through use of FNB Bancorp. First National Bank's board of directors believes, however, that the ability to act promptly to take advantage of any desirable opportunities that may arise in the future could be jeopardized if the reorganization is deferred or terminated.

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HOW MANY OF THE BANK'S SHAREHOLDERS NEED TO APPROVE THE REORGANIZATION?

        Approval of the reorganization agreement and the reorganization requires the affirmative vote of the holders of not less than two-thirds (2/3) of all issued and outstanding shares of First National Bank Common Stock.

WHAT ARE THE ORGANIZATIONAL TRANSACTIONS?

        At the direction of the board of directors of First National Bank, FNB Bancorp was incorporated under the laws of the State of California on February 28, 2001, for the purpose of becoming a bank holding company. Michael R. Wyman, Chairman and Chief Executive Officer of FNB Bancorp and First National Bank, currently owns 100 shares of common stock, representing all of the outstanding capital stock of FNB Bancorp.

WHAT ARE THE TERMS OF THE REORGANIZATION?

        Pursuant to the reorganization agreement, among other things,

        - the business of First National Bank will continue and will be unaffected and unimpaired by the reorganization;

        - each outstanding share of First National Bank common stock will convert into one share of FNB Bancorp common stock;

        - all shares of FNB Bancorp common stock outstanding immediately prior to the consummation of the reorganization will be repurchased by FNB Bancorp for the amount paid for such shares;

        - FNB Bancorp will assume First National Bank's stock option plan as well as its other employee stock-based plans;

        - First National Bank will become a wholly-owned subsidiary of FNB Bancorp;

        - the existing holders of First National Bank common stock will own all of the outstanding shares of FNB Bancorp common stock; and

        - FNB Bancorp will apply to the Nasdaq Stock Market for approval to list shares of FNB Bancorp common stock for trading on the Nasdaq National Market.

WHEN WILL THE REORGANIZATION BE COMPLETED?

        First National Bank expects that the reorganization will be consummated in the first quarter of 2002.

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ARE MY RIGHTS AS A SHAREHOLDER GOING TO CHANGE?

        If First National Bank completes the reorganization:

        - you will receive one share of common stock in FNB Bancorp for each share of First National Bank common stock which you currently own;

        - your outstanding stock certificates will no longer represent an interest in First National Bank, but will instead represent an interest in FNB Bancorp;

        - you will no longer own stock directly in First National Bank, but will instead own stock in FNB Bancorp;

        - you will not be entitled to vote directly on matters affecting First National Bank, such as the election of First National Bank's directors. However, you will be entitled to vote on matters affecting FNB Bancorp, which will own one hundred percent (100%) of the First National Bank common stock; and

        - your rights as a shareholder will be governed by FNB Bancorp's Articles of Incorporation and Bylaws and the California General Corporation Law, instead of First National Bank's Articles of Association and Bylaws and the National Bank Act.

WHAT IS THE EFFECT OF THE REORGANIZATION?

        As a result of the reorganization:

        - FNB Bancorp will become a publicly held corporation and will become subject to the reporting obligations under federal securities laws;

        - First National Bank will continue to carry on its business and activities as conducted immediately prior to the reorganization;

        - First National Bank will continue to use the name "First National Bank of Northern California";

        - The common stock of FNB Bancorp will be listed for trading on the Nasdaq National Market.

WILL SHARE CERTIFICATES BE EXCHANGED?

        Upon consummation of the reorganization:

        - the outstanding stock certificates which prior thereto represented shares of First National Bank common stock will thereafter for all purposes represent an equal number of shares of FNB Bancorp common stock and the holders of those certificates will have all the rights of shareholders of FNB Bancorp;

        - shareholders will be entitled to exchange their present stock certificates for new certificates evidencing shares of FNB Bancorp common stock, although shareholders will not need to make such an exchange in order to have all of the rights of shareholders of FNB Bancorp; and

        - FNB Bancorp will notify shareholders of record by mail promptly after the consummation of the reorganization of the procedures to be followed in order to surrender their present share certificates in exchange for new certificates evidencing shares of FNB Bancorp common stock. UNTIL FNB BANCORP NOTIFIES SHAREHOLDERS OF THE EXCHANGE PROCEDURES, EXISTING SHARE CERTIFICATES SHOULD NOT BE RETURNED TO FIRST NATIONAL BANK FOR EXCHANGE AND REISSUANCE.

WILL THE DIRECTORS AND OFFICERS OF FNB BANCORP BE DIFFERENT FROM THE DIRECTORS AND OFFICERS OF FIRST NATIONAL BANK?

        No. The reorganization agreement provides that the directors of FNB Bancorp will be the same as the directors of First National Bank, and the directors of First National Bank will continue in that capacity after the reorganization. Additionally, the officers of First National Bank will all be employed in the same capacities after the reorganization.

WHO ARE THE OFFICERS OF FNB BANCORP?

        The current officers of FNB Bancorp are:

        Michael R. Wyman              Chairman and Chief Executive
                                      Officer

        Thomas C. McGraw              President and Chief Operating
                                      Officer, Secretary

        James B. Ramsey               Senior Vice President and Chief
                                      Financial Officer

        Jim D. Black                  Senior Vice President and Senior
                                      Loan Officer

        Initially, Messrs. Wyman, McGraw, Ramsey and Black will not receive any direct remuneration from FNB Bancorp. They will continue to serve in their current capacities with First National Bank which, initially, will be solely responsible for their direct remuneration.

        It is anticipated that, after the reorganization, FNB Bancorp will add additional officers and employees as necessary or appropriate and that First National Bank and other subsidiaries of FNB Bancorp, if any, will pay cash dividends and management fees to support the expenses of FNB Bancorp. There are presently no specific plans, arrangements or understandings with respect to such matters.

        Each of FNB Bancorp's directors is currently a director of First National Bank. It is anticipated that directors of FNB Bancorp initially will not receive fees for their attendance at board meetings or committee meetings. However, these persons will continue to receive directors' fees for attending meetings of the board of directors of First National Bank.

WHAT ABOUT THE FIRST NATIONAL BANK 1997 STOCK OPTION PLAN AND OTHER EMPLOYEE BENEFITS?

        At the effective time of the reorganization:

        - each share of First National Bank common stock held in trust or otherwise in connection with any and all of First National Bank's employee benefit plans will be converted into one share of FNB Bancorp common stock;

        - FNB Bancorp will adopt and assume the First National Bank 1997 Stock Option Plan and any other employee stock plans, subject to compliance with applicable laws and regulations and the mutual agreement of FNB Bancorp and First National Bank. The same terms and conditions will apply to these plans as existed prior to the effective time of the reorganization;

        - FNB Bancorp will assume all outstanding options to purchase shares of First National Bank common stock pursuant to the First National Bank 1997 Stock Option Plan and such options will be deemed options to purchase shares of FNB Bancorp common stock on the same terms and conditions and for the same number of shares and at the same price as have been agreed upon and set forth in the 1997 Stock Option Plan and the stock option agreements entered into pursuant thereto; and

        - the reorganization will not affect other employee benefits and benefit plans of First National Bank.

        With respect to the tax treatment of stock options:

        - no gain or loss should be recognized by the holders of outstanding nonstatutory options to acquire First National Bank common stock upon conversion of those options into nonstatutory options to acquire FNB Bancorp common stock, under the same terms and conditions as in effect immediately prior to consummation of the reorganization; and

        - the substitution of incentive stock options to acquire FNB Bancorp common stock for the outstanding incentive stock options to acquire First National Bank common stock, under the same terms and conditions as in effect immediately prior to consummation of the reorganization, should not result in the recognition of income, gain or loss to the holders of the outstanding incentive stock options.

        The plan of reorganization provides that FNB Bancorp will prepare and file with the Securities and Exchange Commission promptly after the effective date of the reorganization, a registration statement on Form S-8 under and pursuant to the Securities Act of 1933, as amended, for the purpose of registering the maximum number of shares of FNB Bancorp common stock to which the holders of options outstanding, or to be outstanding, under the 1997 Stock Option Plan may be entitled. First National Bank has not been required to file, and has not filed, a registration statement with the Securities and Exchange Commission or the Office of the Comptroller of the Currency, pursuant to the Securities Act of 1933, as amended, relating to the offer and sale of options and shares of First National Bank common stock pursuant to the 1997 Stock Option Plan. Rather, First National Bank has relied on an exemption from registration under the Securities Act of 1933, as amended, provided by Rule 701 of the Securities and Exchange Commission, as made applicable to national banks by the Securities Offering Disclosure Rules of the Office of the Comptroller of the Currency. Shares of First National Bank common stock acquired pursuant to the exercise of options granted under the 1997 Stock Option Plan are deemed to be "restricted securities" under Rule 144 of the Securities and Exchange Commission and any sale of such shares by an optionee must be in compliance with the registration requirements of the Securities Act of 1933, as amended, or pursuant to an exemption therefrom. Under Rule 144, a minimum period of one year must elapse between the date of acquisition of "restricted securities" from the issuer and any resale of such "restricted securities." After FNB Bancorp assumes the 1997 Stock Option Plan, including the options heretofore granted and outstanding under the 1997 Stock Option Plan, and FNB Bancorp becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and files a registration statement with the Securities and Exchange Commission on Form S-8 with respect to the 1997 Stock Option Plan, it is anticipated that such "restricted securities" may be resold by optionees without compliance with Rule 144 (except for shares held by directors and officers and any other "affiliates" of FNB Bancorp and First National Bank, the sale of which will remain subject to Rule 144) and such minimum one year holding period.

WHAT ARE THE CONDITIONS TO THE REORGANIZATION?

        The reorganization agreement is conditioned upon the following:

        - approval and ratification of the reorganization agreement and the reorganization, by the holders of not less than two-thirds (2/3) of all outstanding shares of First National Bank, and by the shareholder(s) of FNB Bancorp, as required by applicable law;

        - receipt of all other approvals and consents, and satisfaction of all other requirements as are prescribed by applicable law in connection with the reorganization including, but not limited to, approval of the Office of the Comptroller of the Currency, pursuant to 12 U.S.C. Section 215a-2 and 12 C.F.R. Section 7.2000, which was received on September 14, 2001, and the approval of the Board of Governors of the Federal Reserve System, pursuant to the Bank Holding Company Act of 1956, as amended and
               Section 225.17 of Regulation Y promulgated pursuant thereto, which was obtained from the Federal Reserve Bank of San Francisco on September 21, 2001;

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

        - the listing of FNB Bancorp common stock for trading on the Nasdaq National Market and termination of trading First National Bank common stock on the OTC Bulletin Board;

        - issuance of a favorable opinion from a law firm or accounting firm, in form and substance satisfactory to the parties and their counsel, with respect to the tax consequences to the parties and their shareholders resulting from the reorganization;

        - issuance of a favorable legal opinion from a law firm, in form and substance satisfactory to the parties, as required by applicable securities laws; and

        - performance by each party to the reorganization of all its obligations under the reorganization agreement.

CAN THE REORGANIZATION AGREEMENT BE TERMINATED?

        The reorganization agreement may be terminated as follows:

        - by mutual consent of FNB Bancorp and First National Bank for any reason, as determined by their respective boards of directors.

        - if, for any reason, consummation of the reorganization is inadvisable, or not in the best interests of First National Bank, or its employees, depositors or shareholders, as determined by the Board of Directors of First National Bank.

        Upon termination, the reorganization agreement shall be void and of no further effect. There shall be no liability by reason of the termination on the part of the parties or their respective directors, officers, employees, agents or shareholders.

WHO WILL BEAR THE COSTS OF THE REORGANIZATION?

        First National Bank and FNB Bancorp have agreed to pay their own expenses in connection with the plan of reorganization, including filing fees, printing and mailing costs, accountants' fees and legal fees. FNB Bancorp has obtained a line of credit with Pacific Coast Bankers' Bank for this purpose. See "Information About FNB Bancorp - Line of Credit" on page 22. Prior to consummation of the reorganization, certain of such expenses may be suspensed by First National Bank for the account of FNB Bancorp. Upon consummation of the reorganization, First National Bank is expected to pay a special dividend to FNB Bancorp in an amount adequate to repay all outstanding amounts in respect of the line of credit. If the reorganization is abandoned or terminated for any reason, First National Bank will bear all expenses.

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

WHAT ARE THE INCOME TAX CONSEQUENCES?

        The following discussion is limited to certain federal tax consequences of the proposed reorganization and does not discuss other tax consequences that might be relevant to shareholders of First National Bank entitled to different tax treatment.

        In the opinion of Coudert Brothers LLP, the proposed reorganization will qualify for tax purposes as a "transfer" within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended. This opinion is conditioned upon the accuracy of various representations made by First National Bank, and FNB Bancorp and certain assumptions. Neither this summary nor the opinion of Coudert Brothers LLP is binding upon the Internal Revenue Service and no ruling has been sought or will be sought with respect to such tax consequences.

        Based upon the qualification of the reorganization as a "transfer" within the meaning of Section 351 of the Internal Revenue Code:

        - neither First National Bank, nor FNB Bancorp will recognize gain or loss as a result of the reorganization;

        - shareholders of First National Bank will not recognize gain or loss upon receipt of FNB Bancorp common stock in exchange for their shares of First National Bank common stock pursuant to the reorganization;

        - the basis of FNB Bancorp common stock received by the shareholders of First National Bank pursuant to the reorganization will be the same as the basis of the shares of First National Bank common stock surrendered in exchange thereof; and

        - the holding period of FNB Bancorp common stock received by the shareholders of First National Bank pursuant to the reorganization will include the holding period of First National Bank common stock surrendered in exchange therefor, provided that a shareholder holds such First National Bank common stock as a capital asset on the date of consummation of the reorganization.

        Shareholders who dissent from the reorganization and receive cash in exchange for their First National Bank common stock will recognize taxable gain or loss in an amount equal to the difference between their basis in the shares and the amount of cash received. The tax treatment of gain or loss will depend on the particular circumstances of each dissenting shareholder.

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISERS AS TO YOUR SPECIFIC TAX CONSEQUENCES RELATING TO THE REORGANIZATION, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF TAX LAWS OTHER THAN THOSE OF THE UNITED STATES.

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

WILL THERE BE A MARKET FOR MY NEWLY ACQUIRED FNB BANCORP COMMON STOCK?

        First National Bank's common stock has traded on the OTC Bulletin Board since 1963, under the symbol "FNBD.OB." If the holding company formation proceeds, FNB Bancorp intends to list its shares of common stock for trading on the Nasdaq National Market and will file an application with Nasdaq for such listing.

WHAT ABOUT THE PAYMENT OF DIVIDENDS?

        It is anticipated that the dividend policy of FNB Bancorp will be substantially identical to the current policy of First National Bank. So far, First National Bank has paid cash dividends to its shareholders during each of the last 59 consecutive quarters. Also, First National Bank has declared and paid a stock dividend annually for the last 34 years (including the 5% stock dividend payable December 14, 2001). Whether any stock or cash dividends will be paid to shareholders of FNB Bancorp will be determined from time to time by the board of directors of FNB Bancorp.

WILL THE ACCOUNTING TREATMENT CHANGE?

        No. Because the transaction is a reorganization with no change in ownership interests, the consolidated financial statements of FNB Bancorp and the financial statements of First National Bank will retain the former basis of accounting of First National Bank and will be substantially identical to First National Bank's financial statements prior to the reorganization.

WHAT ABOUT DISSENTING SHAREHOLDERS' RIGHTS?

        Federal law entitles a shareholder of a national bank who does not vote for the reorganization to demand payment by First National Bank of the fair or appraised value for his shares. If you wish to make such a demand, you must deliver to Michael R. Wyman, Chairman and Chief Executive Officer, First National Bank of Northern California, 975 El Camino Real, South San Francisco, California, before voting on the proposal commences, a written notice identifying yourself and stating your intention to demand appraisal of and payment for your shares. This written notice must be separate from and in addition to any proxy or vote against the proposal. A proxy or vote against the reorganization does not, by itself, constitute a demand for appraisal. In addition to making written notice of your demand, you must not vote in favor of the reorganization. If you return a signed proxy but do not specify your vote, you will be deemed to have voted in favor of the reorganization agreement. If you abstain from voting on the reorganization, you will not be deemed to have voted in favor of the reorganization.

        Under the terms and conditions of the plan of reorganization, the obligations of First National Bank, and FNB Bancorp to consummate the reorganization are conditioned upon the holders of not more than 5% of the outstanding shares electing to exercise their rights as dissenting shareholders. Although the parties to the reorganization agreement could waive this condition, neither of them presently intends to do so.

        If the plan of reorganization is approved and adopted by the shareholders at the special meeting, First National Bank will mail a further notice to all shareholders who timely filed a written notice of intention to demand payment and who refrained from voting in favor of the proposed reorganization. The further notice will include the following:

        - information concerning where and when a request for payment must be sent;

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

        - instructions as to where and when a shareholder must deposit the certificates representing his or her shares of First National Bank common stock in order to obtain payment;

        - a form to be used for requesting payment which will include a request for certification of the date on which the shareholder or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares; and

        -      a copy of Section 215a of the National Bank Act.

        The time set by First National Bank for receipt of the demand for payment and deposit of the certificates by shareholders shall not be less than 30 days from the mailing of the notice. A SHAREHOLDER WHO FAILS TO TIMELY RETURN THE FORM FOR REQUESTING PAYMENT OR FAILS TO DEPOSIT HIS OR HER COMMON STOCK CERTIFICATES, AS REQUIRED BY THE NOTICE, SHALL NOT HAVE ANY RIGHT TO RECEIVE PAYMENT OF THE FAIR VALUE OF HIS OR HER SHARES. A dissenting shareholder shall retain all other rights of a shareholder until those rights are modified by consummation of the reorganization.

        A vote against the reorganization agreement, whether cast by proxy or in person at the special meeting, shall not, in itself, constitute the required written request for payment.

        You may assert dissenters' rights as to fewer than all of your shares of the First National Bank common stock registered in your name only if you dissent with respect to all the shares beneficially owned by any one person and notify First National Bank of the name and address of the beneficial owner or owners on whose behalf you dissent. You may assert dissenters' rights with respect to shares owned beneficially but not registered in your name if you submit to First National Bank a written consent of the record shareholder prior to commencement of the voting by the shareholders on the reorganization agreement at the special meeting. You may not dissent with respect to some but less than all shares owned beneficially, whether or not the shares so owned are registered in your name.

        The discussion in this section is only a summary of the rights and obligations of dissenting shareholders and is qualified in its entirety by reference to the provisions of Section 215a (b), (c) and (d) of the National Bank Act, and OCC Banking Circular No. 259, which are reproduced and set forth in full in Annex B to this proxy statement/prospectus. You should read Annex B carefully since if you fail to follow the procedures set forth in Section 215a of the National Bank Act regarding dissenters' rights, you will waive your appraisal rights. You may wish to consult independent legal counsel before exercising dissenters' rights.

        Except as set forth herein, notification of the beginning or end of any statutory period will not be given by First National Bank to any dissenting shareholders.

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HOW DO THE RIGHTS OF HOLDERS OF FNB BANCORP COMMON STOCK COMPARE TO THOSE OF
FIRST NATIONAL BANK COMMON STOCK?

        As a result of the reorganization, the holders of First National Bank common stock will become shareholders of FNB Bancorp, a California corporation. As a holder of FNB Bancorp stock, you will have substantially the same rights that you currently have with your shares of First National Bank common stock, other than as modified by California law. A summary of the various rights of a shareholder of FNB Bancorp common stock, as compared to shares of First National Bank common stock, appears on pages 67 through 73.

WHAT ABOUT RESALES OF FNB BANCORP COMMON STOCK?

        The FNB Bancorp common stock issued in the reorganization will be freely transferable under the Securities Act of 1933, as amended, except for shares issued to any First National Bank shareholder who may be deemed to be an "affiliate" of FNB Bancorp or First National Bank for purposes of Rule 145 under the Securities Act of 1933, as amended. Each director and executive officer of First National Bank is deemed to be an "affiliate." Each affiliate who receives shares of FNB Bancorp common stock in the reorganization will receive such shares subject to the condition that such person will not dispose of any shares in violation of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder and, accordingly, that any public offering or sale of such shares will require either registration under the Securities Act of 1933, as amended, or compliance with the resale provisions of Rule 145 (or in the case of an affiliate of First National Bank who becomes an affiliate of FNB Bancorp, Rule 144) or the availability of another exemption from the registration requirements of the Securities Act of 1933, as amended. All shares of FNB Bancorp common stock held by affiliates of FNB Bancorp will be subject to such restrictions, regardless of how or when acquired. A legend will be placed on all certificates evidencing shares issued to affiliates, setting forth the above-described restrictions on transfer, and appropriate stop-transfer instructions will be given to FNB Bancorp's transfer agent with respect to such certificates.

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                    DESCRIPTION OF FNB BANCORP CAPITAL STOCK

        The authorized capital stock of FNB Bancorp consists of 10,000,000 shares of common stock, without par value, and 5,000,000 shares of Preferred Stock, without par value. There are 100 shares of FNB Bancorp common stock outstanding, all of which were subscribed for, and are currently held by, Michael R. Wyman, Chairman and Chief Executive Officer of First National Bank, in connection with the organization of FNB Bancorp as the proposed holding company for First National Bank. There are no shares of preferred stock outstanding and there exists no present plan to issue such shares.

COMMON STOCK

        Holders of FNB Bancorp common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, except that shareholders may cumulate their votes for the election of directors. Each share of common stock has the same rights, privileges and preferences as every other share and will share equally in the net assets of FNB Bancorp upon liquidation or dissolution. FNB Bancorp common stock has no preemptive, conversion or redemption rights or sinking fund provisions, and all of the issued and outstanding shares of FNB Bancorp common stock, when issued, will be fully paid and nonassessable. Shareholders are entitled to receive ratably dividends as may be legally declared by the FNB Bancorp board of directors. There are legal and regulatory restrictions on the ability of FNB Bancorp to declare and pay dividends. See "Dividends and Dividend Policy" on page 82.

        In the event of a liquidation of FNB Bancorp, common shareholders are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences for securities with a priority over the FNB Bancorp common stock.

        The transfer agent and registrar for FNB Bancorp common stock will be U.S. Stock Transfer Corporation.

PREFERRED STOCK

        FNB Bancorp preferred stock may be issued from time to time in one or more series, as authorized by the board of directors of FNB Bancorp. The board of directors is authorized to fix the number of shares of any series of preferred stock and to determine the designation of any such series. The board of directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and, within the limits and restrictions stated in any board resolution originally fixing the number of shares constituting any series of preferred stock, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

        The board of directors of FNB Bancorp has not authorized the issuance of preferred stock and has no present plan to issue preferred stock. If and when any shares of preferred stock are issued, the holders of preferred stock may have a preference over holders of the common stock upon the payment of dividends, upon liquidation of FNB Bancorp, in respect of voting rights, and in the redemption of the capital stock of FNB Bancorp. The issuance of any preferred stock could have the effect of delaying, deferring or preventing a change in control of FNB Bancorp without further action of its shareholders.

Also, the issuance of preferred stock with voting rights and conversion rights may adversely affect the voting power of the holders of common stock.


                DESCRIPTION OF FIRST NATIONAL BANK CAPITAL STOCK

        The authorized capital stock of First National Bank consists of 10,000,000 shares of common stock, par value $1.25 per share. No shares of preferred stock are authorized by the articles of association of First National Bank. As of September 30, 2001 (subject to adjustment for the 5% stock dividend payable December 14, 2001), there were 2,208,658 shares of common stock outstanding, and an additional 145,861 shares of the authorized First National Bank common stock available for the future grant of options and an additional 97,218 shares of the First National Bank common stock reserved for issuance to the holders of stock options previously granted and still outstanding under the First National Bank 1997 Stock Option Plan.

COMMON STOCK

        Holders of First National Bank common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, except that shareholders may cumulate their votes for the election of directors. Shareholders are entitled to receive ratably dividends as may be legally declared by First National Bank's board of directors. There are legal and regulatory restrictions on the ability of First National Bank to declare and pay dividends. See "Dividends and Dividend Policy" on page 82.

        In the event of a liquidation, common shareholders are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences for securities with a priority over the First National Bank common stock. Shareholders of First National Bank common stock have certain pre-emptive rights, as described under "Comparison of Shareholder Rights." First National Bank common stock is not subject to calls or assessments, except as required by
Section 55 of the National Bank Act.

        The transfer agent and registrar for First National Bank common stock is U.S. Stock Transfer Corporation.

                        COMPARISON OF SHAREHOLDER RIGHTS

GENERAL

        FNB Bancorp is incorporated under the laws of the State of California. First National Bank is a national banking association, organized under and subject to the National Bank Act.

        Upon consummation of the reorganization, except for those persons, if any, who perfect dissenters' rights under the National Bank Act, the shareholders of First National Bank will become shareholders of FNB Bancorp. See "What About Dissenting Shareholders Rights?" on page 70.

        As a California corporation, FNB Bancorp is governed by the California General Corporation Law and by its articles of incorporation and bylaws. First National Bank is chartered by the Office of the Comptroller of the Currency and is governed by the National Bank Act and by its articles of association and bylaws, which differ in some material respects from the FNB Bancorp articles and bylaws.

        The following is a general comparison of similarities and material differences between the rights of FNB Bancorp and First National Bank shareholders under their respective governing articles and bylaws. This discussion is only a summary of selected provisions and is not a complete description of the similarities and differences, and is qualified in its entirety by reference to the California General Corporation Law, the National Bank Act, the common law thereunder and the full text of the FNB Bancorp articles of incorporation, FNB Bancorp bylaws, First National Bank articles of association and First National Bank bylaws.

AUTHORIZED CAPITAL STOCK

        The authorized capital stock of FNB Bancorp specified in its articles of incorporation consists of 10,000,000 shares of common stock, without par value, and 5,000,000 shares of preferred stock, without par value. The authorized capital stock of First National Bank specified in its articles of association consists of 10,000,000 shares of common stock, par value $1.25 per share, but no shares of preferred stock are authorized. In the reorganization, FNB Bancorp will issue approximately 2,208,658 shares of its common stock (subject to adjustment for the 5% stock dividend payable December 14, 2001) in exchange for all of the outstanding shares of the First National Bank common stock. An additional 243,079 shares of the FNB Bancorp common stock (subject to adjustment for the 5% stock dividend payable December 14, 2001) will be reserved for issuance pursuant to the First National Bank 1997 Stock Option Plan to be assumed by FNB Bancorp. The balance of the authorized shares of FNB Bancorp common stock will be available to be issued when and as the board of directors of FNB Bancorp determines it advisable. Likewise, the authorized shares of FNB Bancorp preferred stock will be available to be issued when and as the board of directors of FNB Bancorp determines it advisable. While there are no present plans, understandings, arrangements or agreements to issue any additional shares of FNB Bancorp common stock, or any shares of FNB preferred stock, such shares could be issued for the purpose of raising additional capital, in connection with acquisitions of other banks or businesses, or for other appropriate purposes. The board of directors of FNB Bancorp will have the authority to issue shares of common stock to the extent of the present number of authorized and unissued shares, without obtaining the approval of existing holders of common stock. The issuance of shares of preferred stock, although authorized by the board of directors, would require an amendment of the articles of incorporation, which amendment must be approved by the requisite vote of the shareholders of FNB Bancorp. If additional shares of FNB Bancorp common stock were to be issued, the existing holders of common stock would own a proportionately smaller portion of the total number of shares of issued and outstanding common stock. Also, if shares of FNB Bancorp preferred stock were to be issued, it is likely that such shares would be made convertible into shares of common stock, in which case the existing holders of common stock would own a proportionately smaller portion of the total outstanding shares of common stock.

SERIAL PREFERRED STOCK

        As indicated above, the articles of incorporation of FNB Bancorp authorize the issuance of up to 5,000,000 shares of preferred stock, without par value. The board of directors of FNB Bancorp has the authority to fix the number of shares of any series of preferred stock and to determine the designation of any such series. The board of directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock. Holders of serial preferred stock, when issued, may become senior to holders of common stock as to dividends, voting, liquidation or other rights. The board of directors of FNB Bancorp has no present intention to issue shares of preferred stock.

PRE-EMPTIVE RIGHTS

        Shareholders of FNB Bancorp common stock will not have pre-emptive rights. The articles of association of First National Bank, on the other hand, provide for certain limited pre-emptive rights. They provide that, if the capital stock of First National Bank is increased by the sale of additional shares, each shareholder shall be entitled to subscribe for such additional shares in proportion to the number of shares of said capital stock owned by him or her at the time the increase in capital stock is authorized by the shareholders.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

        Overview of California Law. Section 317 of the California General Corporation Law expressly grants to each California corporation the power to indemnify its directors, officers and agents against liabilities and expenses incurred in the performance of their duties. Rights to indemnification beyond those provided by Section 317 may be valid to the extent that the rights are authorized in the corporation's articles of incorporation. Indemnification may not be made, however, with respect to liability incurred in connection with any of the following acts for which the liability of persons may not be limited under the California General Corporation Law: (1) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (2) acts or omissions that a person believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the person; (3) any transaction from which a person derived a personal benefit; (4) acts or omissions that show a reckless disregard for the person's duty to the corporation or its shareholders in circumstances in which the person was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to the corporation or its shareholders; (5) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the person's duty to the corporation or its shareholders; (6) acts or omissions arising out of interested party transactions; or (7) acts in connection with illegal distributions, loans or guarantees.

        With respect to all proceedings other than shareholder derivative actions, Section 317 permits a California corporation to indemnify any of its directors, officers or other agents only if the person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. In the case of derivative actions, a California corporation may indemnify any of its directors, officers or agents only if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its shareholders. Furthermore, in derivative actions, no indemnification is permitted (1) with respect to any matter with respect to which the person to be indemnified has been held liable to the corporation, unless the indemnification is approved by the court; (2) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. To the extent that a director, officer or agent of a corporation has been successful on the merits in defense of any proceeding for which indemnification is permitted by Section 317, a corporation is obligated by Section 317 to indemnify the person against expenses actually and reasonably incurred by him in connection with the proceeding.

        FNB Bancorp. The FNB Bancorp articles eliminate the liability of its directors for monetary damages to the fullest extent permissible under California law and authorize FNB Bancorp to indemnify its directors, officers and agents through agreements with the persons, bylaw provisions, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317, subject to applicable statutory prohibitions upon indemnification.

        The FNB Bancorp articles and bylaws obligate FNB Bancorp to indemnify to the maximum extent permitted by California General Corporation Law its directors, officers and other agents against liabilities and expenses incurred in the performance of their duties, subject to the prohibitions of the California General Corporation Law.

        FNB Bancorp will maintain directors' and officers' liability insurance policies that indemnify its directors and officers against losses in connection with claims made against them for specified wrongful acts.

        The FNB Bancorp bylaws entitle the directors of FNB Bancorp to be indemnified against liabilities and reasonable expenses incurred in connection with any claims brought against them by reason of the fact that they are or were directors. FNB Bancorp may pay expenses incurred in defending the proceedings specified above in advance of their final disposition, but such advance would be subject to receipt of an undertaking from the directors to return any amounts advanced to the extent that it is ultimately determined that they were not legally entitled to be indemnified by FNB Bancorp in the proceeding. The directors may also bring suit against FNB Bancorp to recover unpaid amounts claimed with respect to indemnification and any expenses incurred in bringing an action. While it is a defense to a suit that indemnification is prohibited by the California General Corporation Law, the burden of proving a defense is on FNB Bancorp.

        First National Bank The First National Bank articles of association are similar to the FNB Bancorp articles regarding elimination of the liability of its directors for monetary damages to the fullest extent permissible under California law and the power of indemnification in excess of the indemnification otherwise permitted by Section 317, subject to applicable statutory prohibitions upon indemnification and the restriction that no indemnification is available for expenses, penalties, or other payments incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency, which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to First National Bank.

        The First National Bank bylaws do not include indemnification provisions as they are exclusively covered in the First National Bank articles of association. First National Bank also maintains a directors' and officers' liability insurance policy that provide for the indemnification of its directors and officers against losses in connection with claims made against them for specified wrongful acts.

        Overview of Federal Law. Federal law authorizes the Federal Deposit Insurance Corporation to limit, by regulation or order, the payment of indemnification by insured banks or bank holding companies to their directors and officers. The Federal Deposit Insurance Corporation has enacted a regulation that permits the payment of indemnification by banks and bank holding companies to institution-affiliated directors, officers and other parties only if specified requirements are satisfied. This regulation permits an institution to make an indemnification payment to, or for the benefit of, a director, officer or other party only if the institution's board of directors, in good faith, certifies in writing that the individual has a substantial likelihood of prevailing on the merits and that the payment of indemnification will not adversely affect the institution's safety and soundness. An institution's board of directors is obligated to cease making or authorizing indemnification payments in the event that it believes, or reasonably should believe, that the conditions discussed in the preceding sentence are no longer being met. In addition, indemnification payments related to an administrative proceeding or civil action instituted by an appropriate federal bank regulatory agency are limited to the payment or reimbursement of reasonable legal or other professional expenses. Finally, the director, officer or other party must agree in writing to reimburse the institution for any indemnification payments received should the proceeding result in a final order being instituted against the individual assessing a civil money penalty, removing the individual from office, or requiring the individual to cease and desist from specified institutional activities.

QUORUM REQUIREMENTS

        Both the FNB Bancorp bylaws and the First National Bank bylaws provide that the presence in person or by proxy of the holders of a majority of the shares entitled to vote at any meeting of the shareholders will constitute a quorum for the transaction of business. Both the FNB Bancorp bylaws and the First National Bank bylaws provide that a majority of the board of directors will constitute a quorum at meetings of directors.

SHAREHOLDER MEETINGS AND ACTION BY WRITTEN CONSENT

        FNB Bancorp. The FNB Bancorp bylaws authorize shareholder action by written consent without a meeting and without prior notice if consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting, except that unanimous written consent is required for election of directors to non-vacant positions.

        First National Bank The First National Bank articles of association and bylaws do not authorize shareholder action or action by the board of directors by written consent without a meeting.

CUMULATIVE VOTING

        All voting rights with respect to First National Bank, and all voting rights with respect to FNB Bancorp, are vested in the holders of the shares of common stock. Shareholders of First National Bank common stock are entitled, and shareholders of FNB Bancorp common stock will be entitled to one vote for each share held, except that in the election of directors, each shareholder has cumulative voting rights. Cumulative voting allows a shareholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of shares held in the shareholder's name on the record date.

AMENDMENT OF ARTICLES AND BYLAWS

        FNB Bancorp. The FNB Bancorp articles of corporation and bylaws may be amended or repealed by the affirmative vote or written consent of a majority of the outstanding shares entitled to vote.

        The FNB Bancorp bylaws may be amended or repealed by the affirmative vote or written consent of a majority of the outstanding shares entitled to vote, provided that any amendment which reduces (a) the number of directors on a fixed-number board or (b) the minimum number of directors on a variable-number board to a number less than five, cannot be adopted if the votes cast or consents given opposing the action are equal to or more than 16 2/3% of all outstanding shares entitled to vote.

        Subject to the rights of shareholders to amend the bylaws, the FNB Bancorp bylaws provide that the bylaws may be adopted, amended or repealed by its board of directors, except that only the shareholders can adopt a bylaw or amendment to the bylaws which (a) specifies or changes the number of directors on a fixed number board, (b) specifies or changes the minimum or maximum number of directors on a variable number board or (c) changes from a fixed number board to a variable number board or vice versa.

        First National Bank Subject to the laws of the United States, First National Bank's articles of association may be amended or repealed by the affirmative vote of a majority of the outstanding shares unless the vote of a greater amount of shares is required by law, and in that case with the vote of the greater amount. First National Bank's bylaws may be amended, altered or repealed, at any duly called meeting of the First National Bank board of directors by a majority vote of the total number of directors, consistent with the requirements of the laws of the United States.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

        FNB Bancorp. The FNB Bancorp bylaws provide that vacancies occurring on its board of directors may be filled by a vote of a majority of the remaining directors, though less than a quorum, or by a sole remaining director, except that a vacancy created by the removal of a director may only be filled by the vote of a majority of the shares entitled to vote represented at a duly held meeting or by unanimous written consent of the outstanding shares entitled to vote. The FNB Bancorp bylaws also provide that the shareholders may elect a director at any time to fill any vacancy not filled by the directors, except that any election by written consent, other than to fill a vacancy created by removal of a director, requires the consent of a majority of the outstanding shares entitled to vote.

        In addition, the California General Corporation Law provides that if, after the filling of any vacancy by the directors, the directors then in office who have been elected by the shareholders constitute less than a majority of the directors then in office, (a) any holder or holders of an aggregate of 5% or more of the total number of shares at the time outstanding having the right to vote for the directors may call a special meeting of shareholders; or (b) the California Superior Court of the proper county will, upon application of the shareholder or shareholders, summarily order a special meeting of shareholders, to be held to elect the entire board of directors.

        First National Bank The articles of association provide that the board of directors shall consist of not less than five nor more than nine shareholders. Any vacancy on the First National Bank board of directors for any reason, including an increase in the number of directors, may be filled by action of a majority of the full board of directors, provided that an increase in the number of directors may not be more than two directors in any one year. Directors appointed by the First National Bank board hold office until their successors are elected and qualified.

CALL OF ANNUAL OR SPECIAL MEETING OF SHAREHOLDERS AND ACTION BY SHAREHOLDERS WITHOUT A MEETING

        FNB Bancorp. The FNB Bancorp bylaws provide that a special meeting of the shareholders may be called at any time by the board of directors, chairman of the board, president or one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that special meeting. Under the California General Corporation Law, unless otherwise provided in the articles of incorporation, any action which may be taken at any annual or special meeting may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted. The FNB Bancorp articles provide that action without a meeting can be taken if the board of directors of FNB Bancorp has by resolution first approved any of the action without a meeting.

        First National Bank The board of directors and any three or more shareholders owning, in the aggregate, not less than ten percent of the outstanding shares of First National Bank, may call a special meeting of the shareholders at any time. No provision is made in the First National Bank articles of association for the shareholders to take any action in the absence of a duly called meeting.

                      MARKET PRICE AND DIVIDEND INFORMATION

MARKET QUOTATIONS

        FNB Bancorp common stock is not listed on any exchange or the Nasdaq Stock Market and is not quoted on the OTC Bulletin Board. It is contemplated that upon consummation of the reorganization, FNB Bancorp will apply for listing of its common stock on the Nasdaq National Market.

        There is limited trading in the shares of common stock of First National Bank. First National Bank common stock is not listed on any exchange, nor is it listed with the Nasdaq Stock Market, but it is quoted on the OTC Bulletin Board under the symbol "FNBD.OB." Management of First National Bank is aware of the following securities dealers that have executed transactions in the common stock: Sutro & Co.; Wedbush Morgan Securities; and Hoefer & Arnett, Inc.

        As of the record date, there were approximately 465 holders of record of First National Bank common stock.

        The following table summarizes sales of the common stock of First National Bank during the periods indicated of which management of First National Bank has knowledge, including the approximate high and low bid prices during such periods and the approximate trading volume and the per share cash dividends declared for the periods indicated. All information has been adjusted to reflect stock dividends effected on December 15, 1999 and December 15, 2000 (but not adjusted for the 5% stock dividend payable December 14, 2001). The prices indicated below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                        Bid Price of          Approximate        Cash
                                      Common Stock (1)          Trading        Dividends
                                    High          Low            Volume        Declared
                                   ------        ------          ------        --------
             1999
First Quarter.................... $28.5781       26.0781         14,330          0.10
Second Quarter...................  26.3125       23.8125         49,608          0.10
Third Quarter....................  25.4063       23.8125         59,641          1.10
Fourth Quarter...................  26.1875       24.7656         10,281          0.10
                                                                                 0.60       Spec. Div.
             2000
First Quarter.................... $26.1875      $22.1406        126,627          0.12
Second Quarter...................  25.2344       22.8594         72,553          0.12
Third Quarter....................  26.1875       23.8125         38,637          0.12
Fourth Quarter...................  26.7500       25.7188         31,763          0.12
                                                                                 0.75       Spec. Div.


             2001
First Quarter....................  $26.7500      25.5000         39,500          0.12
Second Quarter...................   26.6250      25.0000        176,100          0.12
Third Quarter....................   26.5000      25.0000         59,800          0.12
Fourth Quarter (through
December _____ 2001)......................

----------------
(1) As estimated by First National Bank, based upon trades of which First National Bank was aware.

DIVIDENDS AND DIVIDEND POLICY

        FNB Bancorp. FNB Bancorp has not paid dividends and any future dividends will be determined after consideration of FNB Bancorp's earnings, financial condition, future capital funds, regulatory requirements and other factors as the board of directors may deem relevant. FNB Bancorp's primary source of funds for payment of dividends to its shareholders will be the receipt of dividends and management fees from First National Bank. The payment of dividends by a national bank is subject to various legal and regulatory restrictions.

        It is the intention of FNB Bancorp to pay cash dividends, subject to legal restrictions on the payment of cash dividends and depending upon the level of earnings, management's assessment of future capital needs and other factors to be considered by the FNB Bancorp board of directors.

        Holders of FNB Bancorp common stock will be entitled to receive dividends following the reorganization as and when declared by the board of directors of FNB Bancorp out of funds legally available therefor under the laws of the State of California. The California General Corporation Law provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The California General Corporation Law further provides that, in the event sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if, after giving effect to the distribution, it meets two conditions, which generally stated are as follows: (i) the corporation's assets must equal at least 125% of its liabilities; and (ii) the corporation's current assets must equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for those fiscal years, then the corporation's current assets must equal at least 125% of its current liabilities.

        The Board of Governors of the Federal Reserve System generally prohibits a bank holding company from declaring or paying a cash dividend which would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowing or other arrangements that might adversely affect a bank holding company's financial position. The Federal Reserve Board policy is that a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition.

        First National Bank First National Bank's shareholders are entitled to receive dividends when and as declared by its board of directors, out of funds legally available therefor, subject to the restrictions set forth in the National Bank Act.

        The payment of cash dividends by First National Bank may be subject to the approval of the Office of the Comptroller of the Currency, as well as restrictions established by federal banking law and the Federal Deposit Insurance Corporation. Approval of the Office of the Comptroller of the Currency is required if the total of all dividends declared by First National Bank's board of directors in any calendar year will exceed First National Bank's net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus or to a fund for the retirement of preferred stock. Additionally, the Federal Deposit Insurance Corporation and/or the Office of the Comptroller of the Currency, might, under some circumstances, place restrictions on the ability of a bank to pay dividends based upon peer group averages and the performance and maturity of that bank.

        First National Bank has paid cash dividends in during each of the last 59 consecutive quarters. Also, First National Bank has paid a stock dividend annually for the last 34 years (including the 5% stock dividend payable December 14, 2001). First National Bank intends to continue to pay cash and stock dividends in a manner consistent with past practices.


                               FIRST NATIONAL BANK
                          AUDITED FINANCIAL STATEMENTS

        First National Bank's audited balance sheets as of December 31, 2000 and 1999 and related audited statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000, prepared in conformity with accounting principles generally accepted in the United States of America, with the report of Grant Thornton LLP, independent certified public accountants, dated January 26, 2001, are set forth at Annex C of this proxy statement/prospectus.



                         FIRST NATIONAL BANK MANAGEMENT


BACKGROUND AND BUSINESS EXPERIENCE OF MANAGEMENT

        The following table sets forth certain information as of the record date with respect to the current directors, as well as all executive officers, of First National Bank, including their respective ages, positions and a brief account of the business experience for a minimum of five years of each director and executive officer listed below.

        Information regarding the number of shares of First National Bank common stock owned by the directors and executive officers of First National Bank is set forth on pages 8 through 10 of this proxy statement/prospectus.

        Other than the plan of reorganization, First National Bank knows of no arrangements, including any pledge by any person of securities of First National Bank, the operation of which may, at a subsequent date, result in a change in control of First National Bank. There are no arrangements or understandings by which any of the executive officers or directors of First National Bank were selected. There is no family relationship between any of the directors and/or executive officers, except that Director Edward J. Watson is related by marriage to Anthony J. Clifford, Branch Administrator of First National Bank.

Name                     Age                         Position
----                     ---                         --------

Michael R. Wyman         64       Chairman of the Board of Directors of First
                                  National Bank since 1999, and Director
                                  (Chairman) of First National Bank since 1983.
                                  Chief Executive Officer of First National Bank since 1983 and President of First National
                                  Bank from 1983 to 1996.

Thomas C. McGraw         50       Director (Secretary) of First National Bank
                                  since 1989, and President and Chief Operating
                                  Officer of First National Bank since October
                                  2001. Self-employed communications consultant in San Mateo and Marin Counties since 1987.
                                  His father was a Founding Director of First
                                  National Bank.

Neil J. Vannucci         65       Director of First National Bank since 1989.
                                  Director of U.S. Concrete since 1999.
                                  President of Bay Cities Building Materials from 1995 to 1999.

Edward J. Watson         54       Director of First National Bank since 1996.
                                  Certified Public Accountant. Attorney and partner in the law firm of Watson & Lanctot
                                  LLP, formerly known as Dreher, Garfinkle &
                                  Watson.

Daniel J. Modena         67       Director of First National Bank since 1996.
                                  Attorney and partner in the law firm of Modena
                                  & Royce in South San Francisco since 1961.

Lisa Angelot             44       Director of First National Bank since 1999.
                                  Property manager for the Lagomarsino
                                  Properties in Daly City since 1992. Her
                                  grandfather was Ricco Lagomarsino, Founding
                                  Director and Chairman of First National Bank.

James B. Ramsey          60       Senior Vice President and Chief Financial
                                  Officer of First National Bank since 1997.
                                  Formerly, Vice President/Controller of
                                  Mid-Peninsula Bank in Palo Alto since 1994,
                                  Senior Vice President and Chief Financial
                                  Officer of Codding Bank in Rohnert Park,
                                  California, since 1989, and Executive
                                  Vice-President and Chief Financial Officer of
                                  Pajaro Valley Bank since 1982.

Jim D. Black             39       Senior Vice President and Senior Lending
                                  Officer of First National Bank and an employee since 1981.

Charles R. Key           55       Senior Vice President and Director of
                                  Information Systems of First National Bank and an employee since 1970.

Anthony J. Clifford      38       Vice President and Branch Administrator of
                                  First National Bank since 1995. Formerly, Vice
                                  President and Branch Manager, since 1990, and
                                  Assistant Vice President and Branch Manager, since 1983.

None of the directors of First National Bank is a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, whose common stock is registered pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended.

COMMITTEES OF THE BOARD OF DIRECTORS

        First National Bank has an Audit Committee, a Loan and Discount Committee (which functions as an executive committee of the Board of Directors) and a Compensation Committee.

        First National Bank does not have a nominating committee, but the Loan and Discount Committee functions as the Bank's nominating committee. Shareholders may nominate directors in accordance with the procedures set forth in Section 12 of the First National Bank bylaws.

        The current members of the Audit Committee are Edward J. Watson and Neil
J. Vannucci. The principal functions of the Audit Committee are (1) to examine and review both internal audit controls and regulatory audit reports and to meet with the First National Bank auditors concerning audit procedures and controls and (2) to monitor the First National Bank investments.

        The current members of the Loan and Discount committee are Michael R. Wyman, Thomas C. McGraw, Daniel J. Modena and Lisa Angelot. The principal functions of the Loan and Discount Committee are to oversee loans and investments and the routine operations of First National Bank by delegation from the board of directors and to advise and report to the full board regarding such matters.

        The members of the Compensation Committee are Thomas C. McGraw, Neil J. Vannucci and Edward J. Watson. The Compensation Committee investigates and advises the board of directors as to employee benefit arrangements and conducts executive searches whenever First National Bank proposes to hire executive personnel. The Compensation Committee also reports to the board of directors with regard to executive compensation, including bonus compensation.

        The board of directors of First National Bank met a total of 13 times during 2000. During this same period, the Loan and Discount Committee met 25 times, the Audit Committee met 4 times and the Compensation Committee met 1 time. All incumbent directors of the Bank attended at least seventy-five percent (75%) of the meetings of the board of directors and the committees of which they were members during 2000.

COMPENSATION OF DIRECTORS

        Each non-officer director of First National Bank was paid $26,400 in fees for attending meetings of the board of directors during 2000. The aggregate amount of such fees paid by First National Bank in 2000 was $132,000. No fees were paid to the directors during 2000 for their attendance at meetings of the committees of the board of directors. During 2000, each non-officer director of First National Bank was granted a non-statutory option for 225 shares of common stock pursuant to the First National Bank 1997 Stock Option Plan.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The compensation of the executive officers of First National Bank is reviewed and approved annually by the board of directors based on the recommendations by the Compensation Committee. During 2000, Thomas C. McGraw (Chairman), Neil J. Vanucci and Edward J. Watson served as members of the Compensation Committee. Executive officers of First National Bank during 2000 were Michael R. Wyman, Chairman and Chief Executive Officer, Paul B. Hogan, (former) President and Chief Operating Officer, James B. Ramsey, Senior Vice President and Chief Financial Officer, Jim D. Black, Senior Vice President and Senior Lending Officer, Charles R. Key, Senior Vice President and Director, Information Systems, and Anthony J. Clifford, Vice President, Branch Administrator.

        The Compensation Committee's philosophy is that compensation should be designed to reflect the value created for shareholders while supporting First National Bank's strategic goals. The Compensation Committee reviews the compensation of the executive officers annually to insure that First National Bank's compensation programs are related to financial performance and consistent generally with employers of comparable size in the industry. Other than as described in this report, there are no other employment contracts between First National Bank and any officer of First National Bank. Annual compensation for First National Bank's executive officers includes the components described below.

        Base salary is related to the individual executive officer's level of responsibility and comparison with comparable employers in the industry. The board of directors reviews and sets base salaries annually, taking into consideration the recommendations of the Chief Executive Officer (for executive officers other than the Chief Executive Officer). In conducting its review of salaries, the board of directors takes into consideration the overall performance of First National Bank.

        The board of directors determines the base salary for the Chief Executive Officer by (a) examining the financial performance of First National Bank against its present goals; (b) examining the financial performance of First National Bank as compared to the banking industry generally; (c) evaluating the overall performance of the Chief Executive Officer; and (d) comparing the base salary of the Chief Executive Officer to that of other chief executive officers in the banking industry in the market area of First National Bank.

        On December 13, 2000, effective as of January 1, 2001, the board of directors approved the following base salary increases: Mr. Wyman's annual salary was increased to $245,000; Mr. Hogan's annual salary was increased to $210,000; Mr. Ramsey's annual salary was increased to $140,004; Mr. Black's annual salary was increased to $140,004; Mr. Key's annual salary was increased to $125,004; and Mr. Clifford's annual salary was increased to $120,000. Mr. Hogan resigned as a director and as President and Chief Operating Officer of First National Bank, effective October 31, 2001. The board of directors has appointed Thomas C. McGraw, a Director and the Secretary of First National Bank, as the interim President and Chief Operating Officer, and established his base salary at the annual level of $195,744.

        First National Bank does not have a formal bonus plan. The board of directors, at its discretion, awarded bonuses to its executive officers during 2000, including bonuses to Messrs. Wyman, Hogan, Ramsey, Black, Key and Clifford (which are set forth in the Executive Compensation Table below). Bonus compensation is based on the return on beginning shareholder equity for each year and individual performance criteria are established by the Compensation Committee for each executive officer.

        The entire board of directors can, at its discretion, grant stock options to key officers of First National Bank who are primarily responsible for the growth and management of its business. On September 30, 1997, the board of directors adopted the First National Bank of Northern California 1997 Stock Option Plan (the "Option Plan"), which provides for the grant of incentive stock options and nonstatutory stock options to eligible officers and directors of First National Bank. The Option Plan was approved by the shareholders of First National Bank at the 1997 Annual Meeting, held on October 15, 1997. The Option Plan was adopted in order to attract and retain the best available personnel for First National Bank and to provide additional incentive to the officers and directors of First National Bank. The aggregate number of shares available for issuance pursuant to the exercise of options granted under the Option Plan may not exceed 243,079 shares of common stock (reflects 200,000 shares originally reserved under the Option Plan, as adjusted for stock dividends paid in 1998, 1999 and 2000, but not adjusted for the 5% stock dividend payable December 14,
2001). As of September 30, 2001, a total of 97,218 shares were reserved for options previously granted and currently outstanding under the Option Plan, including options for an aggregate of 10,797 shares of common stock (as adjusted for stock dividends paid in 1998, 1999 and 2000, but not adjusted for the 5% stock dividend payable December 14, 2001) which have been granted to Messrs. Wyman, Hogan, Ramsey, Black, Key and Clifford. Each option granted to such officers during 1998 is exercisable at a price of $32.00 per share; each option granted during 1999 is exercisable at a price of $28.00 per share; and each option granted during 2000 is exercisable at a price of $25.13 per share. The exercise price of an incentive stock option is set at the fair market value of the shares on the date of grant. All options granted and currently outstanding are incentive stock options, vesting at the rate of 20 percent per year over the period of 5 years from date of grant and are exercisable for a period of 10 years from the grant date. During 2000, Mr. Wyman was granted options for 2,205 shares; Mr. Hogan was granted options for 2,205 shares; and Messrs. Ramsey, Black, Key and Clifford were each granted options for 1,932 shares. In accordance with the stock option agreements between Mr. Hogan and First National Bank, the term of Mr. Hogan's options will expire three months after termination of his status as an employee which was effective on October 31, 2001.

        First National Bank has established a Deferred Compensation Plan. Participation in the Plan is open to all officers of First National Bank with the title Vice President or higher. The Deferred Compensation Plan consists of a Deferred Compensation Trust, dated November 1, 1997, with The Mechanics Bank serving as Trustee, and individual Deferred Compensation Agreements between First National Bank and each of the participating officers. The funds contributed to the Plan are those of the individual participant, and represent income earned and/or bonuses granted as an employee of First National Bank. No funds of First National Bank may be contributed to the Plan. Under the Plan, a participant may elect to defer the receipt of a portion of his or her cash salary and/or bonus. First National Bank maintains a record of the deferred compensation for each participant, and at the time of distribution, is obligated to effect the distribution as well as collection of any and all taxes due at such time. Each participant may elect whether he or she will receive distribution of his or her entire account, subject to applicable tax withholding requirements, upon reaching a specified age, or upon passage of at least five years or upon termination of employment. In order to discharge its obligations in respect of such deferred compensation, First National Bank makes contributions of the deferred compensation specified by the participants to the Deferred Compensation Trust, which are then invested in accordance with the instructions of the participants. The principal and any earnings in the Trust are held separate and apart from other funds of First National Bank and are used for the discharge of First National Bank's obligations to the participants. As of September 30, 2000 (subject to adjustment for the 5% stock dividend payable December 14, 2001), the Trust held an aggregate of 11,137 shares of First National Bank common stock for the accounts of Messrs. Wyman, Hogan, Ramsey, Black, Key and Clifford, representing approximately 0.5% of the total shares outstanding on such date (consisting of 4,731 shares for Michael R. Wyman; 2,644 shares for Paul B. Hogan; 3,000 shares for James B. Ramsey; 211 shares for Jim
D. Black; no shares for Charles R. Key; and 551 shares for Anthony J. Clifford).

        On August 26, 1969, First National Bank established The First National Bank Profit Sharing and 401(k) Plan (the "Plan") under provisions which allow First National Bank to make a contribution on behalf of each eligible employee. Each year, the Board of Directors of First National Bank decides whether to make a profit sharing contribution to the Plan, and the amount of that contribution. The profit sharing contribution to the Plan for 2000 was $750,000. Each participant in the Plan who is employed on the last day of the Plan year receives a share of that contribution based on the amount of his or her compensation relative to the compensation of all other participants. The accounts of the participants vest according to a schedule of years of service with First National Bank. The Mechanics Bank acts as Trustee for the Profit Sharing Plan Trust, and the Trustee invests all the assets of the Plan in four common trust funds maintained by the Trustee. On January 1, 1998, the Plan was amended to allow any eligible employee to make voluntary contributions to the Plan, and to direct the investment of such contributions from a menu of available options. Both the profit sharing provisions and the employee contribution provisions are elements of the 401(k) Plan. The profit sharing element of the Plan is funded by First National Bank. The employee contribution element of the Plan is funded by the employee.

        First National Bank purchased life insurance policies on the lives of Michael R. Wyman and Paul B. Hogan on December 21, 1996, and on the life of James B. Ramsey on December 30, 1998. First National Bank also entered into Salary Continuation Agreements with Messrs. Wyman, Hogan and Ramsey in the form proposed by Bank Compensation Strategies Group (the "Agreements"). First National Bank is the sole owner and beneficiary under such life insurance policies, which policies indirectly offset the anticipated costs for certain death, disability and post-employment/retirement benefits for Messrs. Wyman, Hogan and Ramsey. The cash surrender value of each insurance policy, which is expected to increase over the term of the policy, is included among the "other assets" on the balance sheet of First National Bank. The Agreements provide for annual benefits to be paid to Mr. Wyman or his designated beneficiary over a period of 15 years; annual benefits to be paid to Mr. Hogan or his designated beneficiary over a period of 20 years; and annual benefits to be paid to Mr. Ramsey or his designated beneficiary over a period of 20 years. Such benefits are effective in each case upon: (i) attainment of 66 years of age or his death or disability prior to such time if he is actively employed by the Bank at the time; (ii) termination of his employment by First National Bank without "cause" (as defined in the Agreements); and (iii) termination or constructive termination of his employment by First National Bank after the occurrence of a "change in control" in First National Bank (as defined in the Agreements).

        SUBMITTED BY THE COMPENSATION COMMITTEE:


/s/ THOMAS C. MCGRAW          /s/ NEIL J. VANUCCI          /s/ EDWARD J. WATSON
--------------------          -------------------          --------------------
Thomas C. McGraw              Neil J. Vanucci              Edward J. Watson

EXECUTIVE COMPENSATION

        Set forth below is the summary compensation paid during the three years ended December 31, 2000 to the executive officers of First National Bank.

==============================================================================================

                                     ANNUAL COMPENSATION

----------------------------------------------------------------------------------------------
               NAME                     YEAR        SALARY       BONUS (1)       ALL OTHER
                                                                                COMPENSATION
                                                                                   (2)(3)
----------------------------------------------------------------------------------------------
Michael R. Wyman, Chairman of           1998      $ 191,220      $  50,000       $  14,277
the Board, Chief Executive              1999        200,004         70,000          21,240
Officer                                 2000        215,004        100,000          26,756
----------------------------------------------------------------------------------------------
Paul B. Hogan, President, Chief         1998      $ 144,204      $  50,000       $  12,834
Operating Officer (4)                   1999        160,008         70,000          21,240
                                        2000        180,000        100.000          26,756
----------------------------------------------------------------------------------------------
James B. Ramsey, Senior Vice            1998      $ 113,340      $  30,000       $   9,668
President, Chief Financial Officer      1999        118,548         40,000          15,731
                                        2000        123,288         50,000          19,404
----------------------------------------------------------------------------------------------
Jim D. Black, Senior Vice               1998      $ 107,100      $  30,000       $   9,557
President, Senior Lending Officer       1999        111,384         40,000          14,786
                                        2000        115,848         55,000          18,233
----------------------------------------------------------------------------------------------
Charles R. Key, Senior Vice             1998      $  91,032      $  20,000       $   8,123
President, Director, Information        1999         93,948         27,500          12,471
Systems                                 2000        100,000         37,500          15,739
----------------------------------------------------------------------------------------------
Anthony J. Clifford, Vice               1998      $  88,020      $  25,000       $   7,855
President, Branch Administrator         1999         93,300         32,500          12,385
                                        2000         97,032         42,500          15,271
==============================================================================================

(1) Bonuses are indicated for the years upon which they are based, and are payable in the same year.

(2) Each of Messrs. Hogan, Wyman, Black and Clifford is provided with the use of a Bank-owned automobile. No executive officer received perquisites or other personal benefits in excess of the lesser of $50,000 or 10 percent of each such officer's total annual salary and bonus during 1998, 1999 or 2000.

(3) Amounts shown represent contributions to the First National Bank Profit Sharing Plan for the accounts of the named officers.

(4) Paul B. Hogan resigned as a director and officer of First National Bank, effective October 31, 2001. Previously, Mr. Hogan was President and Chief Operating Officer of First National Bank. On December 5, 2001, Mr.

        Hogan entered into a Separation Agreement with First National Bank, in order to confirm the financial terms of his resignation. The Separation Agreement provides for the payment to Mr. Hogan of severance salary for a period of 18 months at Mr. Hogan's existing annual rate of pay plus the continuation of his existing health insurance coverage for the same period, both commencing from November 1, 2001. In addition, the Separation Agreement confirms the early termination benefits payable to Mr. Hogan over 20 years upon his reaching age 66, under the terms of Mr. Hogan's Salary Continuation Agreement with First National Bank, dated December 20, 1996, which benefits will be calculated based on a stipulated accrual of $360,167 for 6 years of service with First National Bank.


        The following table sets forth certain information concerning the granting of options under the First National Bank 1997 Stock Option Plan during the year ended December 31, 2000. The share amounts shown in this table are subject to adjustment for the 5% stock dividend payable December 14, 2001.

                      Option/SAR Grants In Last Fiscal Year

-------------------------------------------------------------------------------------------------
                                                                                   Potential
                                                                               Realizable Value
                                                                                  at Assumed
                                                                                Annual Rates of
                                                                                  Stock Price
                                                                               Appreciation for
                              Individual Grants                                 Option Term (3)
-------------------------------------------------------------------------------------------------
                         Number of       Percentage of
                         Securities          Total
                         Underlying      Options/SARs   Exercise
                        Option/SARs       Granted to    or Base
        Name              Granted        Employees in   Price      Expiration
                          (#) (1)         Fiscal Year   ($Sh) (2)     Date      5%       10%
-------------------------------------------------------------------------------------------------
Michael R. Wyman           2,205              6.8%        $ 23.93    6-28-10  $33,185   $84,099
-------------------------------------------------------------------------------------------------
Paul B. Hogan (4)          2,205              6.8%        $ 23.93    6-28-10  $33,185   $84,099
-------------------------------------------------------------------------------------------------
James B. Ramsey            1,932              6.0%        $ 23.93    6-28-10  $29,077   $73,686
-------------------------------------------------------------------------------------------------
Jim D. Black               1,932              6.0%        $ 23.93    6-28-10  $29,077   $73,686
-------------------------------------------------------------------------------------------------
Charles R. Key             1,932              6.0%        $ 23.93    6-28-10  $29,077   $73,686
-------------------------------------------------------------------------------------------------
Anthony J. Clifford        1,932              6.0%        $ 23.93    6-28-10  $29,077   $73,686
-------------------------------------------------------------------------------------------------

(1) Options granted under the Stock Option 1997 Plan were either incentive options or nonstatutory options. Options granted under the 1997 Stock Option Plan became exercisable in accordance with a vesting schedule established at the time of grant. Vesting can not extend beyond ten years from the date of grant. Upon a change in control of First National Bank, all outstanding options under the 1997 Plan will become fully vested and exercisable. Options granted under the 1997 Stock Option Plan are adjusted to protect against dilution in the event of certain changes in First National Bank's capitalization, including stock splits and stock dividends. All options granted to the named executive officers are incentive stock options and have an exercise price equal to the fair market value of First National Bank common stock on the date of grant.

(2) The exercise price was determined based upon the average of the bid and asked price of First National Bank common stock on the grant date.

(3) In accordance with Securities and Exchange Commission rules, these columns show gains that might exist for the respective options, assuming that the market price of the stock appreciates from the date of grant over the 10 year option term at the annualized rates of 5% and 10%, respectively.

(4) Mr. Hogan resigned as a director and officer of First National Bank, effective October 31, 2001.

        The following table sets forth the number of shares of First National Bank common stock acquired by each of the named executive officers upon the exercise of stock options during fiscal 2000, if any, the net value realized upon exercise, the number of shares of First National Bank common stock represented by outstanding stock options held by each of the named executive officers as of December 31, 2000, the value of such options based on the average of the bid and asked price of First National Bank common stock, and certain information concerning unexercised options under the 1997 Stock Option Plan. The share amounts shown in this table are subject to adjustment for the 5% stock dividend payable December 14, 2001.

                   Aggregated Option/SAR Exercises In Last Fiscal Year And
                                   FY-End Option/SAR Values

---------------------------------------------------------------------------------------------
                                                       Number of
                                                      Securities              Value of
                                                      Underlying             Unexercised
                                                      Unexercised           in-the-Money
                                                     Options/SARs           Options/SARs
                                                    at Fiscal Year-        at Fiscal Year-
                              Shares      Value         End (#)                End ($)
                             Acquired   Realized     Exercisable/           Exercisable/
                                on
           Name              Exercise     ($)        Unexercisable          Unexercisable
                               (#)
           (a)                 (b)        (c)            (d)                   (e) 1/
---------------------------------------------------------------------------------------------
     Michael R. Wyman         ------     ------       4,441   975            340 / 1,363
---------------------------------------------------------------------------------------------
    Paul B. Hogan (2)         ------     ------       4,254   889            317 / 1,264
---------------------------------------------------------------------------------------------
     James B. Ramsey          ------     ------       3,824   820            292 / 1,167
---------------------------------------------------------------------------------------------
      Jim D. Black            ------     ------       3,837   830            292 / 1,167
---------------------------------------------------------------------------------------------
     Charles R. Key           ------     ------       3,694   771            268 / 1,070
---------------------------------------------------------------------------------------------
   Anthony J. Clifford        ------     ------       3,680   762            268 / 1,070
---------------------------------------------------------------------------------------------

(1) The aggregate value has been determined based upon the average of the bid and asked price for First National Bank common stock at year-end, minus the exercise price.


(2) Mr. Hogan resigned as a director and officer of First National Bank, effective October 31, 2001.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

        Employment Contracts. There are no employment contracts between First National Bank and the executive officers named in the tables above, other than the Salary Continuation Plans, the Management Continuity Agreements, the Deferred Compensation Plan and the 1997 Stock Option Plan, as described below.

        Salary Continuation Agreements. First National Bank purchased life insurance policies on the lives of Michael R. Wyman and Paul B. Hogan on December 21, 1996, and on the life of James B. Ramsey on December 30, 1998. First National Bank also entered into Salary Continuation Agreements with Messrs. Wyman, Hogan and Ramsey (the "Agreements"). First National Bank is the sole owner and beneficiary under such life insurance policies, which policies indirectly offset the anticipated costs for certain death, disability and post-employment/retirement benefits for Messrs. Wyman, Hogan and Ramsey. The cash surrender value of each insurance policy, which is expected to increase over the term of the policy, is included among the "other assets" on the balance sheet of First National Bank. The Agreements provide for annual benefits to be paid to Mr. Wyman or his designated beneficiary of up to $60,000 per year over a period of 15 years; annual benefits to be paid to Mr. Hogan or his designated beneficiary of approximately $57,000 per year over a period of 20 years (fixed as of October 31, 2001, the effective of his resignation, based on six years of service); and annual benefits to be paid to Mr. Ramsey or his designated beneficiary of up to $50,000 per year over a period of 20 years. Such benefits are effective in each case upon: (i) attainment of 66 years of age or his death or disability prior to such time if he is actively employed by First National Bank at the time; (ii) termination of his employment by First National Bank without "cause" (as defined in the Agreements); and (iii) termination or constructive termination of his employment by First National Bank after the occurrence of a "change in control" of First National Bank (as defined in the Agreements).

        Management Continuity Agreements. On July 20, 2000, First National Bank entered into Management Continuity Agreements with Jim D. Black, Charles R. Key and Anthony J. Clifford. Each Agreement provides for the payment of a severance benefit to the officer upon termination of employment after a "change in control" of First National Bank (as defined in the Agreements). The purpose of the Agreements is to maintain sound and vital management of First National Bank, thereby protecting its best interests, in the event of a proposed change in control of First National Bank. The amount of the benefit payable under each Agreement is two times the "base annual salary" of the relevant officer for the twelve month period immediately preceding a "change in control." In addition, if any payment of the benefit constitutes an "excess parachute payment" that is subject to an excise tax imposed by the Internal Revenue Code of 1986, as amended, First National Bank will increase the amounts payable to the extent necessary to place the officer in the same after-tax position that would have existed had no excise tax been imposed. First National Bank can elect to pay benefits in a lump sum payment or in monthly installments over a period not exceeding two years following the date of termination of employment. Each Management Continuity Agreement continues for two years from July 20, 2000, and is subject to automatic one year renewals thereafter, unless First National Bank gives written notice of non-renewal.

        Deferred Compensation Plan. First National Bank has established a Deferred Compensation Plan. Participation in the Plan is open to all officers of First National Bank with the title Vice President or higher. The Deferred Compensation Plan consists of a Deferred Compensation Trust, dated November 1, 1997, with The Mechanics Bank serving as Trustee, and individual Deferred Compensation Agreements between First National Bank and each of the participating officers. The funds contributed to the Plan are those of the individual participant, and represent income earned and/or bonuses granted as an employee of First National Bank. No funds of First National Bank may be contributed to the Plan. Under the Plan, a participant may elect to defer the receipt of a portion of his or her cash salary and/or bonus. First National Bank maintains a record of the deferred compensation for each participant, and at the time of distribution, is obligated to effect the distribution as well as collection of any and all taxes due at such time. Each participant may elect whether he or she will receive distribution of his or her entire account, subject to applicable tax withholding requirements, upon reaching a specified age, or upon passage of at least five years or upon termination of employment. In order to discharge its obligations in respect of such deferred compensation, First National Bank makes contributions of the deferred compensation specified by the participants to the Deferred Compensation Trust, which are then invested in accordance with the instructions of the participants. The principal and any earnings in the Trust are held separate and apart from other funds of First National Bank and are used for the discharge of First National Bank's obligations to the participants.

        Stock Option Plan. On September 30, 1997, the board of directors adopted the First National Bank of Northern California 1997 Stock Option Plan (the "Option Plan"), which provides for the grant of incentive stock options and nonstatutory stock options to eligible officers and directors of First National Bank. The Option Plan was approved by the shareholders of First National Bank at the 1997 Annual Meeting, held on October 15, 1997. The Option Plan was adopted in order to attract and retain the best available personnel for First National Bank and to provide additional incentive to the officers and directors of First National Bank. Options granted to executive officers of First National Bank pursuant to the Option Plan are set forth hereinabove. Upon consummation of any plan of reorganization, merger or consolidation of First National Bank with one or more other banks or corporations as a result of which First National Bank is not the surviving entity, or upon the sale of all or substantially all the assets of First National Bank to another bank or corporation, then all outstanding unexercised options shall become immediately exercisable in accordance with the terms of the Option Plan and the Option Plan shall terminate.

COMPARISON OF FIRST NATIONAL BANK SHAREHOLDER RETURN

        Set forth below is a line graph comparing the annual percentage change in the cumulative total return on First National Bank common stock with the cumulative total return of the SNL Securities Index of Pink Banks (asset size of $100 million to $500 million) and the Russell 2000 Index as of the end of each of First National Bank's last five fiscal years.

        The following table assumes that $100.00 was invested on December 31, 1996 in First National Bank common stock and each index, and that all dividends were reinvested. Returns have been adjusted for any stock dividends and stock splits declared by First National Bank. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

         --------------------------------------------------------------
                   First National Bank of Northern California
         --------------------------------------------------------------

                            Total Return Performance

                                [GRAPHIC OMITTED]


                                                                           Period Ending
                                              ----------------------------------------------------------------------
Index                                          12/31/96    12/31/97    12/31/98    12/31/99    12/31/00    09/30/01
--------------------------------------------------------------------------------------------------------------------
First National Bank of Northern California      100.00      141.74      170.68      149.59      160.84      159.77
Russell 2000                                    100.00      122.36      119.25      144.60      140.23      118.69
SNL $100M-$500M Pink Bank Index                 100.00      139.11      163.94      149.30      126.20      139.89

SNL $100M-$500M Pink Bank Index consists of Pink Sheet- and OTC Bulletin Board-traded banks with between $100M and $500M in total assets



SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Neither FNB Bancorp nor First National Bank currently has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, nor are they required to file reports with the Securities and Exchange Commission under Section 13 of the Securities Exchange Act of 1934. Consequently, First National Bank's directors, executive officers and ten percent or more shareholders of First National Bank equity securities are not currently required to file reports of initial ownership and changes in ownership of its equity securities with the Securities and Exchange Commission under
Section 16(a) of the Securities Exchange Act of 1934.

        In connection with the plan of reorganization, FNB Bancorp will register its common stock under Section 12 of the Securities Exchange Act and thereafter will be required to file reports under Section 13 of the Securities Exchange Act with the Securities and Exchange Commission. At that time, the directors, executive officers and ten percent or more shareholders of FNB Bancorp common stock will be required to file such ownership reports with the Securities and Exchange Commission under Section 16(a) of the Securities Exchange Act of 1934.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

        There have been no transactions, or series of similar transactions, during 2000, or any currently proposed transaction, or series of similar transactions, to which First National Bank was or is to be a party, in which the amount involved exceeded or will exceed $60,000 and in which any director or executive officer of First National Bank, any shareholder owning of record or beneficially 5% or more of First National Bank common stock, or any member of the immediate family of any of the foregoing persons, had, or will have, a direct or indirect material interest.

CERTAIN BUSINESS RELATIONSHIPS

        There were no business relationships during 2000 of the type requiring disclosure under Item 404(b) of Regulation S-K of the Securities and Exchange Commission.

INDEBTEDNESS OF MANAGEMENT

        First National Bank has had, and expects in the future to have banking transactions in the ordinary course of its business with many of First National Bank's directors and officers and their associates, including transactions with corporations of which such persons are directors, officers or controlling shareholders, on substantially the same terms (including interest rates and collateral) as those prevailing for comparable transactions with others. Management believes that in 2000 such transactions comprising loans did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to executive officers of First National Bank are subject to limitations as to amount and purposes prescribed in part by the Federal Reserve Act, as amended, and the regulations of the Office of the Comptroller of the Currency.

                                     EXPERTS

        The financial statements of First National Bank included in this proxy statement/prospectus as of December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999 and 1998 have been audited by Grant Thornton LLP, independent accountants, as stated in their report, given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

        The validity of the shares of FNB Bancorp common stock offered hereby and material legal matters in connection with the plan of reorganization will be passed upon for FNB Bancorp by Coudert Brothers LLP, San Jose, California. Certain federal tax matters will also be passed upon by Coudert Brothers LLP.

                              SHAREHOLDER PROPOSALS

        The 2002 annual meeting of shareholders of First National Bank is currently scheduled to be held on May 15, 2002. Any shareholder desiring to submit a proposal for action and to be included in the proxy statement for the 2002 Annual Meeting of Shareholders, should mail such proposal by certified mail, return receipt requested, to First National Bank, 975 El Camino Real, South San Francisco, California 94080, Attention: Michael R. Wyman, Chairman and Chief Executive Officer. All such proposals must be received not later than January 31, 2002. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included, and other aspects related to such proposals, are regulated by the Securities Exchange Act of 1934, as amended.

                           ANNUAL DISCLOSURE STATEMENT

        A copy of the 2002 Annual Disclosure Statement of First National Bank is available, upon request to the Chairman and Chief Executive Officer, at no cost to you. Additional copies may be obtained for a nominal fee. See "Where You Can Find More Information" below.

                                  ANNUAL REPORT

        A copy of the Annual Report to Shareholders of First National Bank for the year ended December 31, 2000, is available, upon request to the Chairman and Chief Executive Officer, at no cost to you. Additional copies may be obtained for a nominal fee. See "Where You Can Find More Information" below.

                                  OTHER MATTERS

        Management is not aware of any matters to be presented at the special meeting of shareholders other than those set forth above. However, if other matters properly come before the special meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with the recommendations of the board of directors, and the discretionary authority granted to the proxy holders named in the proxy.

                       WHERE YOU CAN FIND MORE INFORMATION

        Neither FNB Bancorp nor First National Bank currently has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, nor is it required to file reports with the Securities and Exchange Commission under Section 13 of the Securities Exchange Act of 1934. In connection with the reorganization, FNB Bancorp will register its common stock under Section 12 of the Securities Exchange Act and thereafter will be required to file reports, proxy statements and other information under Section 13 of the Securities Exchange Act with the Securities and Exchange Commission.

        FNB Bancorp has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933, as amended, relating to the shares of FNB Bancorp common stock to be issued in connection with the reorganization. This document also constitutes the prospectus of FNB

Bancorp filed as part of the registration statement and does not contain all the information set forth in the registration statement and exhibits thereto. You may copy and read the registration statement and its exhibits at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549 at prescribed rates. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the public reference rooms. The Securities and Exchange Commission also maintains an Internet World Wide Web site at "http://www.sec.gov" at which any information filed in the future by FNB Bancorp will be available.

        IN DECIDING HOW TO VOTE ON THE TRANSACTIONS COVERED BY THE PLAN OF REORGANIZATION, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. NEITHER FNB BANCORP NOR FIRST NATIONAL BANK HAS AUTHORIZED ANY PERSON TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED _____________, 2001. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS DOCUMENT, AND NEITHER THE MAILING TO YOU OF THIS DOCUMENT NOR THE ISSUANCE TO YOU OF SHARES OF FNB BANCORP COMMON STOCK WILL CREATE ANY IMPLICATION TO THE CONTRARY. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES, OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL.

                                     ANNEX A

                                                                  EXECUTION COPY
                                                                  --------------



                                  AGREEMENT AND

                             PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION ("Plan of Reorganization") is made and entered into as of the 1st day of November, 2001, by and between FNB Bancorp, a California corporation (the "Holding Company"), and First National Bank of Northern California, a national banking association (the "Bank").

        WHEREAS, the Bank, subject to the approval of the Office of the Comptroller of the Currency (the "OCC") and upon the affirmative vote of the shareholders of the Bank owning at least two-thirds of its capital stock outstanding, desires to reorganize so as to become a subsidiary of a bank holding company, registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"); and

        WHEREAS, the Board of Directors of the Bank has caused the incorporation and organization of the Holding Company for the purposes of said reorganization; and

        WHEREAS, the Holding Company, subject to the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), desires to become the parent holding company of the Bank and to register as a bank holding company under the BHCA; and

        WHEREAS, the Bank and the Holding Company desire to have the shareholders of the Bank exchange their shares of common stock, par value $1.25 per share, for shares of the common stock, no par value, of the Holding Company, so that all shareholders of the Bank (except for those who perfect dissenting shareholders' rights) will become shareholders of the Holding Company, on the terms and conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1.    REORGANIZATION

        1.1. NATIONAL BANK CONSOLIDATION AND MERGER ACT. Subject to the terms and conditions hereinafter set forth, the parties hereto agree to effect a reorganization of the Bank so as to become a subsidiary of the Holding Company (the "Reorganization") pursuant to the provisions of the National Bank Consolidation and Merger Act, 12 U.S.C. Section 215a-2 (the "Bank Merger Act"), and 12 CFR Section 7.2000. The Reorganization shall be carried out in accordance with the provisions of this Plan of Reorganization, which is intended by the parties to constitute a "reorganization plan" within the meaning of the Bank Merger Act.

        1.2. INTERNAL REVENUE CODE. The parties hereto intend the Reorganization to qualify as a tax-free transfer within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended.

        1.3. EFFECT OF THE REORGANIZATION. By virtue of the Reorganization, and upon consummation of the transactions contemplated by this Plan of Reorganization, each outstanding share of the Common Stock, par value $1.25 per share, of the Bank (other than any shares as to which dissenters' rights have been perfected as provided in Section 2.3 hereof), shall be converted into the right to receive one (1) share of the Common Stock, no par value, of the Holding

Company. The corporate existence of the Bank shall not be deemed to have been affected in any way by reason of the Reorganization. The Bank will continue in existence as a wholly owned subsidiary of the Holding Company with the same name ("First National Bank of Northern California") and the same national bank charter number as currently assigned to the Bank. All assets, liabilities, rights, duties, privileges, immunities, powers, franchises and interests of the Bank, of every kind and description, as existing on the Effective Date of the Reorganization (as defined below), shall continue in the Bank, without any change or interruption by reason of the Reorganization; Directors, officers and employees of the Bank immediately prior to the Effective Date of the Reorganization (as defined below) shall continue to serve as Directors, officers and employees of the Bank, without change by reason of the Reorganization; and neither the rights of creditors nor any liens upon property of the Bank shall be impaired by reason of the Reorganization.

        1.4. HOLDING COMPANY COMMON STOCK. Immediately after the Effective Date of the Reorganization (as defined below), the Holding Company shall repurchase all of the shares of the Holding Company's common stock that are issued and outstanding as of the date of this Plan of Reorganization (the "Organizational Shares") in consideration for the payment to the holder(s) thereof of an amount equal to the aggregate capital contribution theretofore made by such holder(s) to the Holding Company with respect to such shares.

SECTION 2.    EXCHANGE OF SHARES

        2.1. THE CLOSING. The transactions contemplated by this Plan of Reorganization shall become effective on the closing date selected by the Bank and the Holding Company (the "Effective Date"), after satisfaction of the conditions set forth in Section 7 below, including but not limited to the issuance by the OCC of a certificate approving the Reorganization. As of the Effective Date, each share of the Bank's Common Stock, issued and outstanding immediately prior to the Effective Date (other than Dissenting Shares as hereinafter defined) shall, by virtue of the Reorganization and without any action on the part of the holder thereof, be converted into the right to receive one (1) share of Holding Company Common Stock. At said closing, the Bank and the Holding Company shall use their respective best efforts to deliver or cause to be delivered to each other and to third parties any and all opinions, certificates and other documents as required to achieve the exchange of shares contemplated by this Plan of Reorganization.

        2.2. EXCHANGE AGENT. On or immediately prior to the Effective Date, in accordance with this Plan of Reorganization, the Holding Company shall make available shares of its Common Stock in sufficient amounts to effect the Reorganization. As soon as practicable after the Effective Date, the Holding Company will cause U.S. Stock Transfer Corporation, or another qualified trust company selected by the Holding Company and the Bank (the "Exchange Agent') to send to each shareholder of the Bank a letter of transmittal for use in exchanging such holder's stock certificate(s) for stock certificates evidencing shares of Holding Company Common Stock. Each shareholder of the Bank shall be entitled to receive shares of Holding Company Common Stock for such holder's shares of Bank Common Stock only upon surrender of the certificates representing such holder's shares of Bank Common Stock, or after providing an appropriate affidavit of lost certificate and indemnity agreement and/or a bond as may be required in each case by the Exchange Agent. Until so surrendered, each Bank Common Stock certificate will be deemed for all corporate purposes to represent and evidence solely the right to receive the amount of Holding Company Common Stock to be exchanged therefor, pursuant to this Plan of Reorganization.

        2.3. DISSENTING SHARES. Each share of Bank Common Stock issued and outstanding immediately prior to the Effective Date, the holder of which has voted against the Reorganization and who has properly perfected his or her dissenter's rights of appraisal by following the procedures set forth in the National Bank Act, is referred to herein as a "Dissenting Share." Dissenting Shares owned by each holder thereof who has not exchanged his or her certificates representing shares of Bank Common Stock for certificates representing shares of Holding Company Common Stock and otherwise has not effectively withdrawn or lost his or her dissenter's rights, shall not be converted into or represent the right to receive Holding Company Common Stock pursuant to Section 2.1 hereof and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the National Bank Act. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him or her in accordance with the applicable provisions of the National Bank Act, provided such holder complies with the procedures contemplated by and set forth in the applicable provisions of the National Bank Act. If any holder of Dissenting Shares shall effectively withdraw or lose his or her dissenter's rights under the applicable provisions of the National Bank Act, then such Dissenting Shares shall be converted into the right to receive Holding Company Common Stock in accordance with the provisions of Section 2.1 hereof.

        2.4. STOCK OPTIONS. At the close of business on the Effective Date of the Reorganization, the Holding Company will assume all of the Bank's rights and obligations under the First National Bank of Northern California 1997 Stock Option Plan (the "Stock Option Plan") and under each outstanding stock option agreement evidencing an option (whether an incentive stock option or a nonstatutory stock option) previously granted under the Stock Option Plan. The Stock Option Plan shall become the "FNB Bancorp Stock Option Plan" and by virtue of such assumption, all rights of an optionee with respect to the Common Stock of the Bank shall become the same right with respect to the Common Stock of the Holding Company, on a one-for-one basis. Each such option, subject to such modifications as may be appropriate or required, and subject to the requirements of the Securities Act of 1933, as amended, and the California Corporate Securities Law of 1968, shall constitute a continuation of the option, substituting the Holding Company for the Bank. The option vesting period and price per share of Holding Company Common Stock at which such option may be exercised shall be the same vesting period and price as were applicable to the purchase of Bank Common Stock, and all other terms and conditions applicable to the option shall, except as may be otherwise provided herein, be unchanged. Each option granted pursuant to the Stock Option Plan, from and after the close of business on the Effective Date of the Reorganization, shall constitute an option granted by the Holding Company and outstanding pursuant to the FNB Bancorp Stock Option Plan. Promptly after the Effective Date of the Reorganization, the Holding Company will prepare and file with the Securities and Exchange Commission a registration statement on Form S-8 under and pursuant to the Securities Act of 1933, as amended, for the purpose of registering the maximum number of shares of the Common Stock of the Holding Company to which the holders of options granted and outstanding, or to be granted and outstanding, under the Stock Option Plan or the FNB Bancorp Stock Option Plan may be entitled,

        2.5. EMPLOYEE BENEFIT PLANS. The Bank and the Holding Company agree that the employee benefit plans of the Bank, existing at the close of business on the Effective Date of the Reorganization, including but not limited to the First National Bank Profit Sharing and 401(k) Plan and the First National Bank Deferred Compensation Plan, shall be continued, terminated, frozen, modified or assumed by the Holding Company in accordance with applicable laws and regulations and the provisions of the Internal Revenue Code of 1986, as amended, as determined by mutual agreement of the parties.

        2.6. ADJUSTMENTS. If, between the date of this Plan of Reorganization and the Effective Date, the outstanding shares of Bank Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, the number of shares of Holding Company Common Stock to be issued and delivered in the Reorganization in exchange for the outstanding shares of Bank Common Stock shall be correspondingly adjusted.

        2.7. FURTHER TRANSFERS OF BANK STOCK. At the close of business on the Effective Date of the Reorganization, the stock transfer books of the Bank shall be closed and no transfer of shares of Bank Common Stock theretofore outstanding shall thereafter be made.

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF HOLDING COMPANY

        The Holding Company represents, warrants and agrees as follows:

        3.1. ORGANIZATION AND STANDING. The Holding Company is a corporation, duly organized and validly existing under the laws of the State of California.

        3.2. CAPITALIZATION. The Holding Company is authorized to issue Ten Million (10,000,000) shares of Common Stock, no par value, of which one hundred
(100) shares are issued and outstanding. There are no outstanding options, warrants, calls, convertible securities, subscriptions or other commitments or rights of any nature with respect to the Common Stock of the Holding Company.

        3.3. AUTHORITY RELATIVE TO THIS PLAN OF REORGANIZATION. The execution, delivery and performance of this Plan of Reorganization have been duly authorized by the Board of Directors of the Holding Company. Subject to appropriate shareholder and regulatory approvals, neither the execution and delivery of this Plan of Reorganization nor the consummation of the transactions provided for herein will violate any agreement to which the Holding Company is a party or by which it is bound or any law, order or decree or any provision of its Articles of Incorporation or Bylaws.

        3.4. ABSENCE OF LIABILITIES. Prior to the Effective Date of the Reorganization, the Holding Company will have engaged only in the transactions contemplated by this Plan of Reorganization, will have no material liabilities and will have incurred no material obligations except in connection with its performance of the transactions provided for in this Plan of Reorganization.

        3.5. HOLDING COMPANY COMMON STOCK. The shares of Holding Company Common Stock, no par value, to be issued pursuant to this Plan of Reorganization will, upon the issuance thereof in accordance with the terms set forth in this Plan of Reorganization, be validly issued, fully paid and nonassessable.

SECTION 4.    REPRESENTATIONS AND WARRANTIES OF BANK

        The Bank represents, warrants and agrees as follows:

        4.1. ORGANIZATION AND STANDING. The Bank is a national banking association, duly organized and validly existing under the laws of the United States of America.

        4.2. CAPITALIZATION. The Bank is authorized to issue Ten Million (10,000,000) shares of Common Stock, par value $1.25 per share, of which 2,208,658 shares were issued and outstanding as of June 30, 2001. There are no outstanding options, warrants, calls, convertible securities, subscriptions or other commitments or rights of any nature with respect to the Common Stock of the Bank, except for 99,256 shares under stock option agreements outstanding as of June 30, 2001, pursuant to the First National Bank of Northern California 1997 Stock Option Plan.

        4.3. AUTHORITY RELATIVE TO THIS PLAN OF REORGANIZATION. The execution, delivery and performance of this Plan of Reorganization have been duly authorized by the Board of Directors of the Bank. Subject to appropriate shareholder and regulatory approvals, neither the execution and delivery of this Plan of Reorganization, nor the consummation of the transactions provided for herein, will violate any agreement to which the Bank is a party or by which it is bound or any law, order, or decree or any provision of its Articles of Association or Bylaws.

SECTION 5.    COVENANTS OF THE HOLDING COMPANY

        The Holding Company agrees that between the date hereof and the Effective Date of the Reorganization:

        5.1. REGULATORY APPROVALS. The Holding Company shall file all necessary regulatory applications, shall diligently seek all other required approvals and shall take any and all further action as may be necessary or appropriate, or as may be reasonably requested by the Bank, to permit the timely consummation of the Reorganization provided for in this Plan of Reorganization.

        5.2. APPROVAL OF REORGANIZATION. The Board of Directors of the Holding Company shall diligently seek the approval of this Plan of Reorganization by the shareholder(s) of the Holding Company, in accordance with applicable law.

        5.3. BEST EFFORTS. The Holding Company will use its best efforts to take, or cause to be taken, all actions or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Plan of Reorganization, subject, however, to the requisite vote of the shareholders of the Bank in accordance with the requirements of the Bank Merger Act and applicable law.

        5.4. NASDAQ NATIONAL MARKET. The Holding Company shall take all necessary action to list the shares of Holding Company Common Stock for trading on the Nasdaq National Market, to be effective as soon as practicable following the Effective Date.

SECTION 6.    COVENANTS OF THE BANK

        The Bank agrees that between the date hereof and the Effective Date of the Reorganization:

        6.1. SHAREHOLDERS MEETING. The Bank shall submit this Plan of Reorganization to the vote of its shareholders as provided by the Bank Merger Act and other applicable laws at a Special Meeting of Shareholders to be called by the Board of Directors of the Bank, including any adjournment or postponement thereof. The Bank will cooperate with the Holding Company in the preparation of a prospectus/proxy statement of the Holding Company and the Bank, to be sent to the shareholders of the Bank in connection with said Special Meeting of Shareholders; and notice of the time, place and object of the Special Meeting of Shareholders shall be published for four (4) consecutive weeks in a local newspaper of general circulation and shall be sent to each shareholder of record by certified or registered mail at least ten (10) days prior to the date of the Special Meeting of Shareholders, as required by 12 U.S.C. Section 215a.

        6.2. BEST EFFORTS. The Bank will use its best efforts to take, or cause to be taken, all actions or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Plan of Reorganization, subject, however, to the requisite vote of the shareholders of the Bank in accordance with the requirements of the Bank Merger Act and applicable law.

SECTION 7.    CONDITIONS TO OBLIGATIONS OF THE PARTIES

        The obligations of the parties to consummate this Plan of Reorganization shall be subject to the following conditions; provided, however, that any one or more of such conditions may be waived by the Board of Directors of the Holding Company and the Board of Directors of the Bank, by mutual agreement, at any time at or prior to the Effective Date of the Reorganization:

        7.1. REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties and covenants contained in Sections 3, 4, 5 and 6 hereof shall be true as of and at the Effective Date of the Reorganization, and each party shall have performed all obligations required hereby to be performed by it prior to the Effective Date.

        7.2. SHAREHOLDER APPROVALS. The shareholders of the Holding Company and the Bank shall have duly approved this Plan of Reorganization in accordance with applicable laws.

        7.3. DISSENTING SHARES. Holders of not more than five (5) percent of the outstanding shares of Bank Common Stock shall have perfected dissenters' rights pursuant to 12 U.S.C. Section 215a (by voting against the Plan of Reorganization at the Bank Special Meeting of Shareholders or by giving notice in writing at or prior to the Bank Special Meeting of Shareholders that he or she dissents from the Plan of Reorganization and thereafter submitting a timely request for the value of his or her shares of Bank Common Stock in the manner required by the National Bank Act).

        7.4. REGULATORY APPROVALS. The OCC, the Federal Reserve Board and any other federal or state regulatory agency having jurisdiction (banking or otherwise), to the extent that any consent or approval is required by applicable laws or regulations for the consummation of the transactions contemplated by this Plan of Reorganization, shall have granted any necessary consent or approval.

        7.5. REGISTRATION STATEMENT. The registration statement (the "Registration Statement") filed by the Holding Company under the Securities Act of 1933, as amended, covering the shares of the Holding Company's Common Stock to be issued pursuant to the Plan of Reorganization, shall have been declared effective by the Securities and Exchange Commission, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or, to the knowledge of the Holding Company, shall be contemplated or threatened by the Securities and Exchange Commission.

        7.6. LITIGATION. There shall be no litigation or proceeding pending or threatened for the purpose of enjoining, restraining or preventing the consummation of the Reorganization or this Plan of Reorganization, or otherwise claiming that such consummation is improper.

        7.7. CONSENTS. The Holding Company and the Bank shall have received all consents of third parties as may be required, including consents of other parties to, and required by, material mortgages, notes, leases, franchises, agreements, licenses and permits applicable to the Bank, and no such consent, license or permit shall have been withdrawn or suspended.

        7.8. LEGAL AND TAX OPINIONS. The Holding Company and the Bank shall have received such legal and tax opinions and other assurances in respect of the Reorganization as are customary or usual for the tax-free reorganization of a national bank, or as the Holding Company and the Bank may reasonably require in order to consummate the transactions contemplated by this Plan of Reorganization.

SECTION 8.    TERMINATION, WAIVER AND AMENDMENT

        8.1. CIRCUMSTANCES OF TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Plan of Reorganization may be terminated at any time before the Effective Date of the Reorganization (whether before or after action with respect thereto by the Bank's shareholders) only:

              (a) by the mutual consent of the Board of Directors of the Bank and the Board of Directors of the Holding Company, evidenced by an instrument in writing signed on behalf of each by their respective representatives; or

              (b) by the Board of Directors of the Bank if, in its sole judgment, the Reorganization would be inadvisable because of the number of shareholders of the Bank who perfect their dissenting shareholders' rights in accordance with applicable law, or if, in the sole judgment of such Board, the Reorganization would not be in the best interests of the Bank or its employees, depositors or shareholders for any reason whatsoever.

        8.2. EFFECT OF TERMINATION. In the event of the termination and abandonment hereof, this Plan of Reorganization shall become void and have no effect, without any liability on the part of any of the parties, their directors, officers or shareholders, except as set forth in Section 9 hereof.

        8.3. WAIVER. Any of the terms or conditions of this Plan of Reorganization may be waived in writing at any time by the Bank by action taken by its Board of Directors, whether before or after action by the Bank's shareholders; provided, however, that such action shall be taken only if, in the judgment of the Board of Directors, such waiver shall not have a materially adverse effect on the benefits intended to be granted hereunder to the shareholders of the Bank.

        8.4. AMENDMENT. Anything herein or elsewhere to the contrary notwithstanding, to the extent permitted by law, this Plan of Reorganization may be amended at any time by the affirmative vote of a majority of the Board of Directors of each of the Bank and the Holding Company, whether before or after action with respect thereto by the Bank's shareholders and without further approval of such amendment by the shareholders of the parties hereto (subject to the shareholder voting requirements of 12 U.S.C. Section 215a); provided, however, that after such approval by the shareholders of the Bank, no such amendment shall be made which shall affect the rights of the shareholders of the Bank in a manner which, in the judgment of the Board of Directors of the Bank, is materially adverse to such shareholders, without the further approval of such shareholders.

SECTION 9.    EXPENSES

        9.1. GENERAL. Each party hereto will pay its own expenses incurred in connection with this Plan of Reorganization, whether or not the transactions contemplated herein are effected.

        9.2. SPECIAL DIVIDEND. Promptly after the Effective Date of the Reorganization, the Bank shall pay a special dividend to the Holding Company in an amount equal to the sum of:

              (a) the expenses incurred by the Holding Company in connection with the transactions contemplated herein, and the cost of repurchasing the Organizational Shares as contemplated by Section 1.4 above; and

              (b) the principal amount of any loan or line of credit that the Holding Company shall have obtained to carry out this Plan of Reorganization, plus any accrued and unpaid interest and fees with respect thereto.

SECTION 10.   MISCELLANEOUS

        10.1. RESTRICTIONS ON AFFILIATES. The Holding Company may cause stock certificates representing any shares issued to any shareholder who may be deemed to be an "affiliate" of the Bank, within the meaning of Rule 145 under the Securities Act of 1933, as amended, to bear a legend setting forth any applicable restrictions on transfer thereof under Rule 145 and may cause stop-transfer orders to be entered with its transfer agent with respect to any such certificates.

        10.2. NO BROKERS. Each of the parties represents to the other that it has not incurred and will not incur any liability for brokerage fees or agents' commissions in connection with this Plan of Reorganization and the transactions contemplated hereby.

        10.3. RIGHT TO WITHHOLD DIVIDENDS. The Board of Directors of the Holding Company reserves the right to withhold dividends or other distributions from any former shareholder of the Bank who fails to exchange certificates representing shares of Bank Common Stock for certificates representing shares of Holding Company Common Stock in accordance with Section 2 of this Plan of Reorganization. Upon surrender of such certificates representing Bank Common Stock, the holder thereof shall be paid, without interest, any dividends or other distributions with respect to the shares of Holding Company Common Stock as to which the record date and payment date occurred on or after the Effective Date of the Reorganization and on or before the date of surrender.

        10.4. FAILURE TO SURRENDER CERTIFICATES. Shareholders of the Holding Company may be required, at the option of the Holding Company, to surrender certificates representing the shares of the Bank for certificates representing the shares of the Holding Company within two (2) years of the date of the letter of transmittal as provided in Section 2.2 of this Plan of Reorganization. In the event that any stock certificates are not surrendered for exchange within such two (2) year period, the shares represented by appropriate certificates of the Holding Company that would otherwise have been delivered in exchange for the unsurrendered certificates may be sold and the net proceeds of the sale shall be held for the shareholders of the unsurrendered certificates, to be paid to them upon surrender of their outstanding certificates. From and after such sale, the sole right of the holders of the unsurrendered outstanding certificates (including any dividends or other distributions payable in respect of the shares represented by such certificates) shall be the right to collect the net sales proceeds held for their account.

        10.5. ENTIRE AGREEMENT. This Plan of Reorganization contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

        10.6. CAPTIONS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Plan of Reorganization.

        10.7. APPLICABLE LAW. This Plan of Reorganization shall be governed by the laws of the State of California, applicable to contracts executed in and to be performed exclusively within the State of California, and 12 U.S.C. Section 215a-2 and the other laws of the United States of America applicable to national banking associations.

        10.8. COUNTERPARTS. This Plan of Reorganization may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

        IN WITNESS WHEREOF, this Plan of Reorganization has been executed as of the day and year first above written.




        ATTEST:                             FIRST NATIONAL BANK OF NORTHERN
                                            CALIFORNIA



        /s/ THOMAS C. MCGRAW                    /s/ MICHAEL R. WYMAN
        ------------------------------      By: ------------------------------
        Thomas C. McGraw, Secretary             Michael R. Wyman, Chairman and
                                                Chief Executive Officer




        ATTEST:                             FNB BANCORP



        /s/ THOMAS C. MCGRAW                    /s/ MICHAEL R. WYMAN
        ------------------------------      By: ------------------------------
        Thomas C. McGraw, Secretary             Michael R. Wyman, Chairman and
                                                Chief Executive Officer

                                     ANNEX B



TITLE 12, UNITED STATES CODE, SECTION 215A (B), (C) AND (D):

        DISSENTING SHAREHOLDERS

        (b) If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

        VALUATION OF SHARES

        (c) The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

        APPLICATION TO SHAREHOLDERS OF MERGING ASSOCIATIONS; APPRAISAL BY COMPTROLLER; EXPENSES OF RECEIVING ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND MERGER LAW

        (d) If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

Comptroller of the Currency
Washington, DC 20219

Banking Circular

BC-259

1992 OCC CB LEXIS 21

March 5, 1992

[*1]
Stock Appraisals

To: Chief Executive Officers of National Banks, Deputy Comptrollers (District), Department and Division Heads, and Examining Personnel

PURPOSE

This banking circular informs all national banks of the valuation methods used by the Office of the Comptroller of the Currency (OCC) to estimate the value of a bank's shares when requested to do so by a shareholder dissenting to the conversion, merger, or consolidation of its bank. The results of appraisals performed by the OCC between January 1, 1985 and September 30, 1991 are summarized.

References: 12 U.S.C. 214a, 215 and 215a; 12 CFR 11.590 (Item 2)

BACKGROUND

Under 12 U.S.C. Section 214a, a shareholder dissenting from a conversion, consolidation, or merger involving a national bank is entitled to receive the value of his or her shares from the resulting bank. A valuation of the shares shall be made by a committee of three appraisers (a representative of the dissenting shareholder, a representative of the resulting bank, and a third appraiser selected by the other two). If the committee is formed and renders an appraisal that is acceptable to the dissenting shareholder, the process is complete and [*2] the appraised value of the shares is paid to the dissenting shareholder by the resulting bank. If, for any reason, the committee is not formed or if it renders an appraisal that is not acceptable to the dissenting shareholder, an interested party may request an appraisal by the OCC. 12 U.S.C.
Section 215 provides these appraisal rights to any shareholder dissenting to a consolidation. Any dissenting shareholder of a target bank in a merger is also entitled to these appraisal rights pursuant to 12 U.S.C. Section 215a.

The above provides only a general overview of the appraisal process. The specific requirements of the process are set forth in the statutes themselves.

METHODS OF VALUATION USED

Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of a bank's shares. After reviewing the particular facts in each case and the available information on a bank's shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the shares' value.

Market Value

The OCC uses various methods to establish the market value of shares being appraised. If sufficient trading in the shares [*3] exists and the prices are available from direct quotes from the Wall Street Journal or a market-maker, those quotes are considered in determining the market value. If no market value is readily available, or if the market value available is not well established, the OCC may use other methods of estimating market value, such as the investment value and adjusted book value methods.

Investment Value

Investment value requires an assessment of the value to investors of a share in the future earnings of the target bank. Investment value is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the target bank.

The peer group selection is based on location, size, and earnings patterns. If the state in which the subject bank is located provides a sufficient number of comparable banks using location, size and earnings patterns as the criteria for selection, the price/earnings ratios assigned to the banks are applied to the earnings per share estimated for the subject bank. In order to select a reasonable peer group when there are too few comparable independent banks in a location that is comparable to that [*4] of the subject bank, the pool of banks from which a peer group is selected is broadened by including one-bank holding company banks in a comparable location, and/or by selecting banks in less comparable locations, including adjacent states, that have earnings patterns similar to the subject bank.

Adjusted Book Value

The OCC also uses an "adjusted book value" method for estimating value. Historically, the OCC has not placed any weight on the bank's "unadjusted book value", since that value is based on historical acquisition costs of the bank's assets, and does not reflect investors' perceptions of the value of the bank as an ongoing concern. Adjusted book value is calculated by multiplying the book value of the target bank's assets per share times the average market price to book value ratio of comparable banking organizations. The average market price to book value ratio measures the premium or discount to book value, which investors attribute to shares of similarly situated banking organizations.

Both the investment value method and the adjusted book value method present appraised values which are based on the target bank's value as a going concern. These techniques [*5] provide estimates of the market value of the shares of the subject bank.

OVERALL VALUATION

The OCC may use more than one of the above-described methods in deriving the value of shares of stock. If more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent market value. For example, the OCC may give more weight to a market value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank's earnings trend is so irregular that it is considered to be a poor predictor of future earnings.

PURCHASE PREMIUMS

For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchasers, and such payments are not regular or predictable elements of market value. Consequently, the OCC's valuation methods do not include consideration of purchase premiums [*6] in arriving at the value of shares.

STATISTICAL DATA

The chart below lists the results of appraisals the OCC performed between January 1, 1985 and September 30, 1991. The OCC provides statistical data on book value and price/earnings ratios for comparative purposes, but does not necessarily rely on such data in determining the value of the banks' shares. Dissenting shareholders should not view these statistics as determinative for future appraisals.

In connection with disclosures given to shareholders under 12 CFR 11.590 (Item
2), banks may provide shareholders a copy of this banking circular or disclose the information in the banking circular, including the past results of OCC appraisals. If the bank discloses the past results of the OCC appraisals, it should advise shareholders that: (1) the OCC did not rely on all the information set forth in the chart in performing each appraisal; and, (2) the OCC's past appraisals are not necessarily determinative of its future appraisals of a particular bank's shares.

APPRAISAL RESULTS
--------------------------------------------------------------------------------

                     OCC                                    Average Price/
Appraisal      Appraisal          Price           Book      Earnings Ratio
Date *             Value        Offered          Value       of Peer Group
------             -----        -------          -----       -------------

1/1/85            107.05         110.00         178.29                 5.3
1/2/85             73.16             NA          66.35                 6.8
1/15/85            53.41          60.00          83.95                 4.8
1/31/85            22.72          20.00          38.49                 5.4
2/1/85             30.63          24.00          34.08                 5.7
2/25/85            27.74          27.55          41.62                 5.9
4/30/85            25.98          35.00          42.21                 4.5
7/30/85         3,153.10       2,640.00       6,063.66                  NC
9/1/85             17.23          21.00          21.84                 4.7
11/22/85          316.74         338.75         519.89                 5.0
11/22/85           30.28             NA          34.42                 5.9
12/16/85           66.29          77.00          89.64                 5.6
12/27/85           60.85          57.00         119.36                 5.3
12/31/85           61.77             NA          73.56                 5.9
12/31/85           75.79          40.00          58.74                12.1
1/12/86            19.93             NA          26.37                 7.0
3/14/86            59.02         200.00         132.20                 3.1
4/21/86            40.44          35.00          43.54                 6.4
5/2/86             15.50          16.50          23.69                 5.0
7/3/86            405.74             NA         612.82                 3.9
7/31/86           297.34         600.00         650.63                 4.4
--------------------------------------------------------------------------------

[*7]

* - The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.

NA - Not Available

NC - Not Computed

APPRAISAL RESULTS
--------------------------------------------------------------------------------

                     OCC                                    Average Price/
Appraisal      Appraisal          Price           Book      Earnings Ratio
Date *             Value        Offered          Value       of Peer Group
------             -----        -------          -----       -------------

8/22/86           103.53         106.67         136.23                  NC
12/26/86           16.66             NA          43.57                 4.0
12/31/86           53.39          95.58          69.66                 7.1
5/1/87            186.42             NA         360.05                 5.1
6/11/87            50.46          70.00          92.35                 4.5
6/11/87            38.53          55.00          77.75                 4.5
7/31/87            13.10             NA          20.04                 6.7
8/26/87            55.92          57.52          70.88                  NC
8/31/87            19.55          23.75          30.64                 5.0
8/31/87            10.98             NA          17.01                 4.2
10/6/87            56.48          60.00          73.11                 5.6
3/15/88           297.63             NA         414.95                 6.1
6/2/88             27.26             NA          28.45                 5.4
6/30/88           137.78             NA         215.36                 6.0
8/30/88           768.62         677.00       1,090.55                10.7
3/31/89           773.62             NA         557.30                 7.9
5/26/89           136.47         180.00         250.42                 4.5
5/29/90             9.87             NA          11.04                 9.9
--------------------------------------------------------------------------------

* - The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.

NA - Not Available

NC - Not Computed

For more information regarding the OCC's stock appraisal process, contact the Office of the Comptroller of the Currency, Bank Organization and Structure.

Frank Maguire
[*8]   Acting Senior Deputy Comptroller
Corporate Policy and Economic Analysis

                                     ANNEX C









                       FINANCIAL STATEMENTS AND REPORT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

                        December 31, 2000, 1999 and 1998

               Report Of Independent Certified Public Accountants
               --------------------------------------------------





Board of Directors
First National Bank of Northern California

        We have audited the accompanying balance sheets of First National Bank of Northern California (a National Banking Association) as of December 31, 2000 and 1999, and the related statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First National Bank of Northern California as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.



/s/ GRANT THORNTON LLP

San Francisco, California
January 26, 2001

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

                                 BALANCE SHEETS

                                  DECEMBER 31,


                                     ASSETS
                                                                  2000            1999
                                                             -------------   -------------

Cash and due from banks                                      $  22,712,702   $  17,378,891
Federal funds sold                                              19,040,000       2,795,000
                                                             -------------   -------------
         Cash and cash equivalents                              41,752,702      20,173,891

Securities available for sale                                   87,241,009      70,658,354
Securities held to maturity                                      1,396,175       1,222,875
Loans, net                                                     229,668,543     237,062,005
Bank premises, equipment and leasehold improvements             11,040,132      11,098,679
Accrued interest receivable and other assets                     8,875,166       7,837,892
                                                             -------------   -------------

                                                             $ 379,973,727   $ 348,053,696
                                                             =============   =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
   Demand, noninterest bearing                               $  89,493,429   $  77,639,676
   Demand, interest bearing                                     48,840,453      37,871,760
   Savings                                                      88,681,533      76,111,085
   Time                                                        103,441,559     113,738,758
                                                             -------------   -------------

         Total deposits                                        330,456,974     305,361,279

Accrued expenses and other liabilities                           6,730,519       5,185,780
                                                             -------------   -------------

         Total liabilities                                     337,187,493     310,547,059

Contingencies and commitments

Stockholders' equity
   Common stock, $1.25 par value, authorized 10,000,000
      shares; issued and outstanding 2,208,658 shares in
      2000 and 2,103,694 shares in 1999                          2,760,823       2,629,618
   Additional paid-in capital                                   17,810,267      14,963,154
   Retained earnings                                            22,063,985      20,928,830
   Accumulated other comprehensive income (loss)                   151,159      (1,014,965)
                                                             -------------   -------------

         Total stockholders' equity                             42,786,234      37,506,637
                                                             -------------   -------------

                                                             $ 379,973,727   $ 348,053,696
                                                             =============   =============


                 See accompanying notes to financial statements.

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

                             STATEMENTS OF EARNINGS

                             YEAR ENDED DECEMBER 31,


                                                                   2000            1999            1998
                                                               ------------    ------------    ------------
Interest income
   Interest and fees on loans                                  $ 25,811,471    $ 23,542,577    $ 20,530,673
   Interest and dividends on securities                           2,957,290       2,046,493       1,912,664
   Interest on tax exempt securities                              1,426,724       1,517,210       1,791,795
   Federal funds sold                                               666,648         480,137         503,656
                                                               ------------    ------------    ------------
                                                                 30,862,133      27,586,417      24,738,788
Interest expense
   Interest on deposits                                           8,191,525       6,998,861       6,877,264
                                                               ------------    ------------    ------------

         Net interest income                                     22,670,608      20,587,556      17,861,524

Provision for loan losses                                           425,000         750,000         750,000
                                                               ------------    ------------    ------------

         Net interest income after provision for loan losses     22,245,608      19,837,556      17,111,524

Noninterest income
   Service charges                                                1,661,721       1,771,878       1,725,626
   Credit card fees                                                 974,645         761,460         582,220
   Gain on sale of bank premises, equipment and
      leasehold improvements                                        700,802          11,756              --
   Gain (loss) on sales of securities                                (1,425)       (116,651)         60,512
   Other                                                            444,817         356,740         285,971
                                                               ------------    ------------    ------------
                                                                  3,780,560       2,785,183       2,654,329
Noninterest expense
   Salaries and employee benefits                                 9,453,202       8,588,182       7,706,818
   Occupancy expense                                              1,122,541       1,092,511       1,101,876
   Equipment expense                                              1,452,979       1,419,335       1,689,726
   Advertising expense                                              427,868         412,891         425,416
   Data processing expense                                          360,038         310,194         240,771
   Professional fees                                                467,723         422,866         659,915
   Director expense                                                 132,000         120,000         108,000
   Surety insurance                                                 308,873         243,813         312,985
   Telephone, postage, supplies                                     972,700         788,904         786,817
   Other                                                          1,278,763       1,119,967       1,183,174
                                                               ------------    ------------    ------------
                                                                 15,976,687      14,518,663      14,215,498
                                                               ------------    ------------    ------------

         Earnings before income tax expense                      10,049,481       8,104,076       5,550,355

Income tax expense                                                3,263,391       2,886,912       1,507,707
                                                               ------------    ------------    ------------

         NET EARNINGS                                          $  6,786,090    $  5,217,164    $  4,042,648
                                                               ============    ============    ============

Earnings per share data:
   Basic                                                       $       3.07    $       2.36    $       1.83
                                                               ============    ============    ============
   Diluted                                                     $       3.07    $       2.36    $       1.83
                                                               ============    ============    ============

Weighted average shares outstanding:
   Basic weighted average shares outstanding                      2,208,645       2,208,637       2,208,637
                                                               ============    ============    ============
   Diluted weighted average shares outstanding                    2,210,338       2,208,637       2,208,637
                                                               ============    ============    ============


See accompanying notes to financial statements.

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

                        STATEMENT OF STOCKHOLDERS' EQUITY

                       THREE YEARS ENDED DECEMBER 31, 2000

                                                                                                         Accumulated
                                                     Common Stock          Additional                       Other
                                Comprehensive        ------------            Paid-in       Retained     Comprehensive
                                    Income      Shares        Amount         Capital       Earnings     Income/(Loss)      Total
                                    ------      ------        ------         -------       --------     -------------      -----


Balance at January 1, 1998                     1,908,541   $  2,385,676   $  9,552,375   $ 20,027,757   $    132,507   $ 32,098,315

Comprehensive income:
  Net earnings                  $  4,042,648          --             --             --      4,042,648             --      4,042,648
  Other comprehensive income:
     Cumulative effect of
       reclassification of
       securities, net of
       tax of $179,199               257,756          --             --             --             --        257,756        257,756
     Unrealized gain on
       securities, net of
       tax of $38,522                 55,361          --             --             --             --         55,361         55,361
                                ------------
     Other comprehensive
       income                        313,117
                                ------------
  Comprehensive income          $  4,355,765
                                ============

Cash dividends of $.03 per
  share quarterly                                     --             --             --       (114,512)            --       (114,512)
Cash dividends of $.10 per
  share                                               --             --             --       (572,562)            --       (572,562)
Stock dividend                                    95,218        119,023      2,737,518     (2,856,541)            --             --
Cash on fractional shares
  related to stock dividend                           --             --             --         (6,266)            --         (6,266)
                                             -----------   ------------   ------------   ------------   ------------   ------------

Balance at December 31, 1998                   2,003,759      2,504,699     12,289,893     20,520,524        445,624     35,760,740

Comprehensive income:
  Net earnings                  $  5,217,164          --             --             --      5,217,164             --      5,217,164
  Other comprehensive income:
     Unrealized loss on
       securities, net of
       tax of $1,006,783          (1,460,589)         --             --             --             --     (1,460,589)    (1,460,589)
                                ------------
  Comprehensive income          $  3,756,575
                                ============

Cash dividends of $.10 per
  share quarterly                                     --             --             --       (801,504)            --       (801,504)
Cash dividends of $.60 per
  share                                               --             --             --     (1,202,255)            --     (1,202,255)
Stock dividend                                    99,935        124,919      2,673,261     (2,798,180)            --             --
Cash on fractional shares
  related to stock dividend                           --             --             --         (6,919)            --         (6,919)
                                             -----------   ------------   ------------   ------------   ------------   ------------

Balance at December 31, 1999                   2,103,694      2,629,618     14,963,154     20,928,830     (1,014,965)    37,506,637

Comprehensive income:
  Net earnings                  $  6,786,090          --             --             --      6,786,090             --      6,786,090
  Other comprehensive income:
     Unrealized gain on
       securities, net of
       tax of $815,483             1,166,124          --             --             --             --      1,166,124      1,166,124
                                ------------
     Comprehensive income       $  7,952,214
                                ============

Cash dividends of $.12 per
  share quarterly                                     --             --             --     (1,009,773)            --     (1,009,773)
Cash dividends of $.75 per
  share                                               --             --             --     (1,656,494)            --     (1,656,494)
Stock dividend                                   104,943        131,179      2,846,579     (2,977,758)            --             --
Cash on fractional shares
  related to stock dividend                           --             --             --         (6,910)            --         (6,910)
Stock options exercised                               21             26            534             --             --            560
                                             -----------   ------------   ------------   ------------   ------------   ------------

Balance at December 31, 2000                   2,208,658   $  2,760,823   $ 17,810,267   $ 22,063,985   $    151,159   $ 42,786,234
                                             ===========   ============   ============   ============   ============   ============


See accompanying notes to financial statements.

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

                            STATEMENTS OF CASH FLOWS

                             YEAR ENDED DECEMBER 31,


                                                                          2000            1999            1998
                                                                      ------------    ------------    ------------

Cash flows from operating activities
   Net earnings                                                       $  6,786,090    $  5,217,164    $  4,042,648
   Adjustments to reconcile net earnings to net cash provided by operating activities
         Depreciation and amortization                                   1,169,113       1,104,814       1,146,628
         (Gain) loss on sale of securities                                   1,425         116,651         (60,512)
         Gains on sale of bank premises, equipment and
            leasehold improvements                                        (700,802)        (11,756)             --
         Provision for loan losses                                         425,000         750,000         750,000
         Deferred taxes                                                   (365,010)       (467,367)       (546,326)
         Changes in assets and liabilities
            Accrued interest receivable and other assets                (1,487,660)        263,449      (2,537,357)
            Accrued expenses and other liabilities                       1,620,682         342,153       1,553,888
                                                                      ------------    ------------    ------------

            Total adjustments                                              662,748       2,097,944         306,321
                                                                      ------------    ------------    ------------

            Net cash provided by operating activities                    7,448,838       7,315,108       4,348,969

Cash flows from investing activities
   Proceeds from matured securities available for sale                  16,290,135      34,438,373      24,516,008
   Purchases of securities available for sale                          (30,892,695)    (26,920,000)    (42,360,000)
   Proceeds from matured securities held to maturity                            --         142,777       6,372,951
   Purchases of securities held to maturity                                     --        (350,025)             --
   Net decrease (increase) in loans                                      6,968,462     (33,927,549)    (21,696,684)
   Proceeds from sales of bank premises, equipment
      and leasehold improvements                                         1,005,604          35,730              --
   Purchases of bank premises, equipment and leasehold improvements     (1,415,368)       (595,465)       (512,411)
   Purchase of Federal Reserve Bank stock                                 (173,300)             --         (85,700)
                                                                      ------------    ------------    ------------

            Net cash used in investing activities                       (8,217,162)    (27,176,159)    (33,765,836)

Cash flows from financing activities
   Net increase  in demand and savings deposits                         35,392,894       8,460,522      18,559,670
   Net (decrease) increase in time deposits                            (10,297,199)     16,311,649       5,539,138
   Net increase (decrease) in federal funds purchased                           --      (1,000,000)      1,000,000
   Proceeds from exercise of stock options                                     560              --              --
   Dividends paid                                                       (2,673,177)     (2,010,678)       (693,340)
   Payments on capital note payable                                        (75,943)        (65,888)        (16,206)
                                                                      ------------    ------------    ------------

            Net cash provided by financing activities                   22,347,135      21,695,605      24,389,262
                                                                      ------------    ------------    ------------

            NET INCREASE (DECREASE) IN CASH AND
               CASH EQUIVALENTS                                         21,578,811       1,834,554      (5,027,605)

Cash and cash equivalents at beginning of year                          20,173,891      18,339,337      23,366,942
                                                                      ------------    ------------    ------------

Cash and cash equivalents at end of year                              $ 41,752,702    $ 20,173,891    $ 18,339,337
                                                                      ============    ============    ============

Additional cash flow information
   Interest paid                                                      $  7,831,528    $  7,004,664    $  6,818,238
   Income taxes paid                                                  $  3,926,812    $  2,638,000    $  2,679,619


See accompanying notes to financial statements.

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

                          NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 2000, 1999 AND 1998


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

First National Bank of Northern California (the Bank) provides traditional banking services in San Mateo and San Francisco counties. The accounting and reporting policies of the Bank conform with accounting principles generally accepted in the United States of America and with prevailing practices within the banking industry. The following is a summary of the significant accounting policies.

  o  Cash and Cash Equivalents
     -------------------------

     Cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

  o  Securities Available for Sale
     -----------------------------

     Available-for-sale securities consist of bonds, notes, debentures, and certain equity securities not classified as held-to-maturity securities. Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in accumulated other comprehensive income until realized. Gains and losses on sales of available-for-sale securities are determined using the specific identification method.

  o  Securities Held to Maturity
     ---------------------------

     Bonds, notes and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

  o  Loans
     -----

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for the allowance for loan losses and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

     A loan is identified as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

     The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

                        DECEMBER 31, 2000, 1999 AND 1998


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  o  Depreciation and Amortization
     -----------------------------

     Depreciation is provided by the straight-line and double declining balance methods in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives ranging from 3 to 31 years. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter.

  o  Interest and Fees on Loans
     --------------------------

     Interest is accrued monthly, as earned, on all loans. Interest income is not recognized on loans if collection of the interest is deemed by management to be doubtful. Interest income is recognized using methods which approximate a level yield on principal amounts outstanding.

     Loan origination fees and direct loan origination costs are deferred and amortized as a yield adjustment over the contractual life of the related loan.

  o  Cash Dividends
     --------------

     Payment of dividends is subject to certain restrictions under the National Banking Laws. The payment of cash dividends in any calendar year is generally limited to the Bank's net earnings for the current and two preceding years.

  o  Income Taxes
     ------------

     Deferred income taxes are recognized for tax consequences of temporary differences by applying current tax rates to differences between the financial reporting and the tax basis of existing assets and liabilities. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

  o  Stock Option Plan
     -----------------

     Statement of Financial Standards (SFAS) No. 123, Accounting for Stock Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, where by compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Bank's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Bank has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

                        DECEMBER 31, 2000, 1999 AND 1998


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  o  Earnings Per Share
     ------------------

     Earnings per common share (EPS) is computed based on the weighted average number of common shares outstanding during the period. Basic EPS excludes dilution and is computed by dividing net earnings by the weighted average of common shares outstanding. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Retroactive recognition has been given for all periods presented for the issuance of stock dividends.

     Earnings per share have been computed based on the following:

                                                          Year Ended December 31,
                                                              (in thousands)
                                                    ----------------------------------
                                                      2000         1999         1998
                                                    --------     --------     --------
Net income                                          $  6,786     $  5,217     $  4,043
                                                    ========     ========     ========
Average number of shares outstanding                   2,209        2,209        2,209
Effect of dilative options                                 1           --           --
                                                    --------     --------     --------
Average number of shares outstanding
Used to calculate diluted earnings per share           2,210        2,209        2,209
                                                    ========     ========     ========


  o  Use of Estimates
     ----------------

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

  o  Fair Values of Financial Instruments
     ------------------------------------

     The notes to financial statements include various estimated fair value information as of December 31, 2000 and 1999. Such information, which pertains to the Bank's financial instruments, does not purport to represent the aggregate net fair value of the Bank. Further, the fair value estimates are based on various assumptions, methodologies and subjective considerations, which vary widely among different financial institutions and which are subject to change. The following methods and assumptions were used by the Bank.

     Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

     Securities: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     Loans: For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

                        DECEMBER 31, 2000, 1999 AND 1998


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Off-balance-sheet instruments: Fair values for the Bank's off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the credit standing of the counterparties.

     Deposit liabilities: The fair values estimated for demand deposits (interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of the aggregate expected monthly maturities on time deposits.

  o  Adoption of SFAS 133
     --------------------

     As of October 1, 1998, the Company adopted Statement of Financial Accounting Standards 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), which affects the value at which certain investments are recorded in the Bank's balance sheet. This adoption had no effect on the Bank's statement of earnings in 1998. However, as a result of SFAS 133, the Bank reclassified certain investment securities previously classified as held to maturity as securities available for sale. These securities are recorded in the balance sheet at fair value, with net unrealized gains and losses on these securities shown as accumulated other comprehensive (loss) income, net of the related tax effects. At the date of adoption, held-to-maturity securities reclassified to available for sale were approximately $13 million.

  o  Reclassifications
     -----------------

     Certain prior year information has been reclassified to conform to current year presentation.


NOTE B - RESTRICTED CASH BALANCES

     Cash and due from banks include balances with the Federal Reserve Bank (the "FRB"). The Bank is required to maintain specified minimum average balances with the FRB, based primarily upon the Bank's deposit balances. As of December 31, 2000 and 1999, the Bank maintained deposits in excess of the FRB requirement.

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

                        DECEMBER 31, 2000, 1999 AND 1998


NOTE C - SECURITIES

     The amortized cost and fair value of securities available for sale are as follows:

                                                       Gross           Gross
                                      Amortized      Unrealized      Unrealized         Fair
                                         Cost          Gains           Losses          Value
                                     ------------   ------------    ------------    ------------

      December 31, 2000
         U.S. Treasury Bonds         $  3,996,411   $     21,083    $       (145)   $  4,017,349
         Obligations of other U.S.
            Government Agencies        44,690,245        420,152         (70,057)     45,040,340
         Obligations of states and
            political subdivisions     36,650,628        199,522        (313,700)     36,536,450
         Other securities               1,646,870             --              --       1,646,870
                                     ------------   ------------    ------------    ------------

                                     $ 86,984,154   $    640,757    $   (383,902)   $ 87,241,009
                                     ============   ============    ============    ============


                                                       Gross           Gross
                                      Amortized      Unrealized      Unrealized         Fair
                                         Cost          Gains           Losses          Value
                                     ------------   ------------    ------------    ------------


      December 31, 1999
         U.S. Treasury Bonds         $  3,984,587   $      2,136    $    (15,783)   $  3,970,940
         Obligations of other U.S.
            Government Agencies        34,685,476         15,793        (571,590)     34,129,679
         Obligations of states and
            political subdivisions     32,892,956         89,301      (1,244,522)     31,737,735
         Other securities                 820,000             --              --         820,000
                                     ------------   ------------    ------------    ------------

                                     $ 72,383,019   $    107,230    $ (1,831,895)   $ 70,658,354
                                     ============   ============    ============    ============

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

                        DECEMBER 31, 2000, 1999 AND 1998


     The amortized cost and fair value of securities held to maturity are as follows:

                                                       Gross           Gross
                                      Amortized      Unrealized      Unrealized         Fair
                                         Cost          Gains           Losses          Value
                                     ------------   ------------    ------------    ------------

      December 31, 2000
         Other securities            $  1,396,175   $         --    $         --    $  1,396,175
                                     ============   ============    ============    ============


      December 31, 1999
         Other securities            $  1,222,875   $         --    $         --    $  1,222,875
                                     ============   ============    ============    ============


The amortized cost and fair value of debt securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

                        DECEMBER 31, 2000, 1999 AND 1998


NOTE C - SECURITIES (CONTINUED)

                                                     Amortized
                                                        Cost        Fair Value
                                                    -----------    -----------
      Available for sale
         Due in one year or less                   $ 16,624,516    $ 16,663,915
         Due after one year through five years       39,317,476      39,705,834
         Due after five years through ten years      22,059,157      21,976,259
         Due after ten years                          8,983,005       8,895,001
                                                   ------------    ------------

                                                   $ 86,984,154    $ 87,241,009
                                                   ============    ============

      Held to maturity
         Due in one year or less                   $    429,000    $    429,000
         Due after ten years                            967,175         967,175
                                                   ------------    ------------

                                                   $  1,396,175    $  1,396,175
                                                   ============    ============


At December 31, 2000 and 1999, securities with an amortized cost and fair value of $39,454,622 and $39,614,400 and $35,877,824 and $42,227,810, respectively, were pledged as collateral for public deposits and for other purposes as required by law.


NOTE D - LOANS

     Loans are summarized as follows at December 31:

                                                       2000            1999
                                                   ------------    ------------

      Commercial                                   $ 52,453,783    $ 52,607,137
      Real estate                                   115,774,816     121,433,816
      Construction                                   40,020,718      41,061,196
      Installment                                    25,987,516      26,632,341
                                                   ------------    ------------
                                                    234,236,833     241,734,490
      Allowance for loan losses                      (3,331,918)     (2,920,294)
      Net deferred loan fees                         (1,236,372)     (1,752,191)
                                                   ------------    ------------

                                                   $229,668,543    $237,062,005
                                                   ============    ============


The Bank had impaired loans of $1,209,914 and $0 at December 31, 2000 and 1999, respectively. The average recorded investment in impaired loans during 2000 and 1999 was $1,197,177 and $1,259,820, respectively. There was no specific allowance for loan losses related to these loans because all amounts are deemed fully recoverable. Interest income on impaired loans of $0, $696,984 and $0 was recognized for cash payments received in 2000, 1999 and 1998, respectively.

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

                        DECEMBER 31, 2000, 1999 AND 1998


NOTE E - ALLOWANCE FOR LOAN LOSSES

     Changes in the allowance for loan losses are summarized as follows at December 31:

                                       2000           1999           1998
                                   -----------    -----------    -----------

      Balance, beginning of year   $ 2,920,294    $ 2,223,756    $ 1,665,746
      Loans charged off                (22,727)       (65,996)      (207,012)
      Recoveries                         9,351         12,534         15,022
                                   -----------    -----------    -----------
        Net loans charged off          (13,376)       (53,462)      (191,990)
      Provision for loan losses        425,000        750,000        750,000
                                   -----------    -----------    -----------

      Balance, end of year         $ 3,331,918    $ 2,920,294    $ 2,223,756
                                   ===========    ===========    ===========


NOTE F - RELATED PARTY TRANSACTIONS

     In the ordinary course of business, the Bank made loans and advances under lines of credit to directors, officers, and their related interests. At December 31, 2000 and 1999, $798,987 and $432,434, respectively, of such loans were outstanding. The Bank's policies require that all such loans be made at substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties and do not involve more than normal risk or unfavorable features.


NOTE G - BANK PREMISES, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Bank premises, equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization, and are summarized as follows at December 31:

                                                      2000            1999
                                                  ------------    ------------

      Buildings                                   $  6,703,431    $  6,897,384
      Equipment                                      7,244,108       6,018,653
      Leasehold improvements                           202,326         176,410
                                                  ------------    ------------
                                                    14,149,865      13,092,447
      Accumulated depreciation and amortization     (7,097,436)     (6,175,514)
                                                  ------------    ------------
                                                     7,052,429       6,916,933
      Land                                           3,987,703       4,181,746
                                                  ------------    ------------

                                                  $ 11,040,132    $ 11,098,679
                                                  ============    ============

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

                        DECEMBER 31, 2000, 1999 AND 1998


NOTE H - DEPOSITS

     The aggregate amount of jumbo time certificates, each with a minimum denomination of $100,000, was $51,561,395 and $62,779,239 at December 31,
     2000 and 1999, respectively.

     At December 31, 2000, the scheduled maturities of time certificates are as follows:

              2001                          $ 93,390,599
              2002                             6,295,236
              2003                             3,680,537
              2004                                15,187
              Thereafter                          60,000
                                            ------------

                                            $103,441,559
                                            ============


NOTE I - COMMITMENTS

     The Bank leases a portion of its facilities and equipment under noncancellable leases expiring at various dates through 2009.

     The minimum rental commitments under the operating leases are as follows:

       Year ending December 31,
       ------------------------

              2001                          $    250,736
              2002                               250,258
              2003                               255,914
              2004                               157,917
              Thereafter                         448,892
                                            ------------

                                            $  1,363,717
                                            ============


     Total rent expense for all operating leases was $242,870, $270,849 and $266,263, in 2000, 1999 and 1998, respectively.


NOTE J - BANK SAVINGS PLAN

     The Bank maintains a salary deferral 401(k) plan covering substantially all employees known as the First National Bank Savings Plan (the Plan). The Plan allows employees to make contributions to the Plan up to a maximum allowed by law and the Bank's contribution is discretionary. The Plan expense for the years ended December 31, 2000, 1999 and 1998 was $750,000, $374,490 and $443,185, respectively.

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

                        DECEMBER 31, 2000, 1999 AND 1998


NOTE K - SALARY CONTINUATION AND DEFERRED COMPENSATION PLANS

     The Bank maintains a Salary Continuation Plan and Deferred Compensation Plan for certain Bank officers. Officers participating in the Salary Continuation Plan are entitled to receive a monthly payment for a period of fifteen to twenty years upon retirement. The Salary Continuation Plan expense for the years ended December 31, 2000, 1999 and 1998 was $220,977, $316,412 and $134,139, respectively.

     The Deferred Compensation Plan allows eligible officers to defer annually their compensation up to a maximum 80% of their base salary and 100% of their cash bonus. The officer will be entitled to receive distribution upon reaching a specified age, passage of at least five years or termination of employment.


NOTE L - INCOME TAXES

     The provision for income taxes for the years ended December 31, consists of the following:

                                2000             1999             1998
                            -----------      -----------      -----------
      Current
         Federal            $ 2,985,837      $ 2,663,890      $ 1,548,790
         State                  642,564          690,389          505,243
      Deferred
         Federal               (368,667)        (542,145)        (353,541)
         State                    3,657           74,778         (192,785)
                            -----------      -----------      -----------

                            $ 3,263,391      $ 2,886,912      $ 1,507,707
                            ===========      ===========      ===========

     The 1998 tax provision includes a refund of approximately $277,000.

     The reasons for the differences between the statutory federal income tax rates and the effective tax rates are summarized as follows:

                                                   2000       1999       1998
                                                  ------     ------     ------

      Statutory rates                               34.0%      34.0%      34.0%
      Increase (decrease) resulting from:
         Effect of tax-exempt income                (4.7)%     (6.4)%     (8.8)%
         State income taxes                          4.2%       6.2%       5.6%
         Tax refund                                 (0.5)%     (1.2)%     (5.0)%
         Other, net                                 (0.5)%      3.0%       1.4%
                                                  ------     ------     ------

      Effective rate                                32.5%      35.6%      27.2%
                                                  ======     ======     ======

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

                        DECEMBER 31, 2000, 1999 AND 1998


NOTE L -  INCOME TAXES (CONTINUED)

     The tax effect of temporary differences giving rise to the Bank's net deferred tax asset is as follows:

                                                               December 31,
                                                         -----------------------
                                                            2000         1999
                                                         ----------   ----------

      Deferred tax asset
         Allowance for loan losses                       $1,218,294   $1,047,935
         Unrealized depreciation of available-for-sale
            Securities                                           --      709,776
         Capitalized interest on buildings                   37,108       39,153
         Various accruals                                   883,253      536,628
                                                         ----------   ----------
                                                          2,138,655    2,333,492
      Deferred tax liabilities
         State income taxes                                 157,853       27,554
         Unrealized appreciation of available-for-sale
            securities                                      105,707           --
         Depreciation                                       395,197      375,567
                                                         ----------   ----------
                                                            658,757      403,121
                                                         ----------   ----------

      Net deferred tax asset                             $1,479,898   $1,930,371
                                                         ==========   ==========


     There was no valuation allowance necessary at December 31, 2000 or December 31, 1999.


NOTE M - FINANCIAL INSTRUMENTS

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit in the form of loans or through standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheet.

     The Bank's exposure to credit loss is represented by the contractual amount of those instruments and is usually limited to amounts funded or drawn. The contract or notional amounts of these agreements, which are not included in the balance sheets, are an indicator of the Bank's credit exposure. Commitments to extend credit generally carry variable interest rates and are subject to the same credit standards used in the lending process for on-balance-sheet instruments. Additionally, the Bank periodically reassesses the customer's creditworthiness through ongoing credit reviews. The Bank generally requires collateral or other security to support commitments to extend credit.

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

                        DECEMBER 31, 2000, 1999 AND 1998


NOTE M - FINANCIAL INSTRUMENTS (CONTINUED)

                                                                 Contract
                                                                  Amount
                                                               December 31,
                                                                   2000
                                                               ------------
      Financial instruments whose contract amounts
         represent credit risk:
            Undisbursed loan commitments                       $ 35,817,588
            Equity reserve                                       30,006,417
            MasterCard line                                       3,075,864
            Standby letters of credit                               586,100
                                                               ------------

                                                               $ 69,485,969
                                                               ============


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial and residential properties.

     Equity reserve and unused credit card lines are additional commitments to extend credit. Many of these customers are not expected to draw down their total lines of credit, and therefore, the total contract amount of these lines does not necessarily represent future cash requirements.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

                        DECEMBER 31, 2000, 1999 AND 1998


     The following table provides summary information on the estimated fair value of financial instruments at December 31, 2000:

                                                           Carrying
                                                            Amount       Fair Value
                                                         ------------   ------------
   Financial assets
      Cash and cash equivalents                          $ 41,752,702   $ 41,752,702
      Securities available for sale                        87,241,009     87,241,009
      Securities held to maturity                           1,396,175      1,396,175
      Loans, net                                          229,668,543    228,919,748

   Financial liabilities
      Deposits                                            330,456,974    330,316,219

   Off-balance-sheet liabilities
      Undisbursed loan commitments, equity reserve,
         Mastercard line and standby letters of credit             --        844,654


NOTE M - FINANCIAL INSTRUMENTS (CONTINUED)

     The following table provides summary information on the estimated fair value of financial instruments at December 31, 1999:

                                                           Carrying
                                                            Amount       Fair Value
                                                         ------------   ------------
   Financial assets
      Cash and cash equivalents                          $ 20,173,891   $ 20,173,891
      Securities available for sale                        70,658,354     70,658,354
      Securities held to maturity                           1,222,875      1,222,875
      Loans, net                                          237,062,005    236,642,389

   Financial liabilities
      Deposits                                            305,361,279    305,306,693

   Off-balance-sheet liabilities
      Undisbursed loan commitments, equity reserve,
         Mastercard line and standby letters of credit             --      1,031,598


     The carrying amounts include $1,209,914 of nonaccrual loans (loans that are not accruing interest) at December 31, 2000 only. Management has determined that primarily because of the uncertainty and the difficulty of predicting the timing of such cash flows excessive amounts of time and money would be incurred to estimate the fair values of nonperforming assets. As such,

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

                        DECEMBER 31, 2000, 1999 AND 1998


     these assets are recorded at their carrying amount in the estimated fair value columns. The following aggregate information is provided at December 31, about the contractual provisions of these assets:

                                                        2000             1999
                                                    -----------      -----------

      Aggregate carrying amount                     $ 1,209,914      $        --
      Effective rate                                      11.10%             N/A
      Average term to maturity                          matured              N/A


NOTE N - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

     Most of the Bank's business activity is with customers located within San Mateo and San Francisco counties. Generally, the loans are secured by assets or equity securities. The loans are expected to be repaid from cash flows or proceeds from the sale of selected assets of the borrowers. The Bank does not have significant concentrations of loans to any one industry.

     The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers.

     The contractual amounts of credit-related financial instruments such as commitments to extend credit, credit-card arrangements, and letters of credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless.


NOTE O - REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000 and 1999, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 2000, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

                        DECEMBER 31, 2000, 1999 AND 1998


     The Bank's actual capital amounts and ratios are also presented in the following table; dollar amounts in thousand's:

                                                                                             To be well
                                                                                          capitalized under
                                                                    For capital           prompt corrective
                                              Actual             adequacy purposes:       action provisions:
                                       --------------------     --------------------     --------------------
                                        Amount       Ratio       Amount       Ratio       Amount       Ratio
                                       --------     -------     --------     -------     --------     -------
   As of December 31, 2000:
      Total risk-based capital
         (to Risk Weighted Assets)     $ 45,894     15.38%      $ 23,867     >  8.0%     $ 29,833     > 10.0%
                                                                             -                        -
      Tier I capital (to Risk
         Weighted Assets)              $ 42,562     14.27%      $ 11,993     >  4.0%     $ 17,900     >  6.0%
                                                                             -                        -
      Tier I capital (to Average
         Assets)                       $ 42,562     11.21%      $ 15,191     >  4.0%     $ 18,988     >  5.0%
                                                                             -                        -


                                                                                             To be well
                                                                                          capitalized under
                                                                    For capital           prompt corrective
                                              Actual             adequacy purposes:       action provisions:
                                       --------------------     --------------------     --------------------
                                        Amount       Ratio       Amount       Ratio       Amount       Ratio
                                       --------     -------     --------     -------     --------     -------
   As of December 31, 1999:
      Total risk-based capital
         (to Risk Weighted Assets)     $ 41,347     14.18%      $ 23,322     >  8.0%     $ 29,154     > 10.0%
                                                                             -                        -
      Tier I capital (to Risk
         Weighted Assets)              $ 38,427     13.18%      $ 11,661     >  4.0%     $ 17,492     >  6.0%
                                                                             -                        -
      Tier I capital (to Average
         Assets)                       $ 38,427     11.00%      $ 13,978     >  4.0%     $ 17,473     >  5.0%
                                                                             -                        -

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

                        DECEMBER 31, 2000, 1999 AND 1998


NOTE P - STOCK OPTION PLAN

     In 1997, the Bank adopted an incentive employee stock option plan. The Bank accounts for the plan under APB Opinion 25, "Accounting for Stock Issued to Employees" and related interpretations. The plan allows the Bank to grant options to employees for up to 231,525 shares, which includes effect of stock dividends, of common stock. Options currently outstanding become exercisable in one to five years from the grant date, based on a vesting schedule of 20% per year and expire 10 years after the grant date. The options exercise price is the fair value of the options at the grant date. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the method of SFAS 123, the Bank's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                           2000             1999             1998
                                                       -----------      -----------      -----------

      Net earnings                    As reported      $ 6,786,090      $ 5,217,164      $ 4,042,648
                                      Pro forma        $ 6,780,480      $ 5,210,157      $ 4,037,326

      Basic earnings per share        As reported      $      3.07      $      2.36      $      1.83
                                      Pro forma        $      3.07      $      2.36      $      1.83

      Diluted earnings per share      As reported      $      3.07      $      2.36      $      1.83
                                      Pro forma        $      3.07      $      2.36      $      1.83


     The fair value of each option granted is estimated on the date of grant using the fair value method with the following weighted-average assumptions used for grants in 2000; dividend yield of 10 percent for the year; risk-free interest rate of 6.1 percent; expected volatility of 11 percent and expected life of 10 years. The assumptions used for grants in 1999; dividend yield of 9 percent for the year; risk-free interest rate of 6.5 percent; expected volatility of 5 percent, and expected life of 10 years. The assumptions used for grants in 1998; dividend yield of 6 percent for the year; risk-free interest rate of 6 percent; expected volatility of 5 percent, and expected life of 10 years.

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

                        DECEMBER 31, 2000, 1999 AND 1998


NOTE P - STOCK OPTION PLAN (CONTINUED)

     A summary of the status of the Bank's fixed stock option plan as of December 31, 2000, 1999 and 1998, is presented below:

                                                                    Weighted
                                                                    Average
                                                                    Exercise
                                                         Shares      Price
                                                         -------    --------
      Outstanding January 1, 1998                             --          --

      Granted (weighted average fair value of $1.33)      22,050    $  28.96
                                                         -------

      Outstanding at December 31, 1998                    22,050    $  28.96

      Granted (weighted average fair value of $.42)       23,153    $  24.13
                                                         -------

      Outstanding at December 31, 1999                    45,203    $  26.59

      Granted (weighted average fair value of $.82)       31,499    $  23.93

      Exercised                                              (21)   $  25.40

      Expired/forfeited                                   (9,814)   $  26.26
                                                         -------

      Outstanding at December 31, 2000                    66,867    $  25.36
                                                         =======

      Options exercisable at December 31, 2000            13,287    $  26.59

      Options exercisable at December 31, 1999             4,410    $  29.03

      Options exercisable at December 31, 1998                --    $  30.48


     The following information applies to options outstanding at December 31, 2000:

      Range of exercise prices                    $ 23.93 - 27.64
      Options outstanding                                  66,867
      Weighted-average remaining
         contractual life (years)                             8.6

                                     ANNEX D

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

                             CONDENSED BALANCE SHEET

                                     ASSETS

                                ($ in thousands)

                                   (unaudited)

                                                                   September 30,
                                                                       2001
                                                                     --------
Cash and due from banks                                              $ 24,559
Federal funds sold                                                        725
                                                                     --------
    Cash and cash equivalents                                          25,284

Securities available for sale                                          71,491
Securities held to maturity                                                --
Loans, net of allowance for loan losses
  of $3,492 at September 30, 2001                                     284,912
Bank premises, equipment and leasehold improvements                    11,826
Accrued interest receivable and other assets                            9,882
                                                                     --------

        Total Assets                                                 $403,395
                                                                     ========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
    Demand, noninterest bearing                                      $ 87,897
    Demand, interest bearing                                           57,736
    Savings                                                           100,750
    Time                                                              105,319
                                                                     --------

      Total deposits                                                  351,702

Accrued expenses and other liabilities                                  4,564
                                                                     --------

      Total liabilities                                               356,266

Stockholders' equity
  Common stock, $1.25 par value, authorized 10,000,000
   Shares; issued and outstanding 2,208,658 shares in
    2001                                                                2,761
  Additional paid-in capital                                           17,810
  Retained earnings                                                    25,683
  Accumulated other comprehensive income                                  875
                                                                     --------

      Total stockholders' equity                                       47,129
                                                                     --------

        Total liabilities and stock holders' equity                  $403,395
                                                                     ========

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA
                        CONDENSED STATEMENTS OF EARNINGS

                                                       Nine months ended September 30,
                                                                 (Unaudited)
(In thousands except share data)                              2001          2000
                                                          -----------   -----------
Interest income
  Interest and fees on loans                              $    20,267   $    19,198
  Securities                                                    3,238         3,078
  Federal funds sold                                              594           375
                                                          -----------   -----------
                                                               24,099        22,651
Interest expense
  Interest on deposits                                          6,476         5,916
                                                          -----------   -----------

    Net interest income                                        17,623        16,735
                                                          -----------   -----------

Provision for loan losses                                         225           279
                                                          -----------   -----------

    Net interest income after provision for loan losses        17,398        16,456
Noninterest income
  Service charges                                               1,205         1,247
  Credit card fees                                                727           740
  Gain on sale of bank premises, equipment and
   Leasehold improvements                                          --           701
  Gain (loss) sales of securities                                  56            (1)
Other                                                             321           305
                                                          -----------   -----------
                                                                2,309         2,992
Noninterest expense
  Salaries and employee benefits                                8,035         6,654
  Occupancy expense                                               943           831
  Equipment expense                                             1,114         1,053
  Advertising expense                                             288           316
  Data processing expense                                         280           264
  Professional fees                                               378           282
  Director expense                                                112            99
  Surety insurance                                                220           231
  Telephone, postage, supplies                                    761           718
  Other                                                           959           974
                                                          -----------   -----------
                                                               13,090        11,422
                                                          -----------   -----------
    Earnings before income taxes                                6,617         8,026
Income tax expense                                              2,203         2,940
                                                          -----------   -----------
    NET EARNINGS                                          $     4,414   $     5,086
                                                          ===========   ===========

Earnings per share
  Basic                                                   $      2.00   $      2.42
  Diluted                                                 $      2.00   $      2.42
Weighted average shares outstanding
  Basic                                                     2,208,658     2,103,698
  Diluted                                                   2,212,553     2,104,691

----------------------------------------------------------------------------------------------------------------------------------


                                           FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

                                           CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY

                                              Nine months ended September 30, 2001

                                                           (unaudited)

(amounts in thousands except shares)

                                                                                                          Accumulated
                                                                                 Additional                  Other
                                             Comprehensive   Common     Stock      Paid-in    Retained   Comprehensive
                                                 Income      Shares     Amount     Capital    Earnings   Income/(loss)     Total
                                             -------------------------------------------------------------------------------------
Balance at January 1, 2001                            --    2,208,658   $2,761     $17,810    $ 22,064     $    151      $ 42,786

Comprehensive income:
  Net earnings                                  $  4,414                                         4,414                      4,414
  Other comprehensive income:
   Unrealized gain on securities,
    net of tax of $507                               724                                                        724           724
                                             -----------
   Comprehensive income                         $  5,138
                                             -----------

Cash dividends of $.12 per share quarterly                                                        (795)                      (795)
                                             -------------------------------------------------------------------------------------
Balance at September 30, 2001                         --    2,208,658   $2,761     $17,810    $ 25,683     $    875      $ 47,129
                                             -------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA
                       CONDENSED STATEMENTS OF CASH FLOWS
                                   Nine Months
                               Ended September 30,
                                   (Unaudited)


(In thousands )                                                      2001        2000
                                                                   --------    --------

Cash flows from operating activities
   Net earnings                                                    $  4,414    $  5,086
   Adjustments to reconcile net earnings to net cash provided by operating activities
      Depreciation and amortization                                     754         871
      (Gain) loss on sale of securities                                 (56)          1
      Gains on sale of bank premises, equipment and
         leasehold improvements                                          --        (701)
      Provision for loan losses                                         225         279
      Changes in assets and liabilities
         Accrued interest receivable and other assets                (1,514)       (727)
         Accrued expenses and other liabilities                      (2,096)         64
                                                                   --------    --------

         Total adjustments                                           (2,687)       (213)
                                                                   --------    --------

         Net cash provided by operating activities                    1,727       4,873

Cash flows from investing activities
   Proceeds from matured securities available for sale               36,139      12,817
   Purchases of securities available for sale                       (18,978)    (23,229)
   Proceeds from matured securities held to maturity                  1,396          --
   Net decrease (increase) in loans                                 (55,468)     (2,110)
   Proceeds from sale of bank premises, equipment
      and leasehold improvements                                         68       1,003
   Purchases of bank premises, equipment and
      leasehold improvements                                         (1,732)       (509)
   Purchase of Federal Reserve Bank stock                                --         (84)
                                                                   --------    --------

         Net cash used in investing activities                      (38,575)    (12,112)

Cash flows from financing activities
   Net increase in demand and savings deposits                       19,368      30,541
   Net (decrease) increase in time deposits                           1,877      (9,124)
   Proceeds from exercise of stock options                               --           1
   Dividends paid                                                      (795)       (757)
   Payments on capital note payable                                     (71)        (76)
                                                                   --------    --------

         Net cash provided by financing activities                   20,379      20,585
                                                                   --------    --------

         NET INCREASE (DECREASE) IN CASH AND
           CASH EQUIVALENTS                                         (16,469)     13,346

Cash and cash equivalents at beginning of year                       41,753      20,174
                                                                   --------    --------

Cash and cash equivalents at end of year                           $ 25,284    $ 33,520
                                                                   ========    ========


Additional cash flow information
   Interest paid                                                   $  6,405    $  6,135
   Income taxes paid                                               $  2,486    $  3,088

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

                 NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2001

                                   (UNAUDITED)


NOTE A -- BASIS OF PRESENTATION

        First National Bank of Northern California (the Bank) provides traditional banking services in San Mateo and San Francisco counties. The financial statements include all adjustments of a normal and recurring nature, which are, in the opinion of management, necessary for a fair presentation of the financial results for the interim periods.

        The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-Q and, therefore, do not include all information and footnotes normally included in financial statements prepared in conformity with accounting principles generally accepted in the United States of America. Accordingly, these financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2000.

        Results of operations for interim periods are not necessarily indicative of results for the full year.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2001, the FASB issued SFAS 141, "Business Combinations," and SFAS 142, "Goodwill and Intangible Assets." SFAS 141 is effective for all business combinations completed after June 30, 2001. SFAS 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of this Statement apply to goodwill and other intangible assets acquired between July 1, 2001 and the effective date of SFAS 142. Major provisions of these Statements and their effective dates for the Bank are as follows:

o All business combinations initiated after June 30, 2001 must use the purchase method of accounting. The pooling of interest method of accounting is prohibited except for transactions initiated before July 1, 2001.

o Intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability.

o Goodwill, as well as intangible assets with indefinite lives, acquired after June 30, 2001, will not be amortized. Effective January 1, 2002, all previously recognized goodwill and intangible assets with indefinite lives will no longer be subject to amortization.

o Effective January 1, 2002, goodwill and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator.

o All acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting.

        Management has reviewed the provisions of these Statements and has assessed that these Statements will not have a material impact on the Bank's results of operations or financial position, as there are no such items on the balance sheet at September 30, 2001 and no pending acquisitions.

        In November 2001, the Financial Accounting Standards Board recently issued SFAS 143, Accounting for Asset Retirement Obligations. SFAS 143 applies to all entities, including rate-regulated entities, that have legal obligations associated with the retirement of a tangible long-lived asset that result from acquisition, construction, or development and (or) normal operations of the long-lived asset. The application of this Statement is not limited to certain specialized industries, such as the extractive or nuclear industries. This Statement also applies, for example, to a company that operates a manufacturing facility and has a legal obligation to dismantle its manufacturing plant and restore the underlying land when it ceases operation of that plant.

        Statement 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002, with earlier application encouraged. Management does not expect the adoption to have a material effect on the Bank's results of operations and financial position.

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

                 NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2001

                                   (UNAUDITED)


NOTE B -- LOANS

        The loan portfolio consisted of the following at the dates indicated:

                                              SEPTEMBER 30,   December 31,
                 (In thousands of dollars)         2001           2000
                 Real Estate                    $ 172,062      $ 115,775
                 Construction                      29,266         40,021
                 Commercial                        63,669         52,454
                 Consumer                          24,501         25,987
                                  Gross loans     289,498        234,237
                 Less:
                       Net deferred loan fees      (1,094)        (1,236)
                 Allowance for credit              (3,492)        (3,332)
                 losses
                                   Loans, net   $ 284,912      $ 229,669


NOTE C -- EARNINGS PER SHARE CALCULATION

Basic earnings per share is calculated by dividing net income by the weighted average shares of common stock outstanding during the period. Diluted earnings per share are calculated by dividing net income by the weighted average shares of outstanding common stock and potentially dilutive securities during the period. Potentially dilutive securities consist of shares issuable upon the exercise of outstanding common stock options.

Diluted income per share for the nine-month periods ended September 30, 2001 and 2000 excludes the effect of certain out-of-the-money stock options as their inclusion would be anti-dilutive. The number of options excluded for the nine-month periods ended September 30, 2001 and 2000 was 17,466 and 17,466 respectively.

A summary of the earnings per share calculation for the nine-month periods ended September 30, 2001 and 2000 is as follows (in thousands, except per share amounts).

                                                               Nine Months
                                                           ended September 30,
                                                            2001         2000
                                                         ----------   ----------
        Basic earnings per share:
           Net income                                    $    4,414   $    5,086
                                                         ----------   ----------
           Weighted average common shares                 2,208,658    2,103,698
                                                         ----------   ----------
        Basic earnings per share                         $     2.00   $     2.42
                                                         ==========   ==========

        Dilutive earnings per share:
           Net income                                    $    4,414   $    5,086
                                                         ----------   ----------
           Weighted average common shares                 2,208,658    2,103,698
           Weighted average shares equivalent: Options        3,895          993
                                                         ----------   ----------
        Dilutive weighted average common shares           2,212,553    2,104,691
                                                         ----------   ----------
        Dilutive earnings per share                      $     2.00   $     2.42
                                                         ==========   ==========

NOTE D -- SUBSEQUENT EVENTS

A 5% stock dividend was declared on November 16, 2001 to shareholders of record on November 30, 2001, at the rate of one share of Common Stock for every twenty
(20) shares of Common Stock owned. The dividend will be payable December 14, 2001.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 317 of the California Corporations Code authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors, officers, employees and other agents of the corporation ("Agents") in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

        Article V of the Registrant's articles of incorporation authorizes the Registrant to indemnify its Agents, through bylaw provisions, agreements, votes of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Registrant and its shareholders. Section 47 of Article V of the Registrant's bylaws provides for mandatory indemnification of each director of the Registrant except as prohibited by law.

        The Registrant maintains a directors' and officers' liability insurance policy that indemnifies the Registrant's directors and officers against certain losses in connection with claims made against them for certain wrongful acts.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A)  Exhibits.

          Exhibit
          Number                        Document Description
          ------                        --------------------

           2.1 Agreement and Plan of Reorganization by and between the Registrant and First National Bank, dated as of November 1, 2001 (included as Annex A to the proxy statement/prospectus).

           3.1       Articles of Incorporation of FNB Bancorp.

           3.2       Bylaws of FNB Bancorp.

           4.1       Specimen of the Registrant's common stock certificate.

           5.1       Opinion of Coudert Brothers LLP.

           8.1       Form of Tax Opinion of Coudert Brothers LLP.

          10.1 Lease agreement dated April 24, 1995, as amended, for Eureka Square Branch Office of First National Bank of Northern California at Eureka Square Shopping Center, Pacifica, California.

          10.2 Lease agreement dated June 8, 1999, as amended, for Linda Mar Branch Office of First National Bank of Northern California at Linda Mar Shopping Center, Pacifica, California.

          10.3 Lease agreement dated August 21, 1996, as amended, for Flower Mart Branch Office of First National Bank of Northern California at 640 Brannon Street, Suite 102, San Francisco, California.

          10.4 Sublease Agreement dated February 10, 1997, for San Mateo Branch Office of First National Bank of Northern California at 491 El Camino Real, Suite B, San Mateo, California.

          10.5 Lease agreement dated April 13, 2000, for the Business Banking Division of First National Bank of Northern California at 520 South El Camino Real, Suite 430, San Mateo, California.

         *10.6       First National Bank of Northern California 1997 Stock
                     Option Plan.

         *10.7 Form of Nonstatutory Stock Option Agreement under the First National Bank of Northern California 1997 Stock Option Plan.

         *10.8(a) Form of Incentive Stock Option Agreement under the First National Bank of Northern California 1997 Stock Option Plan.

         *10.8(b) Form of Incentive Stock Option Agreement (Standard Provisions) under the First National Bank of Northern California 1997 Stock Option Plan.

         *10.9 First National Bank Profit Sharing and 401(k) Plan dated August 26, 1969.

        *10.10 First National Bank Deferred Compensation Plan dated November 1, 1997.

        *10.11 Salary Continuation Agreement between First National Bank of Northern California and Michael R. Wyman dated December 20, 1996.

        *10.12 Salary Continuation Agreement between First National Bank of Northern California and Paul B. Hogan dated December 20, 1996.

        *10.13 Salary Continuation Agreement between First National Bank of Northern California and James B. Ramsey dated December 23, 1999.

        *10.14 Form of Management Continuity Agreement signed on July 20, 2000, between First National Bank of Northern California and each of Jim D. Black, Charles R. Key and Anthony J. Clifford.

         10.15 Business Loan Agreement, dated August 15, 2001, between FNB Bancorp, as Borrower, and Pacific Coast Bankers' Bank, as Lender, with Promissory Note and related Loan Documents.

         10.16 Communications Site Lease Agreement as amended dated March 30, 1999, between First National Bank of Northern California, as Lessor and Nextel of California, Inc. as Lessee, with respect to Redwood City Branch Office.

         10.17 Note secured by Deed of Trust dated November 26, 1991, and Modification Agreement dated September 1, 1999, between First National Bank of Northern California, as borrower, and Bertha Donati and Julio Donati, as lenders, with respect to the Colma Branch Office of First National Bank of Northern California.

        *10.18 Separation Agreement between First National Bank of Northern California and Paul B. Hogan, dated December 5, 2001.

          21.1       The Registrant has no subsidiaries.

          23.1       Consent of Grant Thornton LLP.

          23.2       Consents of Coudert Brothers LLP (included in Exhibit 5.1).

          99.1 Form of proxy to be used in soliciting shareholders of First National Bank for the special meeting.

        * Denotes management contracts, compensatory plans or arrangements.



     (B)  Financial Statement Schedules:  Not applicable.

ITEM 22.  UNDERTAKINGS

        (1) The undersigned registrant hereby undertakes: (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (b) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (2) The undersigned registrant hereby undertakes as follows: that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such re-offering prospectus will contain information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

        (5) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on the 7th day of December, 2001.

                                       FNB BANCORP



                                       By /s/ MICHAEL R. WYMAN
                                          --------------------------------------
                                          Michael R. Wyman
                                          Chairman and
                                          Chief Executive Officer



        Pursuant to the requirement of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                             Title                          Date
          ---------                             -----                          ----

/s/ MICHAEL R. WYMAN                Director, Chairman and Chief         December 7, 2001
------------------------------      Executive Officer (Principal
Michael R. Wyman                    Executive Officer) and Director


/s/ JAMES B. RAMSEY                 Senior Vice President and Chief      December 7, 2001
------------------------------      Financial Officer (Principal
James B. Ramsey                     Financial Officer and Principal
                                    Accounting Officer)


/s/ THOMAS C. MCGRAW                Director, President and Chief        December 7, 2001
------------------------------      Operating Officer, Secretary
Thomas C. McGraw


/s/ NEIL J. VANNUCCI                Director, Secretary                  December 7, 2001
------------------------------
Neil J. Vannucci


/s/ EDWARD J. WATSON                Director, Secretary                  December 7, 2001
------------------------------
Edward J. Watson


/s/ DANIEL J. MODENA                Director, Secretary                  December 7, 2001
------------------------------
Daniel J. Modena


/s/ LISA ANGELOT                    Director, Secretary                  December 7, 2001
------------------------------
Lisa Angelot

                                  EXHIBIT INDEX


          Exhibit
          Number                    Document Description
          ------                    --------------------

           2.1 Agreement and Plan of Reorganization by and between the Registrant and First National Bank, dated as of November 1, 2001 (included as Annex A to the proxy statement/prospectus).

           3.1       Articles of Incorporation of FNB Bancorp.

           3.2       Bylaws of FNB Bancorp.

           4.1       Specimen of the Registrant's common stock certificate.

           5.1       Opinion of Coudert Brothers LLP.

           8.1       Form of Tax Opinion of Coudert Brothers LLP.

          10.1 Lease agreement dated April 24, 1995, as amended, for Eureka Square Branch Office of First National Bank of Northern California at Eureka Square Shopping Center, Pacifica, California.

          10.2 Lease agreement dated June 8, 1999, as amended, for Linda Mar Branch Office of First National Bank of Northern California at Linda Mar Shopping Center, Pacifica, California.

          10.3 Lease agreement dated August 21, 1996, as amended, for Flower Mart Branch Office of First National Bank of Northern California at 640 Brannon Street, Suite 102, San Francisco, California.

          10.4 Sublease Agreement dated February 10, 1997, for San Mateo Branch Office of First National Bank of Northern California at 491 El Camino Real, Suite B, San Mateo, California.

          10.5 Lease agreement dated April 13, 2000, for the Business Banking Division of First National Bank of Northern California at 520 South El Camino Real, Suite 430, San Mateo, California.

         *10.6       First National Bank of Northern California 1997 Stock
                     Option Plan.

         *10.7 Form of Nonstatutory Stock Option Agreement under the First National Bank of Northern California 1997 Stock Option Plan.

         *10.8(a) Form of Incentive Stock Option Agreement under the First National Bank of Northern California 1997 Stock Option Plan.

         *10.8(b) Form of Incentive Stock Option Agreement (Standard Provisions) under the First National Bank of Northern California 1997 Stock Option Plan.

          Exhibit
          Number                    Document Description
          ------                    --------------------

         *10.9 First National Bank Profit Sharing and 401(k) Plan dated August 26, 1969.

        *10.10 First National Bank Deferred Compensation Plan dated November 1, 1997.

        *10.11 Salary Continuation Agreement between First National Bank of Northern California and Michael R. Wyman dated December 20, 1996.

        *10.12 Salary Continuation Agreement between First National Bank of Northern California and Paul B. Hogan dated December 20, 1996.

        *10.13 Salary Continuation Agreement between First National Bank of Northern California and James B. Ramsey dated December 23, 1999.

        *10.14 Form of Management Continuity Agreement signed on July 20, 2000, between First National Bank of Northern California and each of Jim D. Black, Charles R. Key and Anthony J. Clifford.

         10.15 Business Loan Agreement, dated August 15, 2001, between FNB Bancorp, as Borrower, and Pacific Coast Bankers' Bank, as Lender, with Promissory Note and related Loan Documents.

         10.16 Communications Site Lease Agreement as amended dated March 30, 1999, between First National Bank of Northern California, as Lessor and Nextel of California, Inc. as Lessee, with respect to Redwood City Branch Office.

         10.17 Note secured by Deed of Trust dated November 26, 1991, and Modification Agreement dated September 1, 1999, between First National Bank of Northern California, as borrower, and Bertha Donati and Julio Donati, as lenders, with respect to the Colma Branch Office of First National Bank of Northern California.

        *10.18 Separation Agreement between First National Bank of Northern California and Paul B. Hogan, dated December 5, 2001.

          21.1       The Registrant has no subsidiaries.

          23.1       Consent of Grant Thornton LLP.

          23.2       Consents of Coudert Brothers LLP (included in Exhibit 5.1).

          99.1 Form of proxy to be used in soliciting shareholders of First National Bank for the special meeting.

        * Denotes management contracts, compensatory plans or arrangements.

                                       105